      As filed with the Securities and Exchange Commission on June 12, 2000
                                                      Registration No. 333-64695

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                            -------------------------




                        POST EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                          MICROTEL INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                3825                       77-0226211
     (State or other jurisdiction of (Primary Standard Industrial (I. R. S.
        Employer incorporation or organization) Classification Code Number)
                            Identification Number)


                         9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                               (909) 297-2699
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



             CARMINE T. OLIVA, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          MICROTEL INTERNATIONAL, INC.
                          9485 HAVEN AVENUE, SUITE 100
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                               (909) 297-2699
 (Name, address, including zip code, and telephone number, including area code, of agent for service)



                                   COPIES TO:
                            THOMAS P. GALLAGHER, ESQ.
                             BARBARA J. STEEN, ESQ.
                             MARTIN J. CONROY, ESQ.
                           GALLAGHER, BRIODY & BUTLER
                         212 CARNEGIE CENTER, SUITE 402
                           PRINCETON, NEW JERSEY 08540
                                 (609) 452-6000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time, following the effective date of this registration statement.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ X ]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET


ITEM NUMBER AND CAPTION                                       LOCATION OR HEADING IN PROSPECTUS
1.       Forepart of the Registration Statement               Outside Front Cover Page
         and Outside Front Cover Page of
         Prospectus

2.       Inside Front and Outside Back Cover Pages            Inside Front Cover Page; Outside Back
         of Prospectus                                                 Cover Page

3.       Summary Information, Risk Factors                    Prospectus Summary; Risk Factors; Selected
         Financial Data

4.       Use of Proceeds                                      Use of Proceeds

5.       Determination of Offering Price                      Prospectus Summary

6.       Dilution                                             Not Applicable

7.       Selling Security Holders                             Selling Stockholders

8.       Plan of Distribution                                 Plan of Distribution

9.       Description of Securities to be Registered           Securities to be Registered

10.      Interests of Named Experts and Counsel               Legal Matters and Experts

11.      Information with Respect to Registrant               Business; Legal Proceedings; Market Information;
                                                              Financial Statements;  Selected Financial
                                                              Data; Management's Discussion and
                                                              Analysis of Financial Condition and Results
                                                              of Operations; Directors and Executive
                                                              Officers; Executive Compensation; Security
                                                              Ownership of Certain Beneficial Owners and
                                                              Management; Certain Relationships and
                                                              Related Transactions

12.      Disclosure of Commission Position on                 Disclosure of Commission Position on
         Indemnification for Securities Act                   Indemnification for Securities Act
         Liabilities                                          Liabilities

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.



Subject to completion, dated June ___, 2000


PROSPECTUS


                       4,256,535 SHARES OF COMMON STOCK OF
                          MICROTEL INTERNATIONAL, INC.



         The selling stockholders are offering up to 4,256,535 shares of common stock. These shares include (1) 3,006,535 shares of common stock to be issued by us when the holders of 59.5 shares of convertible preferred stock convert such preferred stock into common stock and (2) 1,250,000 common shares to be issued by us upon the exercise of certain outstanding warrants.

         This offering is not being underwritten.

         Selling stockholders can sell their common stock in the over-the-counter market or in privately negotiated transactions, whenever they decide and at the price they set. The common stock may be sold at market price, but the selling stockholders have the right to sell common stock at a premium or discount to market price.



         We will not receive any of the proceeds from the sale of these shares. We have agreed to bear certain expenses in connection with the registration and sales of these shares. See "Plan of Distribution" beginning on page 12 for a description of the manner in which the securities covered by this prospectus may be sold.



         Our common stock is quoted on the OTC Bulletin Board under the stock symbol "MCTL." On June 1, 2000, the closing bid price for the Common shares was $0.625 per share and the closing asked price was $0.6875 per share.

                              --------------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" AT PAGES 5 TO 9.


                                -----------------




THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this prospectus is June ___, 2000


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.
IN THIS PROSPECTUS, REFERENCES TO "WE," "US," AND "OUR" REFER TO MICROTEL INTERNATIONAL, INC.

                                TABLE OF CONTENTS


                                                                                                    PAGE
 Where You Can Find More Information...................................................................3

 Note Concerning Forward Looking Statements............................................................3

 Summary...............................................................................................4

 About MicroTel International..........................................................................4

 Risk Factors..........................................................................................5

 Use of Proceeds......................................................................................10

 Selling Stockholders.................................................................................10

 Plan of Distribution.................................................................................12

 Securities to be Registered..........................................................................13

 Legal Matters and Experts............................................................................14

 Business.............................................................................................14

 Legal Proceedings....................................................................................23

 Market Information...................................................................................24

 Financial Statements.................................................................................25

 Selected Financial Data..............................................................................62

 Management's Discussion and Analysis of Financial Condition and Results of Operations................64

 Directors and Executive Officers.....................................................................77

 Executive Compensation...............................................................................78

 Security ownership of Certain Beneficial Owners and Management.......................................83

 Certain Relationships and Related Transactions.......................................................84

 Disclosure of Commission Position on Indemnification for Securities Act..............................86


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission, commonly called the SEC, a registration statement on Form S-1 under the Securities Act with respect to the resale of these shares of common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. We refer you to the registration statement and its exhibits for further information.



         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N. W., Washington DC or in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public, free of charge, from the SEC's website at http://www.sec.gov.




                   NOTE CONCERNING FORWARD LOOKING STATEMENTS

         We make statements in this prospectus that are considered "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements contain words such as "anticipates," "plans," "intends," "expects" and similar expressions to identify forward-looking statements.


         These statements are not guarantees of our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from what we say in this prospectus. These risks, uncertainties and other factors include, among others:


         -      General economic conditions;
         -      Changes in laws and government regulations;
         -      Fluctuations in demand for our products;
         - Our ability to consummate strategic acquisitions and successfully finance and integrate any such acquisitions;
         - Our ability to consummate planned disposal of existing loss-producing operations;
         -      Our ability to finance our current ongoing operations, and
         -      Competing products and technologies.


         Given these uncertainties, you should not place undue reliance on these forward-looking statements, which are current only as of the date of this prospectus or the date of the document that we incorporate by reference. We will not revise the forward-looking statements in this prospectus, or in any document that we incorporate by reference, to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY



         This is a summary of our business. You should read the entire prospectus, including "Risk Factors" starting on page 7, and the additional information incorporated by reference contained in our reports filed with the Securities and Exchange Commission.



                          MICROTEL INTERNATIONAL, INC.


OUR BUSINESS


         We design, manufacture and distribute a wide range of electronic hardware products and provide related services, including electronic telecommunications test equipment and data transmission and networking equipment. We sell these products primarily to the major long distance telephone service companies, the regional Bell operating companies, international telephone companies and private communications networks. We also design, manufacture and market information technology products, including displays and input components and printed circuits for the international telecommunications, medical, industrial, and military/aerospace markets. Our company is organized into three product line segments - Instrumentation and Test Equipment, Components and Subsystem Assemblies, and Circuits.


OUR ADDRESS


         Our principal executive offices are located at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California, 91730 and our telephone number is (909) 297-2699.


                                  RISK FACTORS


The Common Shares being offered involve a high degree of risk. See "Risk
Factors."


                                  THE OFFERING


Common Shares Offered             All of the 4,256,535 Common Shares offered by
                                  this prospectus are being sold by selling shareholders.


Common Shares to be Outstanding   22,750,137 shares
after the Offering


Estimated Proceeds                We will not receive any of the proceeds from
                                  the sale of shares by selling stockholders.
                                  We will receive $562,500 from the exercise of the Warrants if all of the Warrants are exercised. We will use the proceeds from the exercise of the Warrants for working capital, business development and general corporate purposes.

                                  RISK FACTORS



         Investing in our shares is risky. Before you decide to invest in MicroTel International common shares offered by this prospectus, you should carefully consider the following risk factors, together with other information contained or incorporated by reference in this prospectus.


         There may be additional risks and uncertainties that are not presently known to us or that we currently believe are immaterial which could also have a negative impact on our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would be materially adversely affected. In that event, the trading price of our common stock could decline and you may lose all or part of your investment.


         LIQUIDITY AND CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING; GOING CONCERN UNCERTAINTY. For the year ended December 31, 1999 our cash flow from operations was mainly used to pay down debt. For the year ended December 31, 1998 we incurred substantial negative cash flow from operations which created a severe lack of working capital. As a result, cash flows from operations during 1998 had to be supplemented by the offering of equity securities to support our working capital and planned business development needs. Although we have been successful in obtaining working capital to fund operations to date, we cannot assure you that we will be able to generate additional capital in the future or generate sufficient cash flow to fund current and future operations.



         Our specific needs for, and the timing of, any future financing arrangements will depend on our results of operations, acquisition opportunities, and other unforeseen factors that we cannot presently predict. We cannot assure you that future financing will be available, or, if available, that it will be on terms and conditions acceptable to us. If any additional equity financings are available, they may be dilutive to our stockholders and any debt financing may contain restrictive covenants and additional debt service requirements that could adversely affect our operating results.



         The consolidated financial statements incorporated by reference in this prospectus have been prepared assuming the Company will continue as a going concern. During the years ended December 31, 1999, 1998 and 1997, the Company experienced significant operating losses. Additionally, the Company is in default of the Domestic Credit Facility agreement as the Company is not in compliance with an adjusted net worth covenant contained therein. These factors raise substantial doubt about the Company's ability to continue as a going concern and led the Company's independent certified public accountant to modify their unqualified opinion to include an explanatory paragraph related to the Company's ability to continue as a going concern. The consolidated financial statements contained in or incorporated by reference in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. The Company's foreign subsidiaries in the United Kingdom, France and Japan have separate borrowing agreements. Although management has been successful in obtaining working capital to fund operations to date, there can be no assurance that the Company will be able to generate additional capital in the future.


         COMPETITION; TECHNOLOGICAL OBSOLESCENCE. Competition in the electronics hardware industry is very intense and there are a large number of companies developing technology and products similar to ours. The industry consists of development stage companies and major domestic and international companies, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours. We can not assure you that we will be successful in competing with such entities or that our competitors will not develop products or competing technologies that would make our products and technologies obsolete or which would enable them to gain market acceptance of their products more rapidly than ours.

         DEPENDENCE ON KEY PERSONNEL. We are highly dependent on the effort of our management. We maintain key man life insurance on our President and Chief Executive Officer, Carmine T. Oliva. We cannot assure you that we will be able to maintain this policy in effect or that the coverage will be sufficient to compensate us for the loss of Mr. Oliva's services.


         CONTINUING LOSSES; WRITE-DOWNS. We reported a net loss of $89,000 for the three months ended March 31, 2000, $4,596,000 for the year ended December 31, 1999 and $1,185,000 for the year ended December 31, 1998. At December 31, 1999 we had an accumulated deficit of $19,759,000. We have written down the carrying value of certain of our assets in recent years, including certain inventory, capitalized software and goodwill associated with certain acquisitions. While we believe, based on our current assessments, that such write-downs are adequate, we cannot assure you that further write-downs of our operating assets will not be required in the future.






         Although we have taken recent actions to reduce costs, improve efficiency and increase sales, we cannot assure you that we will become profitable.





         CYCLICAL NATURE OF ELECTRONICS INDUSTRY. The segments of the electronics industry in which we operate have, in many instances, historically been cyclical and subject to significant economic changes and downturns. These changes, including the contraction of military, commercial and governmental aerospace spending in recent years, have sometimes been characterized by reduced product demand, accelerated decreases of average selling prices, and excess production capacity. In addition, the electronics industry is subject to rapid technological change and short product life leading to product obsolescence. As a result these factors, we may experience substantial fluctuations in future operating results due to general electronic industry conditions, overall economic conditions or other related factors.


         DEPENDENCE ON TELEPHONE INDUSTRY; RESTRUCTURING OF THE INDUSTRY. Our subsidiaries that make up our Instrumentation and Test Equipment business sector depend largely on sales to their principal customers in the telephone industry. In the United States, these customers include among others AT&T, GTE, and the regional Bell operating companies. As a result of the consolidation and/or restructuring of these companies following the passage of the 1996 Telecommunications Bill, certain of our anticipated sales to these companies were canceled or delayed. A significant portion of these consolidations and restructurings are completed. However, there can be no assurance that we will experience any increased demand.


         VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE AND EXTENT OF CUSTOMER COMMITMENTS ON ORDERS. The level and timing of orders placed by our customers can vary as these customers attempt to manage inventory, change their manufacturing strategies and vary their demand for our products due to, among other things

         -  technological change;
         -  introduction of new products;
         -  shortened product life cycles;
         -  competitive conditions; or,
         -  general economic conditions.


         We generally receive long-term contracts to sell our telecommunication products. However, we do not receive long term purchase orders or commitments under such contracts but merely such quantities as required from time to time by the customer. A certain portion of our backlog may be subject to cancellation or postponement without a significant penalty or with no penalty.

         ENVIRONMENTAL COMPLIANCE. We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used in certain of our manufacturing processes. Our failure to comply with present and future regulations could subject us to future liabilities or the suspension of production. These regulations could also restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We may also from time to time be subject to lawsuits with respect to environmental matters. The extent of our liability under any such suit is not determinable and may, in certain circumstances, have a material adverse affect on us.

         POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK. The trading price of our common stock is subject to significant fluctuations in response to variations in quarterly operating results, general conditions in the electronics industry and other factors. The market price of our common stock has been, and may continue to be, highly volatile. Also, the stock market is subject to price and volume fluctuations which affect the market price for many high technology companies in particular, and which can be unrelated to operating performance.

         INCREASED PUBLIC FLOAT. When the registration statement of which this prospectus is a part becomes effective and the conversion of the preferred stock occurs, the number of freely tradable shares of our common stock held by non-affiliates will substantially increase. If a significant number of these freely tradable shares are sold in the open market in the near term, the price of our common stock may decline.

         ACQUISITIONS. We may acquire other companies, assets or product lines that complement or expand our existing business. Acquisitions involve a number of risks that could adversely affect our operating results, including:

         -  diversion of our management's attention;
         - the assimilation of the operations and personnel of the acquired companies;
         -  amortization of acquired intangible assets; and
         -  potential loss of key employees.

         We cannot assure you that any acquisition we make will not materially and adversely affect us or that any such acquisition will enhance our business.

         DEPENDENCE ON PROPRIETARY TECHNOLOGY; PATENTS AND PROPRIETARY RIGHTS. Our future success will be highly dependent on proprietary technology, particularly in the areas of instrumentation and test equipment. Although we hold a limited number of patents, we rely on copyright, trademark and trade secret laws to establish our proprietary rights in our products. We cannot assure you that our reliance on these laws will be adequate to protect our proprietary rights or that our competitors will not independently develop technologies that are equivalent or superior to ours.

         In the future, we may file additional patent applications covering our products or subsystems. We cannot assure you that:

         -  any patents will be issued from our applications;
         - if patents are issued, that the scope of claims granted will be broad enough to protect our technology;
         - any patents that may be issued to us will not be challenged, consolidated or circumvented; or,
         - any rights granted under those patents will provide us with a competitive advantage or meaningful proprietary protection.

         Although we will continue to implement protective measures and intend to defend our proprietary rights, policing unauthorized use of our technology, systems and products will be difficult and these measures may not be successful. In addition, the laws of certain foreign countries in which we are active may not protect our proprietary rights.


         ADVERSE EFFECTS OF ISSUANCE OF ADDITIONAL PREFERRED STOCK. Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, with designations, rights and preferences that may be determined from time to time by the Board of Directors, without further stockholder approval. Preferred stock may have dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. Also, issuance of additional preferred stock could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of additional preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock.


         CONVERSION OF OUTSTANDING CONVERTIBLE SECURITIES; EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS; ADDITIONAL DILUTION; SHARES AVAILABLE FOR SALE. On March 31, 2000, we had 59.5 shares of preferred stock outstanding that are convertible into 3,006,535 common shares at an assumed conversion rate of 50,530 common shares per preferred share. Also, on March 31, 2000, there were outstanding exercisable stock options to purchase an aggregate of 1,365,000 shares of common stock at exercise prices ranging from $0.20 to $3.44 per share and outstanding and exercisable warrants for the purchase of 5,232,260 shares of common stock at exercise prices ranging from $0.25 to $3.79 per share. If any of the outstanding preferred shares are converted or the stock options and warrants are exercised the interests of our existing stockholders will be substantially diluted.



         NUMBER OF COMMON SHARES ISSUABLE UPON CONVERSION OF PREFERRED SHARES. In Amendment No. 1 that we filed on September 24, 1999 on Form S-3, we reported that the number of common shares that were issuable upon conversion of the preferred shares depended upon the market price of our common stock at the time of conversion. The conversion ratio has been modified on the remaining unconverted preferred shares since such report so that each preferred share is convertible into 50,530 shares of common stock.



         All common shares issuable by us upon conversion of the preferred shares are registered for resale and included in this prospectus. As a result, all common shares issued upon conversion will be eligible for sale in the marketplace without restriction, except to the extent that any of the selling stockholders are deemed to be "affiliates" of us at the time of sale. We cannot assure you that the trading price of our common shares will not fall significantly below the estimated conversion price, or that purchasers in this offering will not suffer significant additional dilution as a result of any such decline in the price of the common shares.


         LACK OF DIVIDENDS. We have never paid a cash dividend on any class of our capital stock and do not anticipate paying any dividends in the foreseeable future. We anticipate that future earnings, if any, will be retained to finance the development and expansion of our business.

         RISKS OF TECHNOLOGICAL CHANGE. The markets for our products and services are subject to a variety of factors including:

         -   rapidly changing technology;
         -   evolving industry standards;
         -   emerging competition; and,
         -   frequent new product and service introductions.

         We cannot assure you that we will be able to successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. To pursue the necessary technological advance necessary to continue in our business, we will be required to expend substantial time and expense, and we cannot assure you that we will succeed in adapting our businesses to changing technology standards and customer requirements.

         The introduction of new products and services by competitors could make our existing products and services obsolete and unmarketable. Also, we cannot assure you that announcements or introductions of new products or services either by us or our competitors or any change in industry standards will not cause a decline in existing sales levels of existing products or services, which could have a material adverse effect on our business, financial condition and results of operations.


         DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET. Until May 12, 1999, our common stock was quoted on the Nasdaq Stock Market. We were unable to maintain the minimum bid price of $1.00 per share and our stock was delisted. Our stock presently trades under the symbol MCTL on the OTC Bulletin Board. As a result of this delisting, an investor could likely find it more difficult to either dispose of, or to obtain quotations as to, the price of our common stock.



         LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS. We have substantial net operating loss ("NOL") carryforwards for Federal and state tax purposes. Because of ownership changes to the company resulting from a merger in 1997, the use of these NOL carryforwards to offset future taxable income will be limited. This limitation of the use of our NOL carryforwards may have a material adverse effect on our results of operations and cash flow, should we have taxable income in future years.

                                 USE OF PROCEEDS


         Because the selling shareholders are selling the shares offered hereby, we will not receive any of the proceeds from any sale of the shares by the selling shareholders. All proceeds will be for the account of the selling shareholders. We will receive $562,500 if all of the 1,250,000 warrants are exercised. We will use these proceeds, if any, for working capital, business development and general corporate purposes.



                              SELLING STOCKHOLDERS



         In June 1998, we sold 50 shares of Series A convertible preferred stock at $10,000 per share to one institutional investor. On July 8, 1998, we sold an additional 150 preferred shares at the same per share price to two other institutional investors. Along with the sale of the preferred shares we issued a total of one million warrants to purchase one million shares of our common stock. These warrants were originally exercisable at $1.25 per share and expired on May 22, 2001. In November 1998, the exercise price of these warrants was reduced to $.75 per share in exchange for the preferred shareholders' agreement to a minimum conversion rate of $.50 per share.



         In August 1999, the agreement previously reached with the holders of the preferred shares which limited the conversion rate of such stock to $.50 per common share so long as the Company's common stock continued to be listed on Nasdaq was terminated as a result of the delisting. The conversion rate for the preferred shares reverted to the terms of the original subscription agreement which provided that conversion would occur at the lower of $1.25 per common share or the arithmetic average of the three lowest closing bid prices during the forty (40) days immediately prior to conversion.



         No more than 20% of the aggregate number of preferred shares originally purchased and owned by any single entity were convertible in any thirty (30) day period. In addition, the agent that brokered the transaction, received an additional 250,000 warrants to purchase our common stock at $1.25 per share.







         On December 23, 1999, Resonance Ltd. and Rana General Holding Ltd. sold all their preferred shares and the prorated portion of warrants applicable to the unconverted preferred shares. The purchasers of such shares and prorated stock warrants were Orbit II Partners, L. P., a limited partnership formed under the laws of Delaware, Samuel J. Oliva, Samuel G. Oliva and Carmine T. Oliva. Carmine T. Oliva is the Company's President and Chairman of the Board. The conversion ratio of the preferred shares sold and outstanding was changed to a fixed factor whereby one share of preferred is convertible into 50,530 shares of common stock. Also, all the warrants issued in conjunction with the preferred stock (except those issued to the broker) were amended to reduce the exercise price to $0.25 per share and to extend the expiration date to December 22, 2002. These conversion and exercise terms were also applied to the remaining preferred stock and warrants applicable to the preferred stock that were not part of this exchange.



         The following table sets forth as of March 31, 2000, information regarding ownership of our common stock by the selling stockholders. The shares to be offered by the selling stockholders will be acquired through the exercise of their warrants to purchase common stock and conversion of their shares of Series A preferred stock into shares of common stock. Carmine T. Oliva is the President and Chairman of the Board of the Company. Samuel J. Oliva is the brother and Samuel G. Oliva is the son of Carmine T. Oliva.



                                                                                      SHARES TO
                                                                                       BE OWNED
                                                                                         UPON
                                                               TOTAL NUMBER          COMPLETION OF
                                                               OF SHARES TO           OFFERING (2)
                                                                BE OFFERED              SHARES
                                                   OWNED        FOR SELLING                 PERCENTAGE
        NAME OF SELLING                          PRIOR TO      STOCKHOLDER'S                    OF
          STOCKHOLDER                        OFFERING(1) (2)  ACCOUNT (1) (2)      NUMBER     CLASS
          -----------                        ---------------  ---------------      ------     -----
Fortune Fund Limited Seeker III                1,260,600(3)      1,260,600             0           0
Rana General Holding, Ltd.                       187,500(4)        187,500             0           0
Resonance Ltd.                                   365,000(5)        365,000             0           0
Pacific Continental Securities Corporation       250,000(6)        250,000             0           0
Orbit II Partners, L. P                        2,821,485(7)       1,915,785       905,700         5.0
Samuel J. Oliva                                  828,443(8)         111,060       717,383         3.3
Samuel G. Oliva                                  147,347(9)         111,060        36,287           0
Carmine T. Oliva                               1,915,053(10)         55,530     1,859,623         9.9



(1) Includes: (i) 3,006,535 common shares issuable upon conversion of 59.5 preferred shares; and, (ii) 1,250,000 common shares underlying warrants.






(2) The selling stockholder table assumes the sale of all shares offered by this prospectus by each selling stockholder.



(3) Includes 250,000 shares issuable upon the exercise of outstanding warrants and 1,010,600 shares issuable upon conversion of Series A Preferred Stock



(4) Represents 187,500 shares issuable upon the exercise of outstanding warrants.






(5) Represents 365,000 issuable shares upon the exercise of outstanding warrants.

(6) Represents 250,000 shares issuable upon the exercise of outstanding warrants.



(7) Includes 172,500 shares issuable upon exercise of outstanding warrants, 1,743,285 shares issuable upon conversion of Series A Preferred Stock and 150,000 shares issuable upon the exercise of warrants owned by OTAF, LLC, a New York limited liability Company, of which three administrative members are also general partners of Orbit II Partners
         L. P.



(8)      Includes 116,155 shares issuable upon exercise of outstanding warrants.



(9) Includes 46,287 shares issuable upon exercise of outstanding warrants and stock options.



(10) Includes 765,749 shares issuable upon exercise of outstanding warrants and stock options.


                              PLAN OF DISTRIBUTION


           The common shares to be acquired by the selling stockholders upon the conversion of the preferred shares or upon exercise of the warrants may be sold from time to time by the selling stockholders, subject to a current and effective prospectus.



           The common shares may be sold by the selling stockholders from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, in negotiated transactions, or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.



           The shares may be sold by one or more of the following methods: (1) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (2) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(4) on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale: (5) in the over-the-counter market; (6) in privately negotiated transactions; (7) through options; (8) by pledge to secure debts and other obligations; (9) to cover short sales; or (10) by a combination of the above methods. In effecting sales, brokers or dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a selling stockholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a selling stockholder. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a third party, and upon default, the third party may effect sales of the pledged shares pursuant to the prospectus.



           The selling shareholders may also transfer, devise or gift their shares by other means not described in this prospectus. As a result, pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer shares of common stock.

           Some of the shares covered by this prospectus may be sold under Rule 144 instead of pursuant to the prospectus. We will not receive any portion of the proceeds of the shares sold by the selling stockholders. The selling shareholders are not required to actually sell any of the shares held by the selling stockholders.



           We have informed the selling stockholders that the anti-manipulation provision of Regulation M promulgated under the Securities Exchange Act may apply to the sales of shares. We have also advised the selling shareholders of the requirement for delivery of this prospectus with any sale of shares offered under this prospectus.


           Selling shareholders may from time to time purchase shares of common stock in the open market. We have informed the selling shareholders that they should not sell shares under this prospectus unless they have stopped buying, bidding for or attempting to induce any other person to bid for or buy common stock in the open market as provided in applicable securities regulations, including Regulation M.


                           SECURITIES TO BE REGISTERED



a)       MARKET INFORMATION.



         Until May 11, 1999, the Company's common stock was traded on the Nasdaq SmallCap Market. On May 12, 1999, the listing of the Company's common stock on the Nasdaq SmallCap Market was discontinued and thereafter, the Company's common stock has been traded on the OTC Bulletin Board under the symbol "MCTL". As a consequence, the Company could find it more difficult to obtain capital through an equity offering of its stock in the future.



         On December 23, 1999, two preferred shareholders sold all their preferred shares and the prorated portion of warrants applicable to the unconverted preferred shares. The purchasers of such shares and prorated stock warrants are Orbit II Partners, L. P., a limited partnership formed under the laws of Delaware, Samuel J. Oliva, Samuel G. Oliva and Carmine T. Oliva. Carmine
T. Oliva is the company's President and Chairman of the Board. Samuel J. Oliva and Samuel G. Oliva are relatives of Carmine T. Oliva. The conversion ratio of the preferred shares sold and outstanding was changed to a fixed factor whereby one share of preferred is convertible into 50,530 shares of common stock. Also, all the warrants issued in conjunction with the preferred stock were amended to reduce the exercise price to $0.25 per share and to extend the expiration date to December 22, 2002. These conversion and exercise terms were also applied to the remaining preferred stock and warrants applicable to the preferred stock that were not part of this exchange.



         The table below shows the high and low sales prices per share of the Company's common stock by quarter for the three months ended March 31, 2000 and for the years ended December 31, 1999, 1998 and 1997.




CALENDAR YEAR                    HIGH            LOW
-------------                    ----            ---
2000
First Quarter                  $ 2.75          $ 0.4844
1999
Fourth Quarter                 $ 0.4375        $ 0.1562
Third Quarter                    0.3906          0.1875
Second Quarter                   0.5625          0.25
First Quarter                    1.0938          0.375
1998
Fourth Quarter                 $ 0.875         $ 0.375
Third Quarter                    1.063           0.438
Second Quarter                   1.25            0.938
First Quarter                    1.625           1.00
1997
Fourth Quarter                 $ 2.4375        $ 1.1563
Third Quarter                    2.625           2.375
Second Quarter                   2.8125          1.875
First Quarter                    3.4375          1.4375


(b)      SHAREHOLDERS



         As of March 23, 2000, the Company had 3,663 stockholders of record, of which 450 were round lot stockholders, and approximately 3,800 beneficial stockholders.



(c)      DIVIDENDS



         No dividends on the Common Shares have been paid by the Company to date. The Company's Loan and Security Agreement with Congress Financial Corporation prohibits the payment of cash dividends on the Common Shares. The Company currently intends to retain future earnings to fund the development and growth of its business and, therefore, does not anticipate paying cash dividends on the Common Shares within the foreseeable future. Any future payment of dividends on the Common Shares will be determined by the Company's Board of Directors and will depend on the Company's financial condition, results of operations and other factors deemed relevant by its Board of Directors.



                            LEGAL MATTERS AND EXPERTS



         The validity of the shares of common stock offered under this prospectus and certain other legal matters will be passed upon by Gallagher, Briody & Butler, Princeton, New Jersey.






           The consolidated financial statements and schedule included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the company's ability to continue as a going concern), appearing elsewhere herein and in the registration statement and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.



                                    BUSINESS



OVERVIEW



         MicroTel International, Inc. (the "Company"), through its various direct and indirect subsidiaries, designs, manufactures and distributes a wide range of electronics hardware products and provides related services primarily to the telecommunications industry. Approximately 55% of the Company's product sales are to customers in the telecommunications industries, including, among many others, AT&T and the Regional Bell Operating Companies ("RBOCs") domestically, and France Telecom in Europe. The remainder of the sales are various information technology products for industrial, medical, military and aerospace applications. The Company does not market the products manufactured and distributed by its subsidiaries in connection with the "MicroTel" name but rather such products are distributed under each subsidiary's market-recognized brand-names.



         The Company's objective is to become a leader in quality, cost effective solutions to meet the global requirements of telecommunications and information technology customers. The Company believes that it can achieve this objective through customer-oriented product development, superior product solutions, and excellence in local market service and support in North America, Europe and Asia.



         In 1984, MicroTel International, Inc. began operations as CXR Telcom Corporation. In 1989, a holding company, CXR Corporation, a Delaware corporation, was formed with two operating subsidiaries, CXR Telcom

Corporation, based in the United States, and CXR, S.A., based in France (collectively, "CXR"). CXR manufactures and distributes telecommunications testing and transmission equipment. In 1995, CXR Corporation changed its name to MicroTel International, Inc.



         On March 26, 1997, the Company consummated a merger pursuant to which XIT Corporation ("XIT") became a wholly-owned subsidiary of the Company, with XIT as the surviving subsidiary (the "Merger"). Because the Merger was accounted for as a reverse acquisition, historical financial information referred to herein as that of the Company shall refer to the historical financial information of XIT.



         During 1999, the Company achieved certain objectives. In January 1999, the Company acquired approximately 41% of the common stock of Digital Transmission Systems, Inc. ("DTS"), a public company (OTC BB - DTSX), to expand the Company's range of products to include wireless voice and data transmission products. As part of its strategy to divest itself of certain subsidiaries, the Company sold substantially all of the assets of HyComp, Inc. ("HyComp") which manufactured hybrid circuits.



         In November, 1999, the Company relocated and downsized its corporate headquarters and the Digitran component operations of its XIT Corporation ("XIT") subsidiary to Rancho Cucamonga from a 63,000 square foot facility in Ontario, California. The corporate headquarters were relocated to a 5,400 square foot office suite and the XIT operations were moved to a 15,745 square foot manufacturing facility. Both new locations are located in the City of Rancho Cucamonga and are approximately within one mile of each other. The move reduced monthly rental expense by $23,500 as well as reducing utility expenses. Concurrent with the relocation, the Company sold its interest in Capital Source Partners, a partnership that owned the building from which the Company moved.



         In January 2000 the Company sold all of its interest in DTS to Wi-LAN, Inc. of Alberta, Canada in exchange for $520,000 and 28,340 shares of Wi-LAN, Inc. common stock , which is traded on the Toronto, Ontario stock exchange. The market value of the acquired common stock of Wi-LAN, Inc. was approximately $720,000 on the date of the transaction. The Company's decision to sell the DTS stock was due to (1) the investment in DTS not providing expected benefits and
(2) the Company's need to increase liquidity and working capital.



         Within the electronics industry, the Company now manufactures and distributes three product lines and is organized into three related business segments (which are described as sectors throughout this document) that are discussed below.



1.       INSTRUMENTATION AND TEST EQUIPMENT SECTOR



         The Instrument and Test Equipment Sector is the Company's largest sector, reporting 55% of the Company's net sales in 1999. This section is considered the Company's core business and is the focus of the Company's growth strategy. The products of this sector are manufactured by CXR and CXR, S.A. In addition, CXR, S.A. performs network integration services and distributes test equipment and data, voice and video transmission products manufactured by third parties. Their customers include AT&T, France Telecom,the RBOCs, interconnect carriers, independent telephone operating companies, private communications networks, banks, brokerage firms and government agencies.



TELECOMMUNICATIONS TEST EQUIPMENT. The CXR HALCYON line of telecommunications test equipment is used for installation, service and maintenance of telecommunications services. With the explosive expansion of analog and high-speed digital internet services and other competitive service alternatives, the market for this test equipment has expanded dramatically. Regional Bell Operating Companies ("RBCs"), Competitive Local Exchange Carriers ("CLECs"), Long Distance Providers and Internet Service Providers ("ISPs") have been forced to develop the capacity to install, identify and isolate troubles in the transmission facilities and terminating equipment. In addition, with the growth of e-commerce and internet related Business-to-Business activities, the Information Technology ("IT") managers of Fortune-1000 companies have had to incorporate internal test and maintenance organizations to ensure that corporate Wide Area Networks ("WANs") are fully operational with minimum downtime.



         The CXR HALCYON line of telecommunications equipment provides an exceptional solution to integrated services installation, maintenance and testing. Incorporation of the "Critical Communications" product line, acquired in October 1997, has been completed and the stage has been set to take advantage of the unique combination of performance and value offered by these products.



         The new 700 series of telecommunications test sets, acquired through the Critical Communications, Inc. acquisition, are a modular, rugged, lightweight and hand-held line of products which are used predominantly by telephone and internet companies to qualify and certify service offerings to end users. These sets are configured in a variety of models designed to perform analog and digital measurements from voice grade to wide-band Internet circuit applications. Testing of the physical copper pair and qualifying it for wide-band Digital Subscriber Services ("DSL") is a primary concern of the telephone service providers. These voice and internet services include Plane Old Telephone services (POTs, Caller-ID, CO/PBX), Digital Data Services (ISDN, DDS, T-1 and FT1), High Capacity Digital Subscriber Lines ("HDSL") and Asymmetrical Digital Subscriber Lines ("ADSL"). The unique modular nature of this test equipment provides an easy configuration and upgrade path for testing of the specific services offered by the various regional service providers. The 700 series of telecommunications test equipment supports national and international (CCITT) service applications.



         Recent key performance enhancements to the 700 series product family address the enormous appetite for conversion of analog service installations to high-speed digital access lines. Some of these key features are: 1) 23-tone test, an automated single key-stroke test which performs the equivalent of over 12 individual test sequences, 2) Load-Coil analysis, which identifies the presence of voice coils which prevent high-speed digital access, 3) DS3, installation and test of very high-speed digital transmission service - equivalent to 28 T-1 circuits and 4) Voice analysis and testing individual T-1 Channels. These enhancements allow further penetration of CXR HALCYON test equipment into the enormous telecommunications services market.



TRANSMISSION AND NETWORK ACCESS PRODUCTS. CXR develops, manufactures, and sells a broad line of Anderson Jacobson ("AJ") transmission and network access products. These include a line of high quality professional grade modems, which are used worldwide for networking and central office telecommunications applications including voice mail and billing systems. These modems are sold as stand-alone devices for remote sites or as rackmount versions for central site applications with end-to-end management. All Anderson Jacobson modems are "feature rich" and generally offer more capabilities and better performance than competing products especially when operating over poor quality lines. This characteristic alone has made the AJ modems the modem of choice for voice-mail applications where they are deployed in large numbers throughout the United States. These products are also available in more rugged versions for industrial applications like telemetry and remote monitoring.



         Together with modems, CXR also offers a line of ISDN terminal adapters, the digital equivalent of the analog modems. These terminal adapters are used in a broad range of applications including point of sale and videoconferencing. These adapters are available in standalone as well as rackmount versions. CXR is also manufacturing a line of ISDN intelligent multiplexer/switches called the CB2000, which are used to convert ISDN primary accesses into multiple basic accesses with port-to-port switching. This product, which was designed primarily for the European market, allows for a better use of ISDN resources and facilitates the migration from basic rate to primary rate access.

         The MD2000 is a new addition to the growing family of AJ transmission products. It allows data transmission over a single copper pair at E1 or FE1 speed over a distance of up to 8.0 miles. It comes with a choice of different interfaces including an Ethernet port with full bridging capability.



         The AJ Smart rack is a universal shelf rack that holds up to sixteen cards including analog modems, ISDN adapters and MDSL modems and CSU/DSU's. When the optional intelligent controller card is installed, the data center manager can keep track and modify configurations, run diagnostic routines or record alarms. The main advantage of the Smart rack is the simplicity of operation through a menu driven user interface.



REMOTE ACCESS PRODUCTS. CXR also markets a line of Remote Access Servers (RAS) to address the Internet Service Providers market as well as corporate user market. In a corporate environment these products are used to connect remote users to the corporate local area network ("LAN") via the telephone network or via the ISDN network using analog modems or terminal adapters. Systems range from 8 to 64 ports with built-in security. Like all other AJ products the RAS products are fully remotely manageable.



NETWORKING SYSTEMS. In 1996 CXR, S.A. formed a new business unit to market several lines of products used to build multimedia enterprise networks. These products are all purchased from third-party vendors under OEM or distributorship agreements. These network products are sold to customers in a turnkey solution and includes network design, installation and maintenance and often incorporates CXR's own manufactured products.



         The product lines marketed consist of three main categories: (i) Data-voice multiplexers to transport voice data and video over point to point lease lines or frame relay networks; (ii) ISDN routers used to connect remote offices to corporate offices; (iii) terminal servers and remote access servers to connect local and remote users to the corporate LAN.



2.       COMPONENTS AND SUBSYSTEM ASSEMBLIES SECTOR



         The Components and Subsystem Assemblies Sector is the Company's second largest and most profitable business sector representing approximately 36% of 1999 net sales. This business will continue to be managed for profitability and growth for so long as it contributes to profitability, diversification of earnings and contributes to the growth of the core Instruments and Test Equipment Sector. Components and Subsystem Assemblies products are produced and/or sold by XIT's Digitran Division, based in Rancho Cucamonga, California, XCEL Ltd. and XCEL Power Systems, Ltd., wholly-owned subsidiaries of XIT based in England, and another wholly-owned subsidiary, XCEL Japan, Ltd. XIT's Digitran Division relocated from its Ontario facility to a smaller, lower cost facility in Rancho Cucamonga in November 1999 simultaneously with the relocation of the corporate headquarters from Ontario to an office suite in Rancho Cucamonga. Although the Company plans to intensify its focus on the telecommunications sector, the Company intends to continue its efforts to increase the profitability and growth of the component sector businesses.



COMPONENTS



         XIT's Digitran Division manufactures and sells digital switch products serving aerospace, military, communications, industrial and commercial applications. Thumbwheel, push button, and lever modules, together with assemblies, are manufactured in 16 different model families. The Digitran Division also offers a wide variety of custom keypads. The Digitran Division previously produced the XCEL-Lite display color monitor product which was sold in December 1998. Color and monochrome monitors (including XCEL-Lite) are sold in Europe through XCEL Ltd.

         XCEL Power Systems Ltd., located in Ashford, Kent, England, produces a range of high and low voltage, high specification, compact and microelectronic power supplies for an international customer base, including telecommunications, aerospace and military customers.



         XCEL JAPAN Ltd. resells various Digitran Division Products and other third party Asian source components primarily into Japan and also into other highly industrialized Asian countries.



SUBSYSTEMS



         The Company's Digitran Division previously produced subsystem assemblies but discontinued marketing this service to new customers early in 1999. However, Digitran does continue this service for selected previous customers. The Company's XCEL Power Systems, Ltd. UK subsidiary offers complete manufacturing solutions to OEMs, outside and internal divisions and subsidiaries, including concurrent engineering, assembly of printed circuit boards and front panel assemblies incorporating its input and display components, assembly of subsystems, test engineering, software development and accessory packaging. The Company's XCEL Ltd. subsidiary believes its ability to manufacture various electronic components, combined with its engineering integration capability, provides it with a number of competitive advantages in providing custom contract assembled subsystem assemblies. XCEL UK is able to engineer and manufacture communications, medical, industrial, and military input and display subsystems and other subsystem assemblies.



3.       CIRCUITS SECTOR



         This is the Company's smallest sector, generating approximately 9% of net sales in 1999. Two of the previous units making up this sector, XCEL Arnold Circuits, Inc. and HyComp, Inc. have been sold and the Company intends to evaluate its alternatives related to this sector, including the possible divestiture of its remaining XCEL Etch-Tek Division.



BACKLOG



         The Company's business is not generally seasonal, with the exception that the capital equipment purchases by telecom customers are lower than average during the first quarter of each year as new budgets for calendar year purchases of capital equipment are typically not approved until late in the first quarter, thereby impacting the Instrumentation and Test Equipment sector. The Company's backlog of firm, unshipped orders was as follows by business sector at March 31, 2000 and March 31, 1999.



                                      MARCH 31, 2000        MARCH 31, 1999
                                      --------------        --------------
                                                 (IN THOUSANDS)
Instrumentation and Test
   Equipment                           $     1,525           $       803
Components and Subsystem
   Assemblies                                6,179                 5,222
Circuits                                       265                   216
                                       -----------            ----------
                                       $     7,869            $    6,241
                                       ===========            ==========



         The Company's backlog increased by $1,628,000 or 26% to $7,869,000 at March 31, 2000 from $6,241,000 at March 31, 1999. The backlog in the Instrumentation and Test Equipment segment increased by $722,000 at March 31, 2000 as compared to March 31, 1999 due to increases in order levels primarily affected by the new 700 series test equipment. The increase in backlog of $957,000 at March 31, 2000 as compared to March 31, 1999 in the Components and Subsystem Assemblies segment was due to general increases in orders received and receipt of a large order from British Aerospace PLC for the completion of a U.S. Army contract.

MANUFACTURING



         The Company purchases the electronic components required for the manufacture of its various product lines from a number of vendors and has experienced no significant difficulties in obtaining timely delivery of components. Management is implementing a plan of outside contract manufacturing for its U. S. produced telecom test equipment. Also, the Company is consolidating all its transmission and modem manufacturing for the North American and European markets at its French manufacturing facility at CXR, S. A.



PRODUCT DEVELOPMENT AND ENGINEERING



         The Company's product development and engineering is critical in view of rapid technological innovation in the electronics hardware industry. Current research and development efforts are concentrated in the Instrumentation and Test Equipment Sector (CXR and CXR, S.A.). For the years ended December 31, 1999, 1998 and 1997, engineering and product development costs of the Company were $1,873,000, $2,454,000 and $2,046,000, respectively. The decline in these expenses in 1999 as compared to 1998 was primarily due to the sale of HyComp in March 1999 as the net 1999 amount represents a slight increase exclusive of HyComp.



         The product development costs of CXR and CXR, S.A. were $1,213,000, $2,202,000 and $1,797,000 during the years ended December 31, 1999, 1998 and 1997, respectively. These product development costs were related primarily to development of new telecommunications test equipment, trunk testing system products and data communications equipment. Current research expenditures are directed principally towards enhancements to the current test instrument product line and development of increased band width (faster speed) transmission products. These expenditures are intended to improve market share and gross profit margins, although no assurances may be given that such improvements will be achieved.



         CXR and CXR SA also makes use of the latest CAD (Computer Aided Design) equipment to design and package its products. This puts CXR in the position to take full advantage of the latest CAE (Computer Aided Engineering), and EDA (Engineering Design Automation) workstation tools to design, simulate and test its advanced product features or product enhancements for custom circuits and miniaturization purposes. With the above mentioned tools, product developments are turned around quickly, keeping the highest quality and reliability integrated as part of the overall development process. This kind of capability also allows CXR to offer custom featured designs for the potentially expanding Original Equipment Manufacturer ("OEM") customers, whose needs require the integration of CXR's products with their own.



PATENTS AND TRADEMARKS



         The Company regards its software, hardware and manufacturing processes as proprietary and relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions, including employee and third-party nondisclosure agreements, to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford some limited protection. The laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company requires that its employees enter into confidentiality agreements as a condition of employment.



COMPETITION



         The Instrumentation and Test Equipment Sector has numerous competitors with greater technological, financial and marketing resources than those possessed by the Company. The ability of the Company to compete in the Instrumentation and Test product lines is dependent on several factors including price, technology, product performance, service and its ability to attract and retain qualified management and technical personnel.



         The Company's Components and Subsystem Assemblies Sector competes in a highly fragmented market composed of a diverse group of manufacturers. The Company believes that the primary bases of competition in this market segment are capability, price, manufacturing quality, advanced manufacturing technology and reliable delivery. The Company believes that by focusing on low to medium-volume production, and by manufacturing subsystems using its in-house manufactured components, the Company can successfully compete, particularly in Europe. Additionally, by taking on a wider range of systems than its larger competitors and by having access to a diversified customer base, the Company believes it is able to diversify its workload and is not as dependent as some of its competitors on individual contracts, customers or industries.



         The market for printed circuit boards in the United States is fragmented and very competitive. The Company believes there are over 700 companies producing circuit boards in the United States. The Company competes primarily against other independent manufacturers. A number of the Company's competitors are larger than the Company and have greater financial, marketing and other resources. It is for these reasons the Company is evaluating plans to effectively exit this market.



REGULATION



         The Federal Communication Commission ("FCC") has adopted regulations with respect to the interconnection of communications equipment with telephone lines and radiation emanations of certain equipment. CXR has complied with these regulations and received all necessary FCC approvals for its line of trunk testing equipment. As additional products require certification, CXR believes it will be able to satisfy all such future requirements. The Company believes it complies with environmental regulations since it assembles, rather than manufactures, electronic components and therefore discharges into the environment are believed to be negligible.



         The Company's product lines are subject to certain federal and state statutes governing safety and environmental protection. The Company believes that it is in substantial compliance with all such regulations and is not aware of any proposed or pending safety or environmental rule or regulation which, if adopted, would have a material impact on its business or financial condition.



EMPLOYEES



         As of December 31, 1999, the Company employed 223 persons. Of these employees, 127 employees are employed in the United States and 96 are employed in Europe and Japan. None of the Company's employees are represented by unions and there have not been any work stoppages at any of the Company's facilities. The Company believes that its relationship with its employees is good.



PROPERTIES



         As of March 31, 2000, the Company leases or owns approximately 100,000 square feet of administrative, production, storage and shipping space. All of these facilities are leased other than the Abondant, France facility.



         BUSINESS UNIT                             LOCATION                      FUNCTION
         -------------                             --------                      --------

                                      20

MicroTel International Inc.                 Rancho Cucamonga,                Administrative
(Corporate Headquarters)                    California
XIT Corporation/Digitran                    Rancho Cucamonga, California     Manufacturing
(Components and subsystem assemblies)
XCEL Etch Tek                               Concord, California              Manufacturing
(Circuits)                                  Monrovia, California
XCEL Power Systems, Ltd. and XCEL Ltd.      Ashford, United Kingdom          Administrative/
(Components and subsystem assemblies)                                        Manufacturing
XCEL Japan, Ltd. Higashi-Gotanda            Tokyo, Japan                     Sales/Assembly
(Components and subsystem assemblies)
CXR, S.A                                    Paris, France                    Administration/Sales
(Instrumentation and test equipment)
CXR, S.A                                    Abondant, France                 Manufacturing/Engineering
(Instrumentation and test equipment)
CXR                                         Fremont, California              Administrative/
(Instrumentation and test equipment)                                         Manufacturing
CXR                                         St. Charles, Illinois            Engineering/Customer Service
(Instrumentation and test equipment)




         The lease for the Fremont facility will expire in or about September 2002, with one five-year renewal option. The Company has subleased approximately 12,000 square feet of this facility. The lease for the Paris, France facility expires in April 2007. The Monrovia facility was covered by a lease that expired in October 1999 and is currently being rented on a month to month basis until a new lease is executed. The Concord facility is subject to a lease that expires in September 2001, with options to renew until April 2016. The Ashford facility is subject to a fifteen-year lease which expires in September 2011, subject to the right of the Company to terminate the lease after five years, and the rights of the Company or the landlord to terminate the lease after ten years.



         On October 16, 1999, the Company sold its interest in the partnership that owned the property at 4290 E. Brickell Street, Ontario, California, which the Company leased, for assumption of the Company's rent debt of $152,000, $75,000 in cash and forgiveness of certain other debt of approximately $17,000. The sale also included a provision to release the company of its future lease obligations consisting of seven remaining years and approximately $3,000,000 of future lease payments regarding such property. As part of the mutual release, the Company relinquished its claim on a $51,000 deposit and $115,000 note receivable from the lessor. In accordance with this agreement, the Company vacated the Brickell Street property on October 31, 1999. The Company relocated its XIT Corporation components manufacturing operations to a 15,745 square foot manufacturing facility at 9654 Hermosa Avenue, Rancho Cucamonga, California and relocated its administration and executive headquarters to a 5,400 square foot office facility at 9485 Haven Avenue, Rancho Cucamonga, California. The lease on the Hermosa Avenue property expires on November 30, 2004 and the lease on the Haven Avenue property expires on October 31, 2002. The relocation to Rancho Cucamonga, California and the subleasing of part of the Fremont facility are expected to reduce costs by approximately $500,000 per year.

         The Company believes that these facilities are adequate for the current business operations but with the planned transition to contract manufacturing by CXR of test instruments and with the consolidation and transfer of transmission products, manufacturing and engineering to France, the Company intends to sublease an additional 13,000 square feet of its Fremont facility in the year 2000 leaving a residual of 2,000 square feet at the Fremont, California facility.

                                LEGAL PROCEEDINGS



SCHEINFELD V. MICROTEL INTERNATIONAL, INC.



         In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 40,000 shares of common stock purchased by Mr. Scheinfeld. The Company was informed by Mr. Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since, in the absence of registrations, the Company could not issue unrestricted shares, the Company answered Mr. Scheinfeld's motion and sought to compel him to serve a complaint upon the defendants. On June 30, 1997, the complaint was served, and the Company subsequently answered, denying the material allegations of the complaint.



         During the third quarter of 1999, settlement was reached with respect to the Scheinfeld case. The Company agreed to pay $75,000 payable in an initial payment of $6,250 and eleven monthly payments of $6,250 thereafter without interest.



DANIEL DROR & ELK INTERNATIONAL, INC. V. MICROTEL INTERNATIONAL, INC.



         In November 1996, the Company entered into an agreement (the "Agreement") with the former Chairman of the Company, which involved certain mutual obligations. In December 1997, the former Chairman defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, the former Chairman of the Company, filed suit in the District Court for Galveston County, Texas alleging the Company had breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and litigation commenced in Texas.



         In April 1998, the Company brought an action in California against the former Chairman for breach of the Agreement and sought recovery of all stock, warrants and debt due the Company. The Company obtained a judgement against the former Chairman in this litigation.



         In December 1997, Elk International Corporation Limited ("Elk"), a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company. In February 1999, Elk filed suit against the Company, the current Chairman and the Company's general counsel in connection with a stop transfer placed by the Company on certain common shares held by Elk.



         In March 1999, the parties entered into a settlement agreement which terminated all of the aforementioned actions. The agreement called for the Company to issue to Elk, Dror and other parties $60,000 and 150,000 shares of the Company's common stock with a fair market value of approximately $56,000. In addition, the Company issued 1,000,000 warrants to purchase the Company's common stock at an exercise price of $1.37 per share for two years in exchange for the returning 750,000 options and returning 90,000 warrants all to purchase the Company's common stock at an exercise price of $2.50 per share for 2.8 years. The fair value of the warrants granted over the options and warrants returned on the date of the settlement was approximately $17,000. The Company accrued for this settlement in the accompanying 1998 consolidated financial statements.

                               MARKET INFORMATION



         Customers for the Company's Instrumentation and Test product line include AT&T, the RBOCs, international telephone companies - including France Telecom - and private communications networks. Datacom test equipment and modem equipment are purchased by telecommunications equipment manufacturers and used in the design, manufacture, installation and maintenance of the electronic equipment they provide. Telecom test instruments are purchased by the major long distance and local loop carriers.



         The principal customers for Components and Subsystems are OEMs in the electronics industry and include manufacturers of communications equipment, industrial computers, automatic teller machines, medical devices, industrial instruments and test equipment, and aerospace and military products. Such customers include Boeing, Lockheed Martin, Raytheon, Litton, Rockwell, Teledyne, Honeywell, NCR, Eastman Kodak, British Aerospace, Aerospatiale, Pilkington, Sagem, Toshiba and Hyundai, among many others.



         During the periods presented in this report, the customers for the Circuits Sector included GenRad, Raytheon, Lockheed Martin, Tektronics, Teradyne, Holland Signal, Racal, EFW and Loral among others.



         The Company's largest customer was Motorola which accounted for approximately 14%, of the net sales for the year ended December 31, 1997. These sales were made by XCEL Arnold, the assets of which were sold by the Company on March 31, 1998. No customer accounted for more than 10% of the Company's net sales in 1999 or 1998.



         The Company markets its products through a combination of direct sales engineers, distributors and independent sales representatives primarily in the United States, Europe and Japan (See Note 15 to the Consolidated Financial Statements included elsewhere in this prospectus).

                              FINANCIAL STATEMENTS



                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE



                                                                                                             PAGE
                                                                                                             ----
Audited Financial Statements for Fiscal Year 1999:

         -    Report of Independent Certified Public Accountants...............................................26

         -    Consolidated Balance Sheets......................................................................27

         -    Consolidated Statements of Operations............................................................28

         -    Consolidated Statements of Stockholders' Equity..................................................29

         -    Consolidated Statements of Cash Flows............................................................30

         -    Notes to Consolidated Financial Statements.......................................................32

Unaudited Financial Statements for Three Months Ended March 31, 2000:

         -    Consolidated Condensed Balance Sheets............................................................54

         -    Consolidated Condensed Statements of Operations..................................................55

         -    Consolidated Condensed Statements of Cash Flows..................................................56

         -    Notes to Consolidated Condenses Financial Statements
              for the Three Months Ended March 31, 2000........................................................57

Consolidated Financial Statement Schedule II - Valuation and Qualifying Accounts...............................62

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors MicroTel International, Inc.



         We have audited the accompanying consolidated balance sheets of MicroTel International, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. We have also audited the information for each of the years in the three-year period ended December 31, 1999 in the financial statement schedule listed in the accompanying index. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.



         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial statement schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial statement schedule. We believe that our audits provide a reasonable basis for our opinion.



         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroTel International, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.



         Also, in our opinion, the financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein.



         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in default of a certain covenant of its domestic credit facility agreement, the effects of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                            /S/ BDO Seidman, LLP



Orange County, California
March 3, 2000

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



ASSETS (NOTES 7 AND 8)                                                                        1999                   1998
                                                                                              ----                   ----
Current assets:
     Cash and cash equivalents                                                               $     481             $     572
     Accounts receivable, net of allowance for doubtful accounts of
          $202 and $275                                                                          6,519                 7,337
     Current portion of notes receivable (Notes 3 and 6)                                            --                   291
     Inventories (Note 4)                                                                        4,181                 6,426
     Prepaid and other current assets                                                              578                   926
                                                                                     -------------------    -------------------
Total current assets                                                                            11,759                15,552
Property, plant and equipment, net (Note 5)                                                      1,393                 1,939
Goodwill, net of accumulated amortization of $433 and $239 (Notes 2
     and 3)                                                                                      1,507                 1,701
Notes receivable, less current portion (Note 3)                                                     --                   533
Investment in affiliates (Notes 3 and 6)                                                         1,240                   150
Other assets                                                                                       722                 1,367
                                                                                     -------------------    -------------------
                                                                                             $  16,621             $  21,242
                                                                                     ===================    ===================

LIABILITIES. REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities:
     Notes payable (Note 7)                                                                  $   2,107             $   3,379
     Current portion of long-term debt (Note 8)                                                  1,422                   805
     Accounts payable                                                                            4,771                 4,269
     Accrued expenses                                                                            2,985                 3,312
                                                                                     -------------------    -------------------
Total current liabilities                                                                       11,285                11,765
Long-term debt, less current portion (Note 8)                                                      165                 1,430
Other liabilities                                                                                  782                   954
Minority interest (Note 3)                                                                          --                    95
                                                                                     -------------------    -------------------
Total liabilities                                                                               12,232                14,244
Convertible redeemable preferred stock, $10,000 unit value.
     Authorized 200 shares; issued and outstanding 59.5 shares in
     1999 and 161 shares in 1998 (aggregate liquidation preference of
     $595 and $1,610, respectively) (Note 9)                                                       588                 1,516
Commitment and contingencies (Notes 10, 14 and 16)
Subsequent event (Note 3)
Stockholders' equity (Notes 2, 3, 9, 10 and 14):
     Preferred stock, $0.01 par value. Authorized 10,000,000 shares;
          no shares issued and outstanding                                                          --                    --
     Common stock, $.0033 par value. Authorized 25,000,000 shares;
          issued and outstanding 18,152,000 and 12,622,000 shares                                   60                    42

     Additional paid-in capital                                                                 23,726                20,463
     Accumulated deficit                                                                       (19,759)              (15,122)
     Accumulated other comprehensive income (loss)                                                (226)                   99
                                                                                     -------------------    -------------------
Total stockholders' equity                                                                       3,801                 5,482
                                                                                     -------------------    -------------------
                                                                                             $  16,621             $  21,242
                                                                                     ===================    ===================



          See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                       1999                  1998                  1997
                                                                       ----                  ----                  ----
Net sales (Note 15)                                                    $  28,301       $        37,261             $  43,098
Cost of sales                                                             19,659                23,871                32,670
                                                                 ------------------    ------------------    ------------------
Gross profit                                                               8,642                13,390                10,428
Operating expenses:
     Selling, general and administrative                                  10,795                11,826                11,361
     Engineering and product development                                   1,873                 2,454                 2,046
     Write-down of goodwill (Note 11)                                         --                    --                 5,693
                                                                 ------------------    ------------------    ------------------
Loss from operations                                                      (4,026)                 (890)               (8,672)
Other income (expense):
     Interest expense                                                       (411)                 (675)                 (895)
     Gain on sale of subsidiary/investment,
          net (Notes 3 and 6)                                                359                   580                    --
     Other, net (Note 3)                                                    (390)                  (99)                  (29)
                                                                 ------------------    ------------------    ------------------
Loss before income taxes                                                  (4,468)               (1,084)               (9,596)
Income taxes (Note 12)                                                       128                   101                    97
Net loss                                                               $  (4,596)           $   (1,185)           $   (9,693)
                                                                 ------------------    ------------------    ------------------

Other comprehensive income (loss)
     Foreign currency translation adjustment                                (325)                  206                  (260)
                                                                 ------------------    ------------------    ------------------
Total comprehensive income (loss)                                      $  (4,921)            $    (979)           $   (9,953)
                                                                 ==================    ==================    ==================

Basic and diluted loss per share (Note 13)                             $    (.28)            $    (.10)           $     (.96)
                                                                 ==================    ==================    ==================



          See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)



                                                                                                         Accumulated
                                                       Common Stock           Additional                       Other
                                                   --------------------        Paid-in     Accumulated   Comprehensive
                                                   Shares        Amount        Capital        Deficit     Income (Loss)     Total
                                                   ------        ------        -------        -------     -------------     -----
Balance at December 31, 1996                           6,064        $  20       $ 8,998     $ (4,124)         153         $ 5,047
Stock issued in connection with reverse
  acquisition (Note 2)                                 3,186           10         5,235           --           --           5,245
Stock issued in connection with private
  placement (Note 10)                                  2,000            7         4,251           --           --           4,258
Stock issued in connection with acquisition
(Note 3)                                                 500            2         1,123           --           --           1,125

Stock issued for debt conversion (Note 10)                55           --            44           --           --              44
Stock issued upon exercise of stock options               30           --            97           --           --              97
Stock issued in connection with settlement
  of dispute (Note 10)                                    80           --           190           --           --             190
Stock issued as compensation and under
  stock purchase plan                                     11           --            22           --           --              22
Foreign currency translation adjustment                   --           --            --           --         (260)           (260)
Accretion of preferred stock                              --           --            --          (60)          --             (60)
Net loss                                                  --           --            --       (9,693)          --          (9,693)
                                                 ------------ ------------ ------------- ------------ ------------   -------------
Balance at December 31, 1997                          11,926           39        19,960      (13,877)        (107)          6,015
Stock issued upon conversion of preferred
  stock (Note 9)                                         770            3           364           --           --             367
Repurchase of stock issued in connection
  with settlement of dispute (Note 10)                   (80)         --           (168)          --           --            (168)
Stock issued under stock purchase plan                     7           --             7           --           --               7
Warrants issued in connection with
  issuance of preferred stock (Note 9)                    --           --           163           --           --             163
Warrants issued for services                              --           --            85           --           --              85
Repricing of warrants issued in connection
  with issuance of preferred stock (Note 9)               --           --            52           --           --              52
Foreign currency translation adjustment                   --           --            --           --          206             206
Accretion of preferred                                    --           --            --          (60)         --              (60)
stock
Net loss                                                  --           --            --       (1,185)         --           (1,185)
                                                 ------------ ------------ ------------- ------------ ------------   -------------
Balance at December 31, 1998                          12,622           42        20,463      (15,122)          99           5,482
Stock issued upon conversion of preferred
  stock (Note 9)                                       2,659            9           960           --           --             969
Stock issued in connection with
  acquisition (Note 3)                                 1,000            3           997           --           --           1,000
Stock issued as compensation                           1,716            6         1,077           --           --           1,083
Stock and warrants issued in connection
  with settlement of dispute (Note 14)                   150           --            73           --           --              73
Stock issued under stock purchase plan                     5           --             2           --           --               2
Warrants issued for services                              --           --            63           --           --              63
Repricing of warrants issued in connection
  with issuance of preferred stock (Note 9)               --           --            91           --           --              91
Foreign currency translation adjustment                   --           --            --           --         (325)           (325)
Accretion of preferred stock                              --           --            --          (41)          --             (41)
Net loss                                                  --           --            --       (4,596)          --          (4,596)
                                                 ------------ ------------ ------------- ------------ ------------   -------------
Balance at December 31, 1999                          18,152        $  60      $ 23,726     $(19,759)      $ (226)        $ 3,801
                                                 ============ ============ ============= ============ ============   =============



          See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)




                                                                   1999                         1998                 1997
                                                                   ----                         ----                 ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                $   (4,596)           $   (1,185)         $   (9,693)
   Adjustments to reconcile net loss to cash provided
     by (used in) operating activities:
       Depreciation and amortization                                           393                   409                 923
       Amortization of intangible assets                                       540                   449                 358
       Provision for doubtful accounts and notes receivable                    488                    97                 251
       Provision for inventory obsolescence                                  1,145                   885               3,134
       Write-down of goodwill                                                   --                    --               5,693
       Provision for impairment of investment                                  419                    --                  --
       Equity in earnings of unconsolidated investments                       (653)                  (24)                 21
       Gain on the sale of subsidiary/investment                              (359)                 (580)                 --
       Stock and warrants issued for services                                1,146                    85                  22
       Repricing of warrants                                                    91                    52                  --
       Minority interest                                                       (33)                    7                  20
   Changes in operating assets and liabilities:
     Accounts receivable                                                       782                (1,101)               (554)
     Inventories                                                               741                (1,017)             (1,011)
     Prepaids and other assets                                                 672                  (411)                413
     Accounts payable                                                          621                  (339)               (755)
     Accrued expenses and other liabilities                                   (231)                 (460)               (490)
                                                                   ------------------    -----------------    -----------------
Cash provided by (used in) operating activities                              1,166                (3,133)             (1,668)
                                                                   ------------------    -----------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net purchases of property, plant and equipment                             (124)                 (182)               (424)
   Cash received on sale of subsidiary/investment                              868                 1,350                  --
   Cash acquired in acquisition/merger                                          --                    --                 273
   Cash collected on notes receivable                                            9                   451                 125
                                                                   ------------------    -----------------    -----------------
Cash provided by (used in) investing activities                                753                 1,619                 (26)
                                                                   ------------------    -----------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net repayments of notes payable                                          (1,272)                 (251)                 (3)
   Proceeds from long-term debt                                                 --                 1,542                 163
   Repayments of long-term debt                                               (415)               (2,916)             (1,606)
   Preferred stock dividends paid                                               --                    --                (140)
   Proceeds from sale of preferred stock                                        --                 2,000                  --
   Payment of preferred stock and debt issuance costs                           --                  (423)                 --
   Proceeds from sale of common stock                                            2                     7               4,258
                                                                   ------------------    -----------------    -----------------
Cash provided by (used in) financing activities                             (1,685)                  (41)              2,672
                                                                   ------------------    -----------------    -----------------
Effect of exchange rate changes on cash                                       (325)                  206                  57
                                                                   ------------------    -----------------    -----------------
Net increase (decrease) in cash and cash equivalents                           (91)               (1,349)              1,035
Cash and cash equivalents at beginning of year                                 572                 1,921                 886
                                                                   ------------------    -----------------    -----------------
Cash and cash equivalents at end of year                                  $    481              $    572           $   1,921
                                                                   ==================    =================    =================




          See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)




                                                                   1999                      1998                        1997
                                                                   ----                      ----                        ----
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
 Cash paid during the year for:
    Interest                                               $               443     $               652     $               827
                                                           ====================    ====================    ====================
    Income taxes                                           $               124     $               138     $                58
                                                           ====================    ====================    ====================

SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING
   AND FINANCING ACTIVITIES:
   Note receivable received upon sale of subsidiary        $                --     $               650     $                --
                                                           ====================    ====================    ====================
   Warrants issued in connection with issuance of
     preferred stock                                       $                --     $               163     $                --
                                                           ====================    ====================    ====================
   Common stock issued upon conversion of preferred
   stock                                                   $               969     $               367     $                --
                                                           ====================    ====================    ====================
   Accretion of preferred stock                            $                41     $                60     $                60
                                                           ====================    ====================    ====================
   Issuance of common stock and warrants in
     connection with settlement of dispute                 $                73     $                --     $               190
                                                           ====================    ====================    ====================
   Repurchase of common stock issued in connection
     with settlement of dispute in exchange for
     Payable                                               $                --     $               168     $                --
                                                           ====================    ====================    ====================
   Issuance of common stock in connection with
     acquisitions                                          $             1,000     $                --     $             6,370
                                                           ====================    ====================    ====================
   Issuance of common stock upon exercise of stock
     options                                               $                --     $                --     $                97
                                                           ====================    ====================    ====================
   Issuance of common stock upon conversion of debt
     to equity                                             $                --     $                --     $                44
                                                           ====================    ====================    ====================




          See accompanying notes to consolidated financial statements.

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



ORGANIZATION AND BUSINESS



         MicroTel International, Inc. (the "Company") operates through three wholly-owned subsidiaries: CXR Telcom Corporation, CXR, S.A. and XIT Corporation ("XIT"). CXR Telcom Corporation and CXR, S.A. (collectively "CXR") design, manufacture and market electronic telecommunication test equipment and data communications equipment. XIT designs, manufactures and markets information technology products, including displays and input components, subsystem assemblies, power supplies and various printed circuits. The Company conducts its operations out of various facilities in the U. S., France, England and Japan and organizes itself in three product line sectors: Instrumentation and Test Equipment, Components and Subsystem Assemblies, and Circuits.



BASIS OF PRESENTATION



         As discussed more fully in Note 2, the Company merged with XIT on March 26, 1997. The merger was accounted for as a purchase of the Company by XIT in a "reverse acquisition" because the existing stockholders of the Company prior to the merger did not have voting control of the combined entity after the merger. In a reverse acquisition, the accounting treatment differs from the legal form of the transaction, as the continuing legal parent company is not assumed to be the acquirer and the financial statements of the combined entity are those of the accounting acquirer (XIT), including any comparative prior year financial statements presented by the combined entity after the business combination. Consequently, the consolidated financial statements include the accounts of XIT and its wholly and majority-owned subsidiaries, and beginning March 26, 1997, include the Company and its other subsidiaries, CXR Telcom Corporation and CXR, S.A. (the "Former Company").



         In connection with the reverse acquisition, the Company assumed the number of authorized common shares of 25,000,000 and $.0033 par value per share of the Former Company. Furthermore, the former stockholders of XIT were issued approximately 6,199,000 shares of common stock, which resulted in a common share exchange ratio of 1.451478. Accordingly, all references to the number of shares and to the per share information in the accompanying consolidated financial statements have been adjusted to reflect these changes on a retroactive basis.



         The Company's minority investment in the common stock of Digital Transmission Systems, Inc. (Note 3) and its 50% investment in a real estate partnership (Note 6) are accounted for using the equity method.



         All significant intercompany balances and transactions have been eliminated in consolidation.



REVENUE RECOGNITION



         Revenues are recorded when products are shipped.



CASH AND CASH EQUIVALENTS



         Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less when purchased.



Inventories



         Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY, PLANT AND EQUIPMENT



         Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets (or lease term, if shorter) as follows:



              Buildings                                         50 years
              Machinery, equipment and fixtures                3-7 years
              Leasehold improvements                             5 years




         Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.



GOODWILL



         Goodwill represents the excess of purchase price over the fair value of net assets acquired through business combinations accounted for as purchases and is amortized on a straight-line basis over its estimated useful life. During 1997, the Company wrote-down the value of goodwill by approximately $5.7 million and reduced the estimated useful lives from 15 - 20 years to 10 years (see Note
11).



SOFTWARE DEVELOPMENT COSTS



         Software development costs, including purchased technology, are capitalized beginning when technological feasibility has been established or when purchased from third parties and continues through the date of commercial release. Amortization commences upon commercial release of the product and is calculated using the greater of the straight-line method over three years or the ratio of the products' current revenues divided by the anticipated total product revenues. The carrying value of capitalized software development costs aggregates $66,000 and $412,000 (net of accumulated amortization of $763,000 and $417,000) at December 31, 1999 and 1998, respectively, and is included in other assets in the accompanying consolidated balance sheets. Amortization relating to the capitalized software of $346,000, $169,000 and $248,000 was charged to cost of sales during 1999, 1998 and 1997, respectively.



DEBT ISSUANCE COSTS



         The costs related to the issuance of debt and the redeemable preferred stock are capitalized and amortized over the life of the instrument.



LONG-LIVED ASSETS



         The Company reviews the carrying amount of its long-lived assets and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.



PRODUCT WARRANTIES



         The Company provides warranties for certain of its products for periods of generally one year. Estimated warranty costs are recognized at the time of the sale.

INCOME TAXES



         The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the year and the change during the year in deferred tax assets and liabilities.



STOCK-BASED COMPENSATION



         The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans, unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."



EARNINGS (LOSS) PER SHARE


         Earnings (loss) per share is calculated according to Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic earnings
(loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity.



FAIR VALUE OF FINANCIAL INSTRUMENTS


         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1999 and 1998, the fair value of all financial instruments approximated carrying value.


         The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.



USE OF ESTIMATES


         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK



         Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.



         The Company's accounts receivable results from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. Credit losses are provided for in the financial statements and consistently have been within management's expectations.



FOREIGN CURRENCY TRANSLATION



         The accounts of foreign subsidiaries have been translated using the local currency as the functional currency. Accordingly, foreign currency denominated assets and liabilities have been translated to U.S. dollars at the current rate of exchange on the balance sheet date. The effects of translation are recorded as a separate component of stockholders' equity in accumulated other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in foreign currencies are translated at average exchange rates and included in operations. Such amounts are not material to the accompanying consolidated financial statements.



COMPREHENSIVE INCOME



         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established new rules for the reporting and display of comprehensive income (loss) and its components in a full set of general-purpose financial statements. All prior period data presented have been restated to conform to the provisions of SFAS 130.



REPORTABLE SEGMENTS



         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires public business enterprises to report certain information about operating segments in complete sets of financial statements and in condensed financial statements of interim periods issued to shareholders. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. All prior period data presented has been restated to conform to the provisions of SFAS 131. The Company has determined that it operates in three reportable segments:
Instrumentation and Test Equipment, Components and Subsystem Assemblies, and Circuits.



RECLASSIFICATIONS



         Certain reclassifications have been made to the prior year financial statements to be consistent with the 1999 presentation.



(2)      MERGER WITH XIT CORPORATION



         On March 26, 1997, privately held XIT merged with a wholly-owned, newly formed subsidiary of the Company, with XIT as the surviving subsidiary. Pursuant to the transaction, the former stockholders of XIT were issued approximately 6,119,000 shares of common stock of the Company, or approximately 66% of the issued and outstanding common stock. In addition, holders of XIT stock options and warrants at the date of the merger collectively had the right to acquire an additional 2,153,000 shares of common stock. Collectively, the former XIT stockholders owned, or had the right to acquire, approximately 65% of the common stock of the Company on a fully-diluted basis as of the date of the transaction.



         As described in Note 1, the merger has been accounted for as a purchase of the Company by XIT. Accordingly, the purchase price, consisting of the value of the common stock outstanding of the Company at the date of the merger of $5,011,000 plus the direct costs of the acquisition of $730,000, and the acquired assets and liabilities of MicroTel were recorded at their estimated fair values at the date of the merger. The excess of $4,998,000 of the purchase price over the fair value of the net assets acquired was recorded as goodwill and thereafter was amortized on a straight-line basis over 15 years.



         In September 1997, the Company wrote-down the goodwill associated with the merger to $998,000. Thereafter, the remaining goodwill is being amortized on a straight-line basis over ten years (see Note 11).



         The following represents the unaudited pro forma results of operations as if the merger had occurred at the beginning of the year ended December 31, 1997.




                                                                 1997
                                                                 ----
                  Net sales                                  $    46,094,000
                                                             ================
                  Net loss                                   $   (12,097,000)
                                                             ================
                  Basic and diluted loss per share           $         (1.12)
                                                             ================




         The pro forma results of operations above do not purport to be indicative of the results that would have occurred had the merger taken place at the beginning of the respective period presented or of results which may occur in the future.



(3)      ACQUISITIONS AND DISPOSITIONS OF BUSINESSES



CRITICAL COMMUNICATIONS



         On October 17, 1997, the Company's CXR Telcom subsidiary acquired all the capital stock of Critical Communications Incorporated ("Critical") of St. Charles, Illinois in exchange for 500,000 shares of the Company's common stock. Founded in 1991, Critical is a provider of sophisticated, state-of-the-art, portable telephone test instruments used by both long-distance carriers and local telephone service providers as well as by corporate and government telecommunications end users. The acquisition of Critical has been accounted for as a purchase, and accordingly, the results of operations of Critical since the date of the acquisition are included in the Company's consolidated statements of operations. The 500,000 shares of common stock were valued at $1,125,000 based on the fair value of the common stock on the acquisition date. The Company acquired $9,000 in cash in the acquisition and the cost in excess of net assets acquired was $1,123,000 which is being amortized on a straight-line basis over ten years. The pro forma effect of this acquisition was not material to the results of operations for 1997.



HYCOMP



         On July 6, 1994, the Company acquired 84.6% of the common shares outstanding of HyComp, Inc. ("HyComp"), a public company, by means of an exchange of the Company's common stock for HyComp common stock held by Metraplex Corporation and various other officers and directors of HyComp. HyComp is a manufacturer of thin film hybrid circuits for industrial, medical and military customers. In May 1996, the Company acquired additional common shares of HyComp, which increased the Company's ownership percentage to 90.7%. Also in May 1996, the Company acquired 96.1% of the preferred shares outstanding of

HyComp. Each of these transactions was an exchange of the Company's common stock for the respective HyComp stock at recorded amounts that approximate fair value. As the result of the exercise of certain HyComp stock options in 1997, the Company's ownership of the common shares outstanding of HyComp was reduced to 88.5%.



         For financial reporting purposes, HyComp's assets, liabilities and earnings are consolidated with those of the Company. Ownership interest in HyComp, other than that of the Company's, is included in the accompanying consolidated financial statements as minority interest, and includes amounts applicable to HyComp's preferred stock of $6,000 at December 31, 1998 and 1997. Dividends on the preferred stock are cumulative at 8% per year, and minority interest at December 31, 1998 and 1997 includes cumulative dividends in arrears of $8,000.



         On March 31, 1999, the Company sold substantially all of the assets and liabilities of its HyComp, Inc. subsidiary in exchange for $750,000 in cash and a royalty on 1999 revenues generated from HyComp's existing customer base in excess of a specified amount. The transaction resulted in a gain of $331,000. Summarized below is the unaudited pro forma financial information of the Company as though the assets had been sold at the beginning of the year ended December 31, 1998.




                                                   1999                      1998
                                                   ----                      ----
Net sales                                   $       27,845,000        $       34,435,000
                                            ===================       ===================
Net loss                                    $       (4,306,000)       $       (1,469,000)
                                            ===================       ===================
Basic and diluted loss per share            $             (.26)       $             (.13)
                                            ===================       ===================
Total assets                                $       16,621,000        $       19,125,000
                                            ===================       ===================




         In October 1999, the Company sold its interest in the outstanding common and preferred stock of HyComp in exchange for $118,000. A gain in the same amount was recorded in 1999 as HyComp, subsequent to the asset sale noted above, was essentially a shell company with no significant assets or liabilities.



XCEL ARNOLD CIRCUITS



         On January 9, 1998, the Company entered into a definitive agreement to sell certain of the assets of its XCEL Arnold Circuits, Inc. subsidiary ("XACI"), a manufacturer of multi-layer bare printed circuit boards. On April 9, 1998, the Company completed the sale and received $1,350,000 in cash and a note receivable aggregating $650,000, which was payable over three years. The sale resulted in a gain of $580,000. The balance due under the note receivable was $650,000 at December 31, 1998 of which $144,000 is included in current portion of notes receivable in the accompanying 1998 consolidated balance sheet. Summarized below is the unaudited pro forma financial information of the Company as though the assets had been sold at the beginning of the year ended December 31, 1997.




                                                     1998                      1997
                                                     ----                      ----
Net sales                                     $       35,752,000        $       34,068,000
                                              ===================       ===================
Net loss                                      $         (715,000)               (7,327,000)
                                              ===================       ===================
Basic and diluted loss per share              $             (.06)                     (.73)
                                              ===================       ===================
Total assets                                  $       21,242,000        $       21,021,000
                                              ===================       ===================




         During 1999, the buyer of XACI defaulted under the terms of the note receivable. The Company offset the balance outstanding pursuant to a note payable due to the buyer (Note 7) against the note receivable and then wrote-off the net unpaid balance of $452,000. Such amount has been included in the net amount of other expense in the accompanying 1999 consolidated statement of operations.

DIGITAL TRANSMISSION SYSTEMS



         On January 31, 1999, the Company exercised an option to purchase 1,738,159 shares or 41% of the outstanding common stock of Digital Transmission Systems, Inc. ("DTS") from a private company in exchange for 1,000,000 shares of common stock of the Company. The Company's shares exchanged were valued at $1,000,000 based on the fair value of the common stock on the transaction date, excluding $33,000 of transaction-related costs. This option was granted to the Company on December 31, 1998 in exchange for warrants (with a fair value of approximately $55,000) to purchase 152,381 shares of the Company's common stock at $0.66 per share for five years. DTS was founded in 1990 and is a publicly traded company with its headquarters near Atlanta, Georgia. It designs, manufactures and markets electronic products used to build, access and monitor high-speed telecommunications networks worldwide. DTS's primary customers include domestic and international wireless service providers, telephone service providers and private wireless network users. During 1999, the Company accounted for its investment in DTS using the equity method of accounting and recognized $626,000 of income from its 41% interest in DTS. This amount is included in the net amount of other income in the accompanying 1999 statement of operations.



         On January 7, 2000, the Company sold all of its interest in the common stock in DTS to Wi-LAN, Inc. ("Wi-LAN"), a company based in Alberta, Canada in exchange for $520,000 and 28,340 shares of Wi-LAN common stock. Wi-LAN is a publicly traded company on the Toronto Exchange. The Wi-LAN common stock had a market value of $720,000 on the date of the transaction. Accordingly, as of December 31, 1999, the Company wrote-down the carrying value of its investment in the common stock of DTS to the value of the consideration received in January 2000. The write-down of $419,000 is included in other income (expense) in the accompanying statement of operations for the year ended December 31, 1999. The Company is restricted from selling the Wi-LAN stock until July 7, 2000 due to Toronto exchange rules that restrict sales of stock obtained in an acquisition related transaction.



(4)      INVENTORIES



         Inventories are summarized as follows:




                                                                       1999                      1998
                                                                       ----                      ----

Raw materials                                                 $        1,728,000        $        2,926,000
Work-in-process                                                        1,199,000                 2,375,000
Finished goods                                                         1,254,000                 1,125,000
                                                              -------------------       -------------------
                                                              $        4,181,000        $        6,426,000
                                                              ===================       ===================




         Included in the amounts above is an allowance for inventory obsolescence of $1,388,000 and $1,766,000 at December 31, 1999 and 1998,
respectively.



(5)      PROPERTY, PLANT AND EQUIPMENT



         Property, plant and equipment consists of the following:




                                                                       1999                      1998
                                                                       ----                      ----

Land and buildings                                            $          306,000        $          348,000
Machinery, equipment and fixtures                                      3,805,000                 3,971,000
Leasehold improvements                                                   479,000                 1,022,000
                                                              -------------------       -------------------
                                                                       4,590,000                 5,341,000


                                      38

Accumulated depreciation and amortization                             (3,197,000)               (3,402,000)
                                                              -------------------       -------------------
                                                              $        1,393,000        $        1,939,000
                                                              ===================       ===================




(6)      INVESTMENT IN PARTNERSHIP




         On December 19, 1996, the Company's XIT subsidiary invested $100,000 and formed an equal partnership with P&S Development, a California general partnership. The partnership, "Capital Source Partners, A Real Estate Partnership," obtained ownership rights to a 93,000 square foot facility in, Ontario, California. The Company occupied 63,000 square feet of this facility as a corporate headquarters and as an administrative and factory facility for XIT's Digitran Division under a long-term lease from the partnership. Immediately following the formation of the partnership, XIT obtained a loan from a bank for $750,000 (Note 8), and in turn, loaned such funds to the partnership under a note receivable with the same terms and conditions. Such funds were utilized to reduce the existing debt secured by the real estate. XIT's original investment in the partnership is adjusted for the income (loss) attributable to XIT's portion of the partnership's results of operations. The investment in the partnership of $150,000 was included in investment in affiliates in the accompanying 1998 consolidated balance sheet. The balance due under the note receivable was $124,000 at December 31, 1998 and was included in current portion of notes receivable in the accompanying 1998 consolidated balance sheet.



         In August 1999, the Company sold its interest in the partnership and the note receivable to an unrelated party in exchange for $75,000. In connection with this agreement, all associated liabilities were assumed by the purchaser and all of the Company's unpaid rent in the amount of approximately $152,000 was forgiven. Additionally, the Company's obligation under the long-term lease was terminated. In connection with the sale of its investment in partnership, the Company recognized a loss of $90,000.



(7)      NOTES PAYABLE



         A summary of notes payable is as follows:




                                                                       1999                      1998
                                                                       ----                      ----

Line of credit with a commercial lender                       $        2,014,000        $        2,485,000
Foreign subsidiary line of credit with a bank                                --                     77,000
Foreign subsidiary line of credit with a bank                             93,000                   317,000
Other notes payable                                                          --                    500,000
                                                              ------------------        -------------------
                                                              $        2,107,000        $        3,379,000
                                                              ===================       ===================




         On July 8, 1998, the Company entered into a $10.5 million credit facility (the "Domestic Facility") with a commercial lender for a term of two years which provided (i) a term loan of approximately $1.5 million; (ii) a revolving line of credit of up to $8 million based upon assets available from either existing or future-acquired operations; and (iii) a capital equipment expenditure credit line of up to $1 million. This credit facility replaced the existing credit facilities of the Company's domestic operating companies that were paid in full at the closing.



         Borrowings under the revolving line of credit provision of the Domestic Facility totaled $2,014,000 and $2,485,000 at December 31, 1999 and 1998,
respectively. The credit line is collateralized by substantially all assets of the Company's domestic subsidiaries, bears interest at the lender's prime rate (8.5% at December 31, 1999) plus 1% and is payable on demand. No additional borrowings were available under the line at December 31, 1999. No borrowings were outstanding under the $1 million of the capital equipment expenditure credit line at December 31, 1999 or 1998. The lines of credit expire on June 23, 2000. The Domestic Facility agreement requires compliance with certain covenants and conditions. The Company was in compliance with, or had obtained waivers for, all such covenants as of December 31, 1999, except for the adjusted net worth covenant.

         The Company's French subsidiary has a bank line of credit with $0 and $77,000 outstanding at December 31, 1999 and 1998, respectively. Borrowings under the related agreement bear interest at 4.2% to 4.6% at December 31, 1999 and are based on eligible accounts receivable. Approximately $380,000 of borrowings were available under the line at December 31, 1999.



         The Company's UK subsidiary has a bank line of credit with $93,000 and $317,000 outstanding at December 31, 1999 and 1998, respectively. Borrowings under the related agreement bear interest at the bank's base rate (5.5% at December 31, 1999) plus 2.5% and are based on eligible accounts receivable. Approximately $350,000 of additional borrowings were available under the line at December 31, 1999.



         The Company borrowed $250,000 from a third party on a short-term basis on December 31, 1998. This loan bore interest at 10% and was repaid in 1999. In addition, the Company had an outstanding note with a balance of $250,000 at December 31, 1998 in connection with the sale of its XCEL Arnold Circuits, Inc. subsidiary (Note 3). This loan bore no interest and was payable on demand. During 1999, the balance of the outstanding note payable was offset against the note receivable received in connection with the sale of XCEL Arnold Circuits (Note 3).



(8)      LONG-TERM DEBT



         A summary of long-term debt follows:




                                                                      1999                      1998
                                                                      ----                      ----

Term notes payable to commercial lender (a)                   $          954,000        $        1,526,000
Term note payable to bank (b)                                              --                      135,000
Term notes payable to foreign banks (c)                                  108,000                   101,000
Capitalized lease obligations (d)                                        258,000                   380,000
Other promissory notes                                                   267,000                    93,000
                                                              -------------------       -------------------
                                                                       1,587,000                 2,235,000
Current portion                                                       (1,422,000)                 (805,000)
                                                              -------------------       -------------------
                                                              $          165,000        $        1,430,000
                                                              ===================       ===================




         (a) Three term notes payable to a commercial lender bearing interest at the lender's prime rate (8.5% at December 31, 1999) plus 1.25%. The notes are collateralized by machinery and equipment and are payable in total monthly principal installments (aggregating $28,000 at December 31, 1999), plus interest through final maturity dates in fiscal 2003. As a result of the Company's non-compliance with the adjusted net worth covenant of the Domestic Facility (Note 7), the Company has classified the entire balance of these term notes as a current liability at December 31, 1999.



         (b) Term note payable to a bank which bore interest at the lender's prime rate plus 1.25%. The note was repaid during 1999.



         (c) The Company has agreements with several foreign banks which include term borrowings which mature at various dates through 2001. Interest rates on the borrowings bear interest at rates ranging from 2.0% to 2.8% and are payable in monthly installments. Included in the other term notes is a $101,000 note, which is guaranteed by Tokyo Credit Guarantee Corporation on behalf of the Company's Japanese subsidiary. The term borrowings are collateralized by the assets of the respective subsidiary.


         (d) Capital lease agreements are calculated using interest rates appropriate at the inception of the lease and range from 12% to 22%. Lease liabilities are amortized over the lease term using the effective interest method. The leases all contain bargain purchase options and expire through 2002.

         Principal maturities related to long-term debt as of December 31, 1999 are as follows:




                  Year Ending December 31,                                      Amount
                  ------------------------                                      ------
                  2000                                                 $      1,422,000
                  2001                                                          157,000
                  2002                                                            8,000
                                                                       ----------------
                                                                       $      1,587,000
                                                                       ================




(9)      REDEEMABLE PREFERRED STOCK



SERIES A AND SERIES B REDEEMABLE PREFERRED STOCK



         In connection with the Arnold Circuits, Inc. acquisition in 1995, XCEL Arnold Circuits, Inc. issued 1,000 shares each of Series A redeemable preferred stock (Series A) and Series B redeemable preferred stock (Series B). In preference to common shares of stock, each Series A and Series B share was entitled to a cumulative cash dividend of $120 and $160 per year, respectively, commencing in June 1996. The Series A and B shares had a liquidation preference of and were subject to mandatory redemption by the Company on December 15, 1999 at a value of $30 and $40 per share, respectively, plus all accrued and unpaid dividends, whether or not declared, to the date of redemption. The redeemable preferred stock was recorded at fair value on the date of issuance using an imputed market rate dividend of 9.5%. The excess of the redemption value over the carrying value was being accreted by periodic charges to retained earnings over the original life of the issue.



         The Series A and Series B redeemable preferred stock was retired as part of the sale of the XCEL Arnold Circuits subsidiary in March 1998 (see Note
3).



         The following table reflects the Series A and Series B redeemable preferred stock activity:




                                                       Series A Redeemable                Series B Redeemable
                                                         Preferred Stock                    Preferred Stock
                                               ----------------------------------   --------------------------------
                                                    Number                               Number
                                                   of Shares           Amount           of Shares         Amount
                                                   ----------          ------           ---------         ------
Balance at December 31, 1996                             1,000    $      340,000            1,000    $      454,000
Accretion of preferred stock                               --             26,000              --             34,000
Preferred stock dividends paid                             --            (60,000)             --            (80,000)
                                                 -------------    ---------------   -------------    ---------------
Balance at December 31, 1997                             1,000           306,000            1,000           408,000
Accretion of preferred stock                               --              7,000              --              7,000
Cancellation of stock upon sale of
    subsidiary                                          (1,000)         (313,000)          (1,000)         (415,000)
                                                 --------------   ---------------   --------------   ---------------
Balance at December 31, 1998 and 1999                      --     $          --               --     $            --
                                                 ==============   ===============   ==============   ===============




CONVERTIBLE REDEEMABLE PREFERRED STOCK



         In June 1998, the Company sold 50 shares of convertible preferred stock (the "New Preferred Shares") at $10,000 per share to one institutional investor. In July 1998, the Company sold an additional 150 New Preferred Shares at the same per share price to two other institutional investors. Included with the sale of such New Preferred Shares were a total of one million warrants to purchase the Company's common stock exercisable at $1.25 per share and expiring May 22, 2001. The Company has ascribed an estimated fair value to these warrants aggregating $163,000 and accordingly has reduced the convertible redeemable preferred stock balance as of the date of issuance.



         The Company received net proceeds totaling approximately $1,843,000 after deduction of commissions and transaction-related expenses. The New Preferred Shares were originally convertible into the common stock of the Company at the option of the holder thereof at any time after the ninetieth
(90th) day of issuance thereof at the conversion price per share of New Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. No more than 20% of the aggregate number of New Preferred Shares originally purchased and owned by any single entity may be converted in any thirty (30) day period after the ninetieth (90th) day from issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of New Preferred Shares are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the Company's common stock, an amount per share equal to $10,000 for each outstanding New Preferred Share. Any unconverted New Preferred Shares may be redeemed at the option of the Company for cash at a per share price equal to $11,500 per New Preferred Share and any New Preferred Shares which remain outstanding as of May 22, 2003 are subject to mandatory redemption by the Company at the same per-share redemption price. The excess of the redeemable value over the carrying value is being accreted by periodic charges to retained earnings over the original life of the issue.



         In November 1998, the holders of the New Preferred Shares agreed to modify the conversion rate to $10,000 divided by $0.50 in exchange for a reduction in the exercise price of the Warrants to $0.75 per share. In connection with the repricing of the warrants, the Company recognized $52,000 of non-cash expense in 1998. This expense represents the excess of the fair value of the warrants after repricing over the fair value of the warrants immediately before the repricing.



     In August 1999, the agreement previously reached with the holders of the New Preferred Shares which limited the conversion rate of such stock to $0.50 per common share so long as the Company's common stock continued to be listed on NASDAQ was terminated as a result of the delisting (Note 10). The conversion rate for the New Preferred Shares reverted to the terms of the original subscription agreement which provided that conversion would occur at the lower of $1.25 per common share or the arithmetic average of the three lowest closing bid prices during the forty (40) days immediately prior to conversion.



         In December 1999, two institutional investors sold all of their outstanding New Preferred Shares and the prorated portion of warrants applicable to the then outstanding New Preferred Shares. The purchasers of such New Preferred Shares and prorated warrants included an executive officer of the Company and certain related parties. Also in December 1999, the holders of the
59.5 outstanding shares of the New Preferred Shares agreed to modify the conversion ratio to a fixed factor whereby each share of the New Preferred Shares is convertible into 50,530 shares of common stock (the fair value of the underlying shares of common stock) in exchange for a reduction in the exercise price of the warrants to $.25 per share and an extension of the expiration date of the warrants to December 2002. In connection with the repricing of the warrants, the Company recognized $91,000 of non-cash expense in 1999. This expense represents the excess of the fair value of the warrants after repricing over the value of the warrants immediately before the repricing.

         The following table reflects the convertible redeemable preferred stock activity:


                                                        Number
                                                       of Shares            Amount
                                                       ---------            ------
Balance at December 31, 1997                                   --                --
Preferred stock issued                                        200         1,837,000
Conversion to common stock                                    (39)         (367,000)
Accretion of preferred stock                                   --            46,000
                                                      -----------       -----------
Balance at December 31, 1998                                  161         1,516,000
Conversion to common stock                                 (101.5)         (969,000)
Accretion of preferred stock                                   --            41,000
                                                      -----------       -----------
Balance at December 31, 1999                                 59.5       $   588,000
                                                      ===========       ===========


(10)     STOCKHOLDERS' EQUITY


         In April 1997, the Company sold 2,000,000 investment units at $2.50 per unit. The units consist of one share of common stock and one quarter of a warrant to purchase one share of common stock. The warrants have an exercise price of $3.45. The proceeds to the Company were $4,258,000 (net of $600,000 of commissions and $142,000 for other expenses). In connection with this transaction, 200,000 warrants were issued to the placement agents at an exercise price of $2.66.


STOCK OPTIONS AND WARRANTS


         The Company has the ability to issue options to purchase its common stock under the following arrangements:


     - Employee Stock and Stock Option Plan, effective July 1, 1994, providing for non-qualified stock options as well as restricted and non-restricted stock awards to both employees and outside consultants. Up to 520,000 shares may be granted or optioned under this plan. Terms of related grants under the plan are at the discretion of the Board of Directors.


     - Stock Option Plan adopted in 1993, providing for the granting of up to 300,000 incentive stock options to purchase stock at not less than the current market value on the date of grant. Options granted under this plan vest ratably over three years and expire 10 years after date of grant.


     - The MicroTel International Inc. 1997 Stock Incentive Plan (the "1997 Plan") provides that options granted may be either qualified or nonqualified stock options and are required to be granted at fair market value on the date of grant. Subject to termination of employment, options may expire up to ten years from the date of grant and are nontransferable other than in the event of death, disability or certain other transfers that the committee of the Board of Directors administering the 1997 Plan may permit. Up to 1,600,000 stock options may be granted under the 1997 Plan. All outstanding options of former optionholders under the XIT 1987 Employee Stock Option Plan were converted to options under the 1997 Plan as of the date of the merger between the Company and XIT at the exchange rate of 1.451478 (see Note
         2).


         The Company accounts for stock-based compensation under the "intrinsic value" method. Under this method, no compensation expense is recorded for these plans and arrangements for current employees whose grants provide for exercise prices at or above the market price on the date of grant. Compensation or other expense is recorded based on intrinsic value (excess of market price over exercise price on date of grant) for employees, and fair value of the option awards for others.


         The following table shows activity in the outstanding options for the years ended December 31, 1999, 1998 and 1997:


                                                                          Weighted
                                                                          Average
                                                        1999              Exercise             1998                1997
                                                       Shares              Price              Shares              Shares
                                                       ------              -----              ------              ------
Outstanding at beginning of year                        2,047,000             $  2.13          1,999,000             842,000
Granted                                                   430,000                0.20            200,000              96,000
XIT/MicroTel merger                                            --                  --                 --           1,146,000
Exercised                                                      --                  --                 --             (30,000)
Canceled                                                 (897,000)               2.39           (152,000)            (55,000)
                                                   ----------------    ----------------    ----------------    ----------------
Outstanding at end of year                              1,580,000             $  1.46          2,047,000           1,999,000
                                                   ================    ================    ================    ================


         The following table summarizes information with respect to stock options at December 31, 1999:


                                    Options Outstanding                                                 Options Exercisable
                         -------------------------------------------                         ---------------------------------------
                                                      Weighted
                                                       Average
                                Number                Remaining                                   Number
      Range of               Outstanding             Contractual           Weighted             Exercisable              Weighted
      Exercise               December 31,               Life                Average            December 31,               Average
        Price                    1999                  (Years)               Price                 1999                    Price
        -----                    ----                  -------               -----                 ----                    -----
$.20 to $1.00                    430,000                   9.9            $   0.20                215,000                $   0.20
$1.01 to $2.00                   964,000                   6.1            $   1.71                964,000                $   1.71
$2.01 to $3.00                    56,000                   6.2            $   2.71                 56,000                $   2.71
$3.01 to $4.00                   130,000                   4.4            $   3.16                130,000                $   3.16
                         ----------------    ------------------    ----------------     ------------------      ------------------
$.20 to $4.00                  1,580,000                   7.0            $   1.46              1,365,000                $   1.65
                         ================    ==================    ================     ==================      ==================



         Options exercisable as of December 31, 1999, 1998 and 1997 are as follows:


                                                              1999                    1998                    1997
                                                              ----                    ----                    ----
Exercisable                                                      1,365,000               1,892,000               1,843,000
Weighted Average Exercise Price                           $           1.65        $           2.26         $          2.32


         Weighted average exercise prices for 1999 are calculated at prices effective as of December 31, 1999. The fair value of options granted during 1999 was $63,000, at a weighted average value of $0.15 per share. Exercise prices for options outstanding as of December 31, 1999 generally ranged from $0.20 to $3.45 per share and the weighted average remaining contractual life for these options was 7 years. The fair value of options granted during the years ended December 31, 1998 and 1997 were $112,000 and $132,000, at weighted average prices of $0.56 and $1.37 per share, respectively.


         If the Company had instead elected the fair value method of accounting for stock-based compensation, compensation cost would be accrued at the estimated fair value of all stock option grants over the service period, regardless of later changes in stock prices and price volatility. The fair value at date of grant for options granted in 1999, 1998 and 1997 has been estimated based on a modified Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 85% in 1999, 25% to 57% in 1998 and 73% in 1997, based on historical results; risk-free interest rate of 5.1% to 6.0%; and average expected lives of approximately seven to ten years.


         The following table sets forth the net loss, net loss available for common stockholders and loss per share amounts for the periods presented as if the Company had elected the fair value method of accounting for stock options.


                                                          (in thousands, except per share amounts)
                                                           1999             1998             1997
                                                           ----             ----             ----
NET LOSS
         As reported                                 $      (4,596)    $      (1,185)   $      (9,693)
         Pro forma                                   $      (4,628)    $      (1,297)   $      (9,825)

NET LOSS AVAILABLE FOR COMMON
  STOCKHOLDERS
         As reported                                 $      (4,637)    $      (1,245)   $      (9,753)
         Pro forma                                   $      (4,669)    $      (1,357)   $      (9,885)

BASIC AND DILUTED LOSS PER SHARE
         As reported                                 $        (.28)    $      (.10)     $         (.96)
         Pro forma                                   $         (.28)   $      (.11)     $         (.98)


         Additional incremental compensation expense includes the excess of fair values of options granted during the year over any compensation amounts recorded for options whose exercise prices were less than market value at date of grant, and for any expense recorded for non-employee grants. Additional incremental compensation expense also includes the excess of the fair value at modification date of options repriced or extended over the value of the old options immediately before modification. All such incremental compensation is amortized over the related vesting period, or expensed immediately if fully vested. The above calculations include the effects of all grants in the years presented. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net income (loss) in future years.


         The Board of Directors has also authorized the issuance of common stock purchase warrants to certain officers, directors, stockholders, key employees and other parties as follows:


                                                                Number                              Warrant Price
                                                                                                    -------------
                                                               of Shares                 Per Share                    Total
                                                               ---------                 ---------                    ------
Balance outstanding, December 31, 1996                              1,198,000          $ 1.21 to 3.79          $       3,431,000
Warrant - MicroTel merger                                             122,000               2.50                         305,000
Warrants issued                                                     1,170,000           2.13 to 3.45                   3,410,000
                                                           ------------------      -----------------------     ---------------------
Balance outstanding, December 31, 1997                              2,490,000           1.21 to 3.79                   7,146,000
Warrants issued                                                     2,802,000           0.66 to 1.25                   2,838,000
Warrants cancelled                                                 (1,000,000)              1.25                      (1,250,000)
                                                           ------------------      -----------------------     ---------------------
Balance outstanding, December 31, 1998                              4,292,000           0.66 to 3.79                   8,734,000
Warrants issued                                                     2,865,000           0.25 to 1.38                   2,199,000
Warrants expired/cancelled                                         (1,925,000)          0.60 to 2.50                  (2,015,000)
                                                           ------------------      -----------------------     ---------------------
Balance outstanding at December 31, 1999                            5,232,000          $ 0.25 to 3.79            $     8,918,000
                                                           ==================      =======================     =====================

         The Company has an Employee Stock Purchase Plan at its CXR subsidiary allowing eligible subsidiary employees to purchase shares of the Company's common stock at 85% of market value. During 1999, 1998 and 1997, 5,000, 7,000 and 6,000 shares, respectively, had been issued pursuant to the plan with 27,000 shares reserved for future issuance.


         As of December 31, 1999, the Company has 18,152,000 shares of common stock outstanding and potentially 9,846,000 shares of common stock issuable pursuant to the exercise of outstanding stock options and warrants and conversion of convertible redeemable preferred stock. In accordance with its articles of incorporation, the Company is authorized to issue 25,000,000 shares of common stock. Accordingly, the Company may be unable to issue the common shares pursuant to its outstanding stock options, warrants and convertible redeemable preferred stock until such time as the Company's articles of incorporation are amended or until the terms of the related stock options, warrants and/or convertible redeemable preferred stock are modified.


DEBT TO EQUITY CONVERSION


         In March 1997, the Company converted $44,000 in various promissory notes to 55,000 shares of common stock.


SETTLEMENT OF DISPUTE


         During 1997, the Company entered into an amendment to an agreement with a former officer in settlement of a claim made by such officer for certain amounts purportedly owed to him by the Company. In connection with the amended agreement, the Company issued the former officer 80,000 shares of its common stock valued at $190,000, the fair market value of the common stock on the date of issuance. In November 1998, the Company entered into a further amended agreement pursuant to which the former officer returned the 80,000 shares previously issued in exchange for the Company's agreement to pay $168,000 over the next two years. The Company cancelled the returned shares.


NASDAQ DELISTING


         In May 1999, the listing of the Company's common stock on the NASDAQ SmallCap Market ("NASDAQ") was discontinued and thereafter, the Company's common stock has been traded on the OTC Bulletin Board.


(11)     NON-RECURRING CHARGES; IMPAIRMENT OF GOODWILL


         The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) for individual business units may not be sufficient to support recorded goodwill. During the third quarter ended September 30, 1997 the Company, due to declines in profit margins and continuing operating losses, wrote-off the carrying value of goodwill originating with certain acquisitions. The Company also wrote-down the carrying value of goodwill originating from the reverse acquisition with XIT (see Note 2) to its net realizable value. These write-downs totaled $5,693,000 and were charged to operations.


(12)     INCOME TAXES


         The Company files a consolidated U.S. federal income tax return. This return includes all domestic companies 80% or more owned by the Company. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its domestic subsidiaries.

         Income (loss) before income taxes was taxed under the following jurisdictions:


                                                             1999                     1998                   1997
                                                             ----                     ----                   ----
Domestic                                                     $(3,954,000)             $ (1,090,000)         $ (9,721,000)
Foreign                                                         (514,000)                    6,000               125,000
                                                       --------------------    --------------------    --------------------
Total                                                        $(4,468,000)             $ (1,084,000)         $ (9,596,000)
                                                       ====================    ====================    ====================


         Income tax expense consists of the following:


                                                              1999                    1998                   1997
                                                              ----                    ----                   ----
Current:
    Federal                                                   $         -              $        -             $        -
                                                                        -                       -                      -
    State                                                          30,000                   8,000                 17,000
    Foreign                                                        98,000                  93,000                 80,000
                                                       --------------------    --------------------    --------------------
                                                              $   128,000              $  101,000             $   97,000
                                                       ====================    ====================    ====================


         Income tax expense (benefit) differs from the amount obtained by applying the statutory federal income tax rate of 34% to loss before income taxes as follows:


                                                     1999                   1998                     1997
                                                     ----                   ----                     ----
Tax at U.S. federal statutory rate                   $ (1,519,000)             $  (368,000)         $ (3,263,000)
State taxes, net of federal income
  tax benefit                                             30,000                   8,000                 17,000
Foreign income taxes                                      98,000                  93,000                 80,000
Write-down of goodwill                                        --                      --              1,936,000
Losses with no current benefit                         1,449,000                 270,000              1,096,000
Permanent differences                                     70,000                  98,000                157,000
Other                                                         --                      --                 74,000
                                              --------------------    --------------------    --------------------
                                                     $   128,000             $   101,000             $   97,000
                                              ====================    ====================    ====================


         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                                          1999                   1998
                                                                                          ----                   ----
Deferred tax assets:
     Allowance for doubtful accounts                                                   $       37,000    $            90,000
     Inventory reserves and uniform capitalization                                            254,000                387,000
     Other accrued liabilities                                                                140,000                279,000
     Deferred compensation                                                                    326,000                537,000
     Research credit carryforwards                                                            256,000                256,000
     Alternative Minimum Tax credit carryforwards                                             134,000                134,000
     Net operating loss carryforwards                                                      17,436,000             15,423,000
                                                                                    --------------------   --------------------


Total deferred tax assets                                                                  18,583,000             17,106,000

Valuation allowance for deferred tax assets                                               (18,335,000)           (16,591,000)
                                                                                    --------------------   --------------------

Net deferred tax assets                                                                       248,000                515,000
                                                                                    --------------------   --------------------

Deferred tax liabilities:
     Depreciation                                                                            (166,000)              (515,000)
     Gain on sale of investment                                                               (82,000)                    --
                                                                                    --------------------   --------------------

Total deferred tax liabilities                                                               (248,000)              (515,000)
                                                                                    --------------------   --------------------

Net deferred taxes                                                                     $           --        $            --
                                                                                    ====================   ====================


         As of December 31, 1999, the Company has a federal net operating loss carryforward of approximately $50,000,000 which expires at various dates between 2001 and 2019 and a state net operating loss carryforward of approximately $5,000,000 which expires at various dates through 2004.


         As a result of the merger with XIT (Note 2), the Company experienced a more than 50% ownership change for federal income tax purposes. As a result, an annual limitation will be placed upon the Company's ability to realize the benefit of its net operating loss and credit carryforwards. The amount of this annual limitation, as well as the impact of the application of other possible limitations under the consolidated return regulations, has not been definitively determined at this time. Management believes sufficient uncertainty exists regarding the realizability of the deferred tax asset items and that a valuation allowance, equal to the net deferred tax asset amount, is required.


(13)     LOSS PER SHARE


     The following table illustrates the computation of basic and diluted loss per share:


                                                                                1999                 1998                  1997
                                                                                ----                 ----                  ----
NUMERATOR:
         Net loss                                                  $     (4,596,000)  $      (1,185,000)   $       (9,693,000)
         Less: accretion of the excess of the
         redemption value over the carrying value
         of redeemable preferred stock                                       41,000              60,000                60,000
                                                                     ---------------  ------------------     ----------------

Income available for common stockholders                           $     (4,637,000)  $      (1,245,000)   $       (9,753,000)
                                                                   =================  ==================   ===================

DENOMINATOR:
Weighted average number of common shares
   outstanding during the year                                           16,638,000          11,952,000            10,137,000
                                                                     ---------------  ------------------   ------------------

Basic and diluted loss per share                                     $         (.28)  $            (.10)    $            (.96)
                                                                     ===============  ==================    =================


         The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company. See summary of outstanding stock options and warrants in Note 10.

(14)     COMMITMENTS AND CONTINGENCIES


LEASES


         The Company conducts most of its operations from leased facilities under operating leases which expire at various dates through 2003. The leases generally require the Company to pay all maintenance, insurance and property tax costs and contain provisions for rent increases. Total rent expense for 1999, 1998 and 1997, was $1,711,000, $2,091,000 and $2,477,000, respectively.


         The future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows:



Year Ending December 31,                                            Amount
------------------------                                            ------
2000                                                          $        1,215,000
2001                                                                     897,000
2002                                                                     626,000
2003                                                                     122,000
2004                                                                      84,000
                                                              ------------------
                                                              $        2,944,000
                                                              ===================


LITIGATION


         The Company and its subsidiaries are, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.


SCHEINFELD V. MICROTEL INTERNATIONAL, INC.


         In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 40,000 shares of Common Stock purchased by Mr. Scheinfeld. The Company was informed by Mr. Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since, in the absence of registrations, the Company could not issue unrestricted shares, the Company answered Mr. Scheinfeld's motion and sought to compel him to serve a complaint upon the defendants. On June 30, 1997, the complaint was served, and the Company has subsequently answered, denying the material allegations of the complaint.


         During the third quarter of 1999, the Company entered into a settlement agreement with David Scheinfeld. The Company agreed to pay $75,000 payable in an initial payment of $6,250 and eleven monthly payments of $6,250 thereafter without interest. The unpaid amount due as of December 31, 1999, aggregating $50,000, is presented in other promissory notes (Note 8).

DANIEL DROR & ELK INTERNATIONAL, INC. V. MICROTEL INTERNATIONAL, INC.



         In November 1996, the Company entered into an agreement (the "Agreement") with the former Chairman of the Company, which involved certain mutual obligations. In December 1997, the former Chairman defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, the former Chairman of the Company, filed suit in the District Court for Galveston County, Texas alleging the Company had breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and litigation commenced in Texas.



         In April 1998, the Company brought an action in California against the former Chairman for breach of the Agreement and sought recovery of all stock, warrants and debt due the Company. The Company obtained a judgement against the former Chairman in this litigation.



         In December 1997, Elk International Corporation Limited ("Elk"), a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company. In February 1999, Elk filed suit against the Company, the current Chairman and the Company's general counsel in connection with a stop transfer placed by the Company on certain common shares held by Elk.



         In March 1999, the parties entered into a settlement agreement which terminated all of the aforementioned actions. The agreement calls for the Company to issue to Elk, Dror and other parties $60,000 and 150,000 shares of the Company's common stock with a fair market value of approximately $56,000. In addition, the Company issued 1,000,000 warrants to purchase the Company's common stock at an exercise price of $1.37 per share for two years in exchange for the returning 750,000 options and returning 90,000 warrants all to purchase the Company's common stock at an exercise price of $2.50 per share for 2.8 years. The fair value of the warrants granted over the options and warrants returned on the date of the settlement was approximately $17,000. The Company accrued for this settlement in the accompanying 1998 consolidated financial statements.



EMPLOYEE BENEFIT PLANS



         Though September 30, 1998, the Company sponsored several defined contribution plans ("401(k) Plans") covering the majority of its U.S. domestic employees. Effective October 1, 1998, these plans were terminated and a new plan was instituted covering the same employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. Annual contributions to any plan by the Company is discretionary. The Company made contributions of $31,000, $22,000 and $43,000 to the 401(k) Plans for the calendar years ended December 31, 1999, 1998 and 1997, respectively.



(15)     SEGMENT AND MAJOR CUSTOMER INFORMATION



         The Company has three reportable segments: Instrumentation and Test Equipment, Components and Subsystem Assemblies, and Circuits. The Instrumentation and Test Equipment segment operates principally in the U.S. and European markets and designs, manufactures and distributes telecommunications test instruments and voice and data transmission and networking equipment. The Components and Subsystems Assemblies segment operates in the U.S., European and Asian markets and designs, manufactures and markets information technology products, including input and display components, subsystem assemblies, and power supplies. The Circuits Sector operates principally in the U.S. market and designs, manufactures and markets various circuit products.



         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon profit or loss from operations before income taxes exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at prices negotiated between the individual segments.



         The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers, design and manufacturing and marketing strategies. Selected financial data for each of the Company's operating segments is shown below.



                                                1999                 1998                 1997
                                                ----                 ----                 ----
SALES FROM EXTERNAL CUSTOMERS:
     Instruments                          $15,666,000            $17,532,000            $15,054,000
     Components                            10,080,000             12,412,000             12,197,000
     Circuits                               2,555,000              7,317,000             15,847,000
                                          -----------            -----------            -----------
                                          $28,301,000            $37,261,000            $43,098,000
                                          ===========            ===========            ===========
 INTERSEGMENT SALES:
     Instruments                          $        --            $    17,000            $   133,000
     Components                               279,000                635,000                957,000
     Circuits                                 433,000                699,000                819,000
                                          -----------            -----------            -----------
                                          $   712,000            $ 1,351,000            $ 1,909,000
                                          ===========            ===========            ===========
  INTEREST EXPENSE:
     Instruments                          $   110,000            $    79,000            $   109,000
     Components                                75,000                323,000                396,000
     Circuits                                 114,000                168,000                346,000
                                          -----------            -----------            -----------
                                          $   299,000            $   570,000            $   851,000
                                          ===========            ===========            ===========
DEPRECIATION AND AMORTIZATION:
     Instruments                          $   490,000            $       265,
     Components                               101,000                 91,000                284,000
     Circuits                                 136,000                312,000                607,000
                                          -----------            -----------            -----------
                                          $   727,000            $   668,000            $ 1,055,000
                                          ===========            ===========            ===========

                                                  1999                   1998                 1997
                                                  ----                   ----                 ----
SEGMENT PROFITS (LOSSES):
     Instruments                             $ (1,828,000)          $    367,000           $    536,000
     Components                                 1,341,000              2,473,000                794,000
     Circuits                                  (1,043,000)              (786,000)            (1,055,000)
                                             ------------           ------------           ------------
                                             $ (1,530,000)          $  2,054,000           $    275,000
                                             ============           ============           ============

SEGMENT ASSETS:
     Instruments                             $  7,960,000           $ 10,234,000           $  9,691,000
     Components                                 5,213,000              7,193,000              6,946,000
     Circuits                                   1,379,000              2,737,000              7,966,000
                                             ------------           ------------           ------------
                                             $ 14,552,000           $ 20,164,000           $ 24,603,000
                                             ============           ============           ============

         The following is a reconciliation of the reportable segment revenues, profit or loss and assets to the Company's consolidated totals.



                                                             1999                   1998                 1997
                                                             ----                   ----                 ----
NET SALES
     Total sales for reportable segments                  $ 29,013,000           $ 38,612,000           $ 45,007,000
     Elimination of intersegment sales                        (712,000)            (1,351,000)            (1,909,000)
                                                          ------------           ------------           ------------
Total consolidated revenues                               $ 28,301,000           $ 37,261,000           $ 43,098,000
                                                          ============           ============           ============
PROFIT (LOSS) BEFORE INCOME TAXES
     Total profit (loss) for reportable segments          $ (1,530,000)          $  2,054,000           $    275,000
     Write-down of goodwill                                         --                     --             (5,693,000)
     Unallocated amounts:
         General corporate expenses                         (2,938,000)            (3,138,000)            (4,178,000)
                                                          ------------           ------------           ------------
Consolidated loss before income taxes                     $ (4,468,000)          $ (1,084,000)          $ (9,596,000)
                                                          ============           ============           ============
ASSETS
     Total assets for reportable segments                 $ 14,552,000           $ 20,164,000           $ 24,603,000
     Other assets                                            2,069,000              1,078,000                837,000
                                                          ------------           ------------           ------------
Total consolidated assets                                 $ 16,621,000           $ 21,242,000           $ 25,440,000
                                                          ============           ============           ============
INTEREST EXPENSE
     Interest expense for reportable segments             $    299,000           $    570,000           $    851,000
     Other interest expense                                    112,000                105,000                 44,000
                                                          ------------           ------------           ------------
Total interest expense                                    $    411,000           $    675,000           $    895,000
                                                          ============           ============           ============
                                                            1999                 1998                  1997
                                                            ----                 ----                  ----
DEPRECIATION AND AMORTIZATION
     Depreciation and amortization expense
          for reportable segments                         $  727,000            $  668,000            $1,055,000
     Other depreciation and amortization expense             206,000               190,000               226,000
                                                          ----------            ----------            ----------
Total depreciation and amortization                       $  933,000            $  858,000            $1,281,000
                                                          ==========            ==========            ==========



         A summary of the Company's net sales, operating income (loss) and identifiable assets by geographical area follows:



                                                          1999                   1998                    1997
                                                          ----                   ----                    ----
Net sales:
     United States                                     $11,878,000            $19,965,000            $28,098,000
     Japan                                                 658,000                706,000                857,000
     France                                             10,958,000             11,118,000              8,450,000
     United Kingdom                                      4,807,000              5,472,000              5,693,000
                                                       -----------            -----------            -----------
                                                       $28,301,000            $37,261,000            $43,098,000
                                                       ===========            ===========            ===========
 Long-lived assets:
     United States                                     $ 2,533,000            $ 3,656,000            $ 6,631,000
     Japan                                                  16,000                 13,000                 12,000
     France                                                257,000                458,000                807,000
     United Kingdom                                        190,000                133,000                296,000
                                                       -----------            -----------


                                      52

                                                       -----------            -----------
                                                       $ 2,996,000            $ 4,260,000            $ 7,746,000
                                                       ===========            ===========            ===========



         Sales and purchases between geographic areas have been accounted for on the basis of prices set between the geographic areas, generally at cost plus 5%. Identifiable assets by geographic area are those assets that are used in the Company's operations in each location. Net sales by geographic area have been determined based upon the country from which the product was shipped.



         The Company had sales to one customer which accounted for approximately 14% of net sales in 1997. No one customer accounted for more than 10% of net sales in 1998 or 1999.



(16)     GOING CONCERN



         The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the years ended December 31, 1999, 1998 and 1997, the Company experienced significant operating losses. Additionally, the Company is in default of the Domestic Credit Facility agreement (Note 7) as the Company is not in compliance with an adjusted net worth covenant contained therein. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's foreign subsidiaries in the United Kingdom, France and Japan have separate borrowing arrangements. Although management has been successful in obtaining working capital to fund operations to date, there can be no assurance that the Company will be able to generate additional capital in the future.



         During 1999, the Company took certain actions in an effort to become profitable and improve cash flow from operations in the future. As a result of the current and future anticipated operating losses at the Company's HyComp subsidiary, the Company sold substantially all the assets of this subsidiary in the first quarter of 1999. Additionally, during the second half of 1999, the Company embarked on a cost reduction program, which included a significant reduction in personnel at the Company's domestic subsidiaries and the relocation and downsizing of the corporate headquarters and certain subsidiaries' manufacturing and office facilities. Furthermore, the Company terminated its lease obligation related to its corporate headquarters and one manufacturing facility in connection with the sale of its investment in a partnership (Note 6) and also subleased a portion of another subsidiary's facility. In addition, subsequent to year end, the Company sold its investment in the common stock of Digital Transmission Systems, Inc. for which the Company received cash proceeds of $520,000 and common shares of a foreign publicly-traded company, with a then current market value of approximately $720,000 (Note 3).



         The Company is implementing a corporate finance program designed to improve its working capital structure by considering certain alternatives to its existing domestic credit facilities. The Company is actively searching for alternative financing to replace the current domestic credit facility. Although no replacement lender has been selected, the Company has identified several prospective lenders, one of whom has submitted a proposal to the Company. The finance program also involves the potential private placement of certain debt or equity securities. Additionally, management is exploring the potential to further leverage its common stock held in Wi-LAN, Inc. (Note 3) which has a fair market value of approximately $1,600,000 as of February 29, 2000. The Company's domestic credit facilities lender has provided an additional $400,000 of borrowing capacity against this asset. In addition, the Company is in negotiations with a foreign financial institution to leverage the Company's existing United Kingdom subsidiary to provide additional working capital for operations and acquisitions. Finally, management has developed and continues to implement plans to reduce existing cost structures, improve operating efficiencies, and strengthen the Company's operating infrastructure.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)
                                 (IN THOUSANDS)




                                                                                      MARCH 31,          DECEMBER 31,
ASSETS                                                                                   2000                1999
                                                                                    ---------------   -------------------
  Cash and cash equivalents                                                            $      635        $      481
   Short-term investments                                                                   1,181                --
  Accounts receivable - net                                                                 5,544             6,519
  Inventories                                                                               4,129             4,181
  Other current assets                                                                        632               578
                                                                                        ---------          --------
         Total current assets                                                              12,121            11,759

Property, plant and equipment-net                                                           1,312             1,393
Goodwill-net                                                                                1,459             1,507
Investment in unconsolidated affiliate                                                         --             1,240
Other assets                                                                                  649               722
                                                                                        ---------         ---------
                                                                                       $   15,541        $   16,621
                                                                                        =========         =========
LIABILITIES, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY
Notes payable                                                                          $    2,046        $    2,107
Current portion of long-term debt                                                           1,245             1,422
Accounts payable                                                                            4,124             4,771
Accrued expenses                                                                            2,595             2,985
                                                                                        ---------         ---------
         Total current liabilities                                                         10,010            11,285

Long-term debt, less current portion                                                          121               165
Other liabilities                                                                             722               782
                                                                                       ----------           -------
         Total liabilities                                                                 10,853            12,232

Convertible redeemable preferred stock                                                        611               588

Stockholders' equity:
  Common stock                                                                                 61                60
  Additional paid-in capital                                                               23,817            23,726
  Accumulated deficit                                                                     (19,871)          (19,759)
  Accumulated comprehensive income (loss)                                                      70              (226)
                                                                                        ---------         ----------
         Total stockholders' equity                                                         4,077             3,801
                                                                                        ---------         ---------
                                                                                       $   15,541        $   16,621
                                                                                        =========         =========



See accompanying notes to consolidated condensed financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                                                   THREE MONTHS ENDED
                                                                                       MARCH 31,
                                                                            2000                        1999
                                                                    ---------------------       ---------------------
                                                                        (in thousands, except per share amounts)
Net sales                                                              $     6,486                 $     7,510
Cost of sales                                                                4,113                       4,904
                                                                        ----------                  ----------
Gross profit                                                                 2,373                       2,606

Operating expenses:
         Selling, general and administrative                                 2,212                       3,716
         Engineering and product development                                   243                         558
                                                                        ----------                  ----------

Loss from operations                                                           (82)                     (1,668)

Other income (expense)
         Interest expense                                                      (96)                       (119)
         Gain on sale of subsidiary                                             --                         331
         Equity in earnings of unconsolidated affiliates                        --                         536
         Other                                                                  95                         (47)
                                                                        ----------                  -----------

Loss before income taxes                                                       (83)                       (967)

Income taxes                                                                     6                           8
                                                                        ----------                  ----------

Net loss                                                               $       (89)                $      (975)
                                                                        -----------                 -----------

Other comprehensive income (loss):
  Change in net unrealized gain on marketable
    securities                                                                 461                        --

  Foreign currency translation adjustment                                     (165)                       (263)
                                                                        -----------                 -----------

Total comprehensive income (loss)                                      $       207                 $    (1,238)
                                                                        ==========                  ===========

Basic and diluted loss per share                                       $     (0.01)                $     (0.07)
                                                                        ==========                  ==========



See accompanying notes to consolidated condensed financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)



                                                                                               THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                          2000                   1999
                                                                                        ---------              --------
                                                                                                 (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
           Net loss                                                                       $   (89)            $  (975)
           Adjustments to reconcile net loss to cash used in operating activities:
                 Depreciation and amortization                                                 32                 136
                 Amortization of intangibles                                                   66                  91
                 Gain on sale of subsidiary                                                    --                (331)
                 Gain on sale of fixed assets                                                 (43)                 --
                 Equity in earnings of unconsolidated entities                                 --                (536)
                 Stock and warrants issued as compensation                                     --                 781
                 Other noncash items                                                           84                 360
                 Changes in operating assets and liabilities:
                              Accounts receivable                                             975                 687
                              Inventories                                                      52                 (77)
                              Other assets                                                     56                 (95)
                              Accounts payable and accrued expenses                        (1,097)                      (192)
                                                                                          -------             -------
Cash provided by (used in) operating activities                                                36                (151)
                                                                                          -------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
           Net purchases of property, plant and equipment                                      (6)                 (8)
           Cash received for sale of DTS stock                                                520                  --
           Proceeds from sale of fixed assets                                                  43                  --
           Cash collected on note receivable                                                   --                   9
                                                                                          -------             -------
Cash from  investing activities                                                               557                   1
                                                                                          -------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:
           Net increase (decrease) in notes payable and long term debt                       (282)                202
           Proceeds from exercise of employee stock options                                     8                  --
           Proceeds from sale of common stock                                                  --                   1
                                                                                          -------             -------
Cash provided by (used in) financing activities                                              (274)                203
                                                                                          -------             -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                      (165)               (263)
                                                                                          -------             -------

NET INCREASE (DECREASE) IN CASH                                                               154                (210)

CASH  AT BEGINNING OF PERIOD                                                                  481                 572
                                                                                          -------             -------

CASH  AT END OF PERIOD                                                                    $   635             $   362
                                                                                          =======             =======



See accompanying notes to consolidated condensed financial statements

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000



(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLITICES



ORGANIZATION AND BUSINESS



         MicroTel International, Inc. is an international telecommunications electronics company comprised of three wholly-owned subsidiaries -- CXR Telcom Corporation in Fremont, California, CXR, S.A. in Paris, France and XIT Corporation in Rancho Cucamonga, California. CXR Telcom Corporation and CXR, S.A. design, manufacture and market electronic telecommunications test instruments, wireless and wireline voice, data and video transmission and network access equipment. XIT Corporation designs, manufactures and markets information technology products, including input and display components, subsystem assemblies and power supplies. The Company operates out of facilities in the U.S., France, England and Japan.



         The Company is organized into three segments -- Instrumentation and Test Equipment, Components and Subsystem Assemblies, and Circuits. Through the sale of various subsidiaries in 1998 and 1999, the Company has divested a majority of its circuits operations.



BASIS OF PRESENTATION



         The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.



         The unaudited consolidated condensed financial statements do, however, reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly the financial position as of March 31, 2000 and December 31, 1999 and the results of operations and cash flows for the related interim periods ended March 31, 2000 and 1999. However, these results are not necessarily indicative of results for any other interim period or for the year. It is suggested that the accompanying consolidated condensed financial statements be read in conjunction with the Company's Consolidated Financial Statements included in its 1999 Annual Report on Form 10-K.



(2)      LOSS PER SHARE



         The following table illustrates the computation of basic and diluted loss per share:



                                                                      THREE MONTHS ENDED             THEE MONTHS ENDED
                                                                        MARCH 31, 2000               DECEMBER 31, 1999
                                                                        --------------               -----------------
NUMERATOR
Net loss                                                                   $   (89,000)                $   (975,000)

Less:  accretion of the excess of the redemption value
over the carrying value of redeemable preferred stock                          (23,000)                     (56,000)
                                                                             ----------                  -----------

Loss attributable to common stockholders                                      (112,000)                  (1,031,000)


                                       57

DENOMINATOR:
Weighted average number of common shares
outstanding during the period                                               18,174,000                   14,766,000
                                                                            -----------                  -----------

Basic and diluted loss per share                                           $     (.006)                 $     (.070)
                                                                            ===========                  ===========




         The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company.



(3)      INVENTORIES



         Inventories consist of the following.




                                                                       March 31, 2000            December 31, 1999
                                                                       --------------            -----------------
                  Raw materials                                        $   1,644,000               $    1,728,000
                  Work-in-process                                            962,000                    1,199,000
                  Finished goods                                           1,523,000                    1,254,000
                                                                       -------------               --------------
                                                                       $   4,129,000               $    4,181,000
                                                                       =============               ==============




(4)      LITIGATION



         The Company and its subsidiaries from time to time become involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.



(5)      DISPOSITION OF A BUSINESS



         On January 7, 2000, the Company sold all of its interest in the common stock in Digital Transmission Systems, Inc. ("DIS") to Wi-LAN, Inc. ("Wi-LAN"), a company based in Alberta, Canada in exchange for $520,000 and 28,340 shares of Wi-LAN common stock. Wi-LAN is a publicly traded company on the Toronto Exchange. The Wi-LAN common stock had a market value of $720,000 on the date of the transaction. The Company is restricted from selling the Wi-LAN stock until July 7, 2000 due to Toronto exchange rules that restrict sales of stock obtained in an acquisition related transaction. As of March 31, 2000 the value of the Company's Wi-LAN shares had increased in value by $461,000 to $1,181,000. The increase in value has been reflected in the carrying value of the investment and the other comprehensive income or loss line of the equity section in the balance sheet. The Wi-LAN investment is shown in the current asset section of the balance sheet as short-term investments.



(6)      WARRANT EXCHANGE OFFER



         During the first quarter of 2000, the Company offered to holders of warrants with an exercise price of one dollar or more and ranging as high as $3.79 the opportunity to exchange their warrants with new warrants for one half the number of shares at one half the exercise price of the original warrants. Neither the expiration dates, nor any other terms of the warrants, were changed as a result of this offer. The offer was available to all warrant holders with exercise prices of one dollar or more including Carmine
T. Oliva, the Company's President and Chairman of the Board, and the two other directors. The primary reason for the offer was to reduce the quantity of shares allocated to warrants so that the Company would have sufficient authorized stock for its needs until an increase in the authorized stock could be voted on by the stockholders as part of the year 2000 Annual Meeting of Stockholders.



         The offers and acceptances were finalized by April 10, 2000. Shares represented by warrants were reduced by 1,787,000 shares and this reduction would serve to reduce the dilution of future earnings per share since fewer shares could be outstanding. An $87,000 expense was recorded in the first quarter of 2000 for the difference in fair value of the new warrants as compared to previous warrants at the date of acceptance.



(7)      REPORTABLE SEGMENTS



         The Company has three reportable segments: Instrumentation and Test Equipment, Components and Subsystem Assemblies, and Circuits. The Instrumentation and Test Equipment segment operates principally in the U.S. and European markets and designs, manufactures and distributes telecommunications test instruments and voice and data transmission and networking equipment. The Components and Subsystems Assemblies segment operates in the U.S., European and Asian markets and designs, manufactures and markets information technology products, including input and display components, subsystem assemblies, and power supplies. The Company has disposed of the majority of its Circuits segment business operations and has only one such operation that is material.



         The Company evaluates performance based upon profit or loss from operations before income taxes exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at prices negotiated between the individual segments.



         The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers, design, manufacturing and marketing strategies.



         There were no differences in the basis of segmentation or in the basis of measurement of segment profit or loss from the amounts disclosed in the Company's consolidated financial statements included in its 1999 Annual Report on Form 10-K.



Selected financial data for each of the Company's operating segments is shown below


                                                                      THREE MONTHS               THREE MONTHS
                                                                     ENDED MARCH 31             ENDED MARCH 31,
                                                                          2000                       1999
                                                                          ----                       ----
           SALES TO EXTERNAL CUSTOMERS:
                Instruments                                           $ 3,553,000                 $ 3,708,000
                Components                                              2,264,000                   2,918,000
                Circuits                                                  669,000                     884,000
                                                                      -----------                  ----------
                                                                      $ 6,486,000                 $  7,510,00
                                                                      ===========                 ===========

           INTERSEGMENT SALES:
                Instruments                                           $         --                $        --
                Components                                                  73,000                     60,000
                Circuits                                                        --                    181,000
                                                                      ------------                -----------
                                                                      $     73,000                $   241,000
                                                                      ============                ===========

           SEGMENT PRETAX PROFITS
                Instruments                                           $   (95,000)                $  (781,000)
               Components                                                  467,000                     512,000
               Circuits                                                  (111,000)                   (387,000)
                                                                      ------------                ------------
                                                                      $    261,000                $   (656,000)
                                                                      ============                ============

           SEGMENT ASSETS
                Instruments                                           $  7,113,000                $  9,439,000
               Components                                                5,127,000                   7,133,000
               Circuits                                                  1,457,000                   2,421,000
                                                                      ------------                ------------
                                                                      $ 13,697,000                $ 18,993,000
                                                                      ============                ============




         The following is a reconciliation of the reportable segment loss and assets to the Company's consolidated totals.




                                                                         THREE MONTHS             THREE MONTHS
                                                                        ENDED MARCH 31          ENDED MARCH 31,
                                                                             2000                     1999
                                                                             ----                     -----
           Total income (loss) for reportable segments                  $  261,000                $ (665,000)
           Unallocated amounts:
               Gain on sale of assets of subsidiary                             --                    331,000
               Equity in earnings of unconsolidated
                  affiliates                                                    --                    540,000
               Unallocated general corporate expenses                    (344,000)                 (1,182,000)
                                                                        ----------                 -----------

           Consolidated loss before income taxes                        $ (83,000)                $ (967,000)
                                                                        ==========                ===========


                                                                      MARCH 31, 2000           MARCH 31, 1999
                                                                      --------------           --------------
           ASSETS
               Total assets for reportable segments                     $13,697,000               $18,993,000
               Other assets                                               1,844,000                 2,584,000
                                                                        -----------               ------------
           Total consolidated assets                                    $15,541,000               $21,577,000
                                                                        ===========               ===========


(7)      SUBSEQUENT EVENT



         On April 7, 2000, the Company finalized its acquisition of Belix Company, Ltd., ("Belix") including its two subsidiaries. The Company purchased the capital stock of Belix for $790,000 cash, assumption of debt of Belix of $575,000 and an earn-out for the former stockholders based on future sales. Belix is located in England, U.K. and is in the business of manufacturing power supplies for various applications. It will be integrated into the Company's existing power supply producer, XCEL Power Systems, Ltd. A charge for severance and other consolidation costs will likely be incurred in the second quarter. Belix' tangible assets consist primarily of accounts receivable, inventories and fixed assets.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                                                          ADDITIONS
                                                     BALANCE AT          CHARGED TO          DEDUCTIONS
                                                     BEGINNING            COSTS AND          WRITE-OFFS           BALANCE AT
                                                        OF                                       OF
DESCRIPTION                                            YEAR               EXPENSES            ACCOUNTS              END OF
-----------                                            ----               --------            --------               YEAR
                                                                                                                     ----
Allowance for doubtful accounts:
     Year ended December 31, 1999                   $   275,000              36,000            (109,000)             202,000
     Year ended December 31, 1998                       241,000              97,000             (63,000)             275,000
     Year ended December 31, 1997                        63,000             251,000             (73,000)             241,000
                                                    ===========         ===========          ===========         ===========
Allowance for inventory
  obsolescence:
     Year ended December 31, 1999                   $ 1,766,000           1,145,000          (1,523,000)           1,388,000
     Year ended December 31, 1998                     1,856,000             885,000            (975,000)           1,766,000
     Year ended December 31, 1997                       685,000           3,134,000          (1,963,000)           1,856,000
                                                    ===========         ===========          ===========         ===========




                             SELECTED FINANCIAL DATA



        The following table summarizes selected consolidated financial data for the Company for the three months ended March 31, 2000 and 1999, and for the years ended December 31, 1999, 1998 and 1997, the three months ended December 31, 1996 and the years ended September 30, 1996 and 1995. The data has been derived from and should be read in conjunction with the Company's Consolidated Financial Statements, the related Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations. The financial data as of and for the three months ended December 31, 1996 are not necessarily indicative of results that may be expected for the full year.



                                  THREE        THREE                                              THREE
                                 MONTHS       MONTHS       YEAR          YEAR        YEAR         MONTHS        YEAR          YEAR
                                  ENDED        ENDED       ENDED         ENDED       ENDED         ENDED        ENDED         ENDED
                                MARCH 31,    MARCH 31,    DEC 31,       DEC 31,     DEC 31,       DEC 31,      SEP 30,       SEP 30,
                                  2000         1999        1999          1998        1997          1996         1996          1995
                                  ----         ----        ----          ----        ----          ----         ----          ----
 Net sales                      $ 6,486      $  7,510    $ 28,301     $ 37,261     $ 43,098     $  7,886     $ 31,249     $ 19,602
 Net income (loss)              $   (89)     $   (975)   $ (4,596)    $ (1,185)    $ (9,693)    $   (905)    $  1,083     $    337
 Income (loss) available to
   common stockholders          $  (112)     $ (1,031)   $ (4,637)    $ (1,245)    $ (9,753)    $   (924)    $  1,003     $    327
 Basic and diluted
   earnings (loss) per share    $  (.01)     $   (.07)   $   (.28)    $   (.10)    $   (.96)    $   (.15)    $    .17     $    .07
 Total assets                   $15,541      $ 16,621    $ 16,621     $ 21,242     $ 25,440     $ 20,564     $ 19,613     $ 15,955
 Long-term obligations,
   less current portion         $   121      $    165    $    947     $  2,384     $  3,319     $  3,549     $  2,678     $  1,524
 Redeemable preferred
   stock                        $   611      $    761    $    588     $  1,516     $    714     $    794     $    775     $    835
 Stockholders' equity           $ 4,077      $  6,780    $  3,801     $  5,482     $  6,015     $  5,047     $  5,845     $  4,464
 Shares outstanding at
   period end                    18,494        16,436      18,152       12,622       11,926        6,064        6,064        5,814


         No cash dividends on the Company's common stock were declared during any of the periods presented. Shares outstanding and earnings (loss) per share have been restated to give effect to the recapitalization of XIT Corporation (the accounting acquirer) in the "reverse acquisition" of MicroTel International, Inc. by XIT Corporation on March 26, 1997.



         As discussed previously, the historical financial data above prior to the Merger is that of XIT Corporation (the "Accounting Acquirer"). In conjunction with the reverse acquisition accounting treatment, XIT changed its fiscal year end from September 30 to December 31 to adopt the fiscal year end of MicroTel International, Inc. The three month period ended December 31, 1996 represents the "transition" period between XIT's fiscal year ended September 30, 1996 and the beginning of its new fiscal year, January 1, 1997.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.



         As discussed previously herein and in the notes to the accompanying consolidated financial statements, the consolidated financial statements presented are those of XIT Corporation and its wholly and majority-owned subsidiaries and beginning March 26, 1997, include the Company and its subsidiaries CXR Telcom Corporation and CXR, S.A. (the "Former Company"). This is the result of the reverse acquisition by XIT of MicroTel International, Inc. ("the Registrant") and its subsidiaries in a merger on March 26, 1997 (the "Merger"). The Former Company and "accounting acquiree" is described as "CXR" in the discussion below. XIT Corporation is referred to as "XIT."



         The Company conducts its operations out of various facilities in the U.S., France, England, and Japan and organizes itself in three product line sectors; Instrumentation and Test Equipment, Components and Subsystem Assemblies and Circuits. The Instrumentation and Test Equipment Sector operates principally in the U. S. and European markets. The Components and Subsystem Assemblies Sector operates in U. S., European and Asian markets. The Circuits Sector operates principally in the U. S. market. The Instrumentation and Test Equipment Sector and the Components and Subsystems Assembly Sector are referred to as "the Test Equipment Sector" and "the Components Sector" in the discussion below for brevity.



RESULTS OF OPERATIONS



YEAR ENDED DECEMBER 31, 1999 VERSUS YEAR ENDED DECEMBER 31, 1998



NET SALES



         Consolidated net sales decreased by $8,960,000 or 24% in 1999 compared with 1998. The table below sets forth the composition of consolidated net sales by business sector, separately identifying the operations of the Company's HyComp subsidiary and XCEL Arnold Circuits, Inc. ("XCEL Arnold") subsidiary during the years ended December 31, 1999 and 1998.




                                                           DOLLARS
                                                        IN THOUSANDS                         INCREASE/(DECREASE)
Sector                                           1999                  1998                VARIANCE           PERCENT
------                                   --------------------------------------------------------------------------------
Test Equipment                                 $     15,666          $     17,532          $     (1,866)        (10.6)%
Components                                           10,080                12,412                (2,332)        (18.8)%
Circuits                                              2,099                 2,981                  (882)        (29.6)%
HyComp Inc. (sold 3/31/99)                              456                 2,826                (2,370)        (83.9)%
XCEL Arnold (sold 3/31/98)                               --                 1,510                (1,510)       (100.0)%
                                                -----------           -----------           ------------
Total Sales                                    $     28,301          $     37,261          $     (8,960)        (24.0)%
                                               ============          ============          =============




         The Test Equipment Sector sales declined by $1,866,000 or 10.7% in 1999 as compared to 1998. The major reason for the decline was caused by reduced sales of the older 5200 series test equipment. The newer 700 series replaced the older model but the older model's sales declined at a faster rate than the increase in sales of the new models. Since most of the decline in sales of the older models has been realized, it is expected that increases in the sales of the newer 700 series equipment should result in net increases in total sales in the year 2000 for this sector. Offsetting some of the decrease was an increase of 77% of U. S. transmission product sales in 1999 as compared to 1998. Transmission products increased their share of total U. S. Test equipment Sector sales to 38% in 1999 from 16% in 1998. The sales of CXR, S.A., based in France, grew in 1999 compared to 1998, but was offset by a decline in the value of the French Franc in relation to the U.S. dollar.



         Net sales for the Component Sector decreased by $2,332,000 or 18.8% in 1999 as compared to 1998. The sales decline resulted from the discontinuance of the XCEL-Lite products, discontinuance of low margin subsystem assemblies, loss of keypad business for NCR in Scotland and a decline in the switch business of about $743,000 in sales for 1999 as compared to 1998.



         The Circuits Sector, exclusive of the sold operations, realized a reduction in sales of $882,000 or 29.6%. The reduction in sales was primarily the result of the lack of working capital available to acquire the materials necessary to support customer delivery requirements.



GROSS PROFIT



         The composition of consolidated gross profit by business sector and the percentages of related net sales are as follows for the years ended December 31, 1999 and 1998.




                                                        1999                               1998
                                                        ----                               ----
                                                               (DOLLARS IN THOUSANDS)
Sector
------
Test Equipment                            $    5,216             33.3%       $     8,052           45.9%
Components                                     3,606             35.8%             4,650           37.5%
Circuits                                          70              2.7%               688            9.4%
Circuits - HyComp Warranty                      (250)                                 --
                                          ----------                         -----------
Total Gross Profit                        $    8,642             30.5%       $    13,390           35.9%
                                          ==========                         ===========




         Consolidated gross profit as a percentage of net sales decreased 5.4 percentage points in 1999 as compared to 1998,



         The gross profit for the Test Equipment Sector decreased to 33.3% in 1999 from 45.9% in 1998. The major reasons for the decline were a 48% reduction in the relatively high margin older test instrument sales and a 77% increase in lower margin transmission product sales. The gross margin was also negatively affected by the total reduction in sales that caused a lower absorption of fixed costs. In addition, CXR has been forced to use higher cost suppliers than those used previously due to the Company's failure to comply with some payment terms.



         The decrease in gross profit of 1.7 percentage points in 1999 as compared to 1998 for the Component Sector was mainly because of additional costs, incurred and recorded in the fourth quarter, associated with the move from the Ontario facility to the Rancho Cucamonga facility.



         The gross margin of the Circuit Sector was reduced by 6.7 percentage points in 1999 as compared to 1998. This reduction was primarily due to the sale of HyComp in March 1999. Etch-Tek, the major remaining Circuit Sector business, reduced its negative margin of 5.6% in 1998 to 4.4% in 1999, despite a reduction in sales, due to cost cutting. Also a reserve of $250,000 was established for potential warranty claims associated with products sold by HyComp prior to its sale.

OPERATING EXPENSES



         Operating expenses for the years ended December 31, 1999 and 1998 were comprised of the following:




                                                                1999                         1998
                                                                ----                         ----
Commissions                                                $       786                  $     1,167
Other selling                                                    3,467                        4,230
                                                             ---------                    ---------
Total selling expense                                            4,253                        5,397
General & administrative expense                                 6,542                        6,429
                                                            ----------                   ----------
Total selling, general & administrative                    $    10,795                  $    11,826
                                                           ===========                  ===========
Engineering & product development                          $     1,873                  $     2,454
                                                           ===========                  ===========




         Total selling expense as a percentage of net sales was 15.0% and 14.5% for the years ended December 31, 1999 and 1998, respectively. Commission expense as a percentage of net sales was 2.8% in 1999 as compared to 3.1% in 1998. Total selling expenses for 1999 were $1,144,000 less than in 1998. The reduction in selling expenses is the result of the divestitures of HyComp and XCEL Arnold Circuits to the extent of $475,000 of the reduction. The remaining difference of $669,000 was due to reductions in sales volumes, cost reductions in the Test Equipment Sector and the elimination of product lines in the Component Sector that required substantial selling efforts.



         General and administrative expense increased by $113,000 in 1999 from 1998. Such expenses represented 23.1% of net sales in 1999 as compared to 17.2% of net sales in 1998. This increase largely resulted from $522,000 paid in the Company's common stock and warrants associated with the Company's program to retain its listing on the Nasdaq SmallCap Market that was unsuccessful. These expenses are non recurring. Offsetting such increases in general and administrative expenses were reductions in expenses due to the transfer of the administrative functions of CXR Telcom to the corporate office and the reduction in such expenses as a result of the divestitures of XCEL Arnold Circuits, Inc. and HyComp, Inc.



         Engineering and product development costs originated principally from the research and product development activities of the Test Equipment Sector and decreased by $581,000 in 1999 from 1998. $219,000 of this reduction was due to the divestiture of HyComp, Inc. on March 31, 1999. Also, in May 1999, the Company eliminated the CXR engineering function in Fremont, California thereby reducing the Test Equipment Sector's engineering expense by $294,000. The Company's engineering staff for its U. S. based test equipment products is now primarily operating out of the St. Charles, Illinois facility. The Company believes that engineering and product development are important to its future profitability. All engineering for its instrumentation products has been consolidated in France at its CXR, S.A. facility and a higher level of engineering expense at both St. Charles, Illinois and France is expected in 2000.



OTHER INCOME AND EXPENSE



         The decrease in interest expense of $264,000 in 1999 compared to 1998 resulted principally from decreased average borrowings during the respective periods. Other expenses of $390,000 in 1999 include a $452,000 write-off of a note receivable related to the divestiture of XCEL Arnold Circuits, Inc. This expense was offset with the net effect of the equity in earnings of the unconsolidated subsidiary and the write-down of the Company's investment in this subsidiary.



INCOME TAXES

         Income taxes, while nominal in both respective periods, consist primarily of foreign taxes as the Company is in a loss carryforward position for federal income tax purposes. At December 31, 1999, the Company has total net deferred income tax assets of approximately $18,335,000. Such potential income tax benefits, a significant portion of which relates to net operating loss carryforwards, have been subjected to a 100% valuation allowance since realization of such assets is not more likely than not in light of the Company's recurring losses from operations.



YEAR ENDED DECEMBER 31, 1998 VERSUS YEAR ENDED DECEMBER 31, 1997



NET SALES



         Consolidated net sales decreased by $5,837,000 or 13.5% in 1998 compared with 1997. This decrease in sales was due in large part to the sale of XCEL Arnold as of March 31, 1998. The table below sets forth the composition of consolidated net sales by business sector, separately identifying the operations of XCEL Arnold during the years ended December 31, 1998 and 1997.




                                                 1998                  1997
                                                 ----                  ----
                                                                                             INCREASE/(DECREASE)
Sector                                                 (IN THOUSANDS)                      VARIANCE           PERCENT
------                                   --------------------------------------------------------------------------------
Test Equipment                                 $     17,532          $     15,054          $      2,478          16.5%
Components                                           12,412                12,197                   215           1.8%
Circuits                                              5,807                 6,817                (1,010)        (14.8)%
XCEL Arnold (sold 3/31/98)                            1,510                 9,030                (7,520)        (83.3)%
                                                -----------           -----------           ------------
Total Sales                                    $     37,261          $     43,098          $     (5,837)        (13.5)%
                                               ============          ============          =============




         During 1998, the Test Equipment Sector experience a substantial increase in net sales in that Sector's French business operation, CXR, S.A, which increased sales to $2,668,000 or 31.5% over its sales levels in 1997. The Sector's CXR Telcom business unit experience a slight decline in sales of $190,000 or 2.8% compared with prior year as the growth in the sale of new test instruments substantially replaced products which are reaching the end of their life. The growth in the French business operation resulted from increased sales of both internally produced and third party resale products..



         Net sales in the Component Sector increased only slightly as sales of digital switch products increased in 1998 to offset a decline in sales of custom engineered subsystem component and display products, both of which have now been discontinued as part of the Company's strategic decision to focus its attention and resources on only higher margin products and core instrumentation and test products. The backlog for this Sector rose approximately 11% or $685,000 from December 31, 1997 to December 31, 1998 indicating a continued demand for both digital switch products, despite the aging of the product line, and custom power supply products which are manufactured and distributed in the Sector's United Kingdom operations.



         Overall Circuits Sector sales, excluding XCEL Arnold, decreased as sales for XIT's XCEL Etch-Tek division ("Etch-Tek") decreased approximately $1 million from 1997 levels, particularly in the latter half of 1998, as insufficient working capital was available to enable Etch-Tek to acquire the necessary raw materials and process supplies to accept higher levels of "quick-turn" (short manufacturing time) order commitments. The sales at Etch-Tek are not expected to return to former levels in the foreseeable future and the Company has instituted significant cost reduction measures to bring the operation's overhead expenses into line with anticipated internal requirements and outside customer sales levels.

GROSS PROFIT



         The composition of consolidated gross profit by business sector and the percentages of related net sales are as follows for the years ended December 31, 1998 and 1997.




                                                        1998                               1997
                                                        ----                               ----
                                                               (DOLLARS IN THOUSANDS)
Sector
------
Test Equipment                            $    8,052             45.9%       $    6,319            42.0%
Components                                     4,650             37.5%            2,863            23.5%
Circuits                                         688              9.4%            1,246             7.9%
                                          ----------                         ----------
Total Gross Profit                        $   13,390             35.9%       $   10,428            24.2%
                                          ==========                         ==========




         Consolidated gross profit as a percentage of net sales increased 11.7% percentage points in 1998 from 1997, as the impact of the higher margin sales in the Test Equipment Sector represented a larger component of the consolidated sales mix for 1998. Gross profit margin percentages in the Test Equipment Sector increased in 1998 from 1997 and the Sector's net sales as a percent of total net sales increased to 47.1% in 1998 from 34.9% in 1997. Accordingly, the Company generated an increase of approximately $3.0 million in gross profit on $5.8 million less in net sales. Additionally, gross profit margins as a percent of net sales rose substantially in the Components Sector where net sales remained stable.



         The improvement in gross profit percentage for the Test Equipment Sector resulted from the introduction in early 1998 of a new line of test instruments at the Company's CXR Telcom subsidiary. These new, software-intensive test instruments were designed to replace aging, hardware-intensive products which had comparatively lower margins. Additionally, sales mix at the Company's CXR, S.A subsidiary shifted to higher margin, internally manufactured products in 1998 and as management sought to improve profits through the addition of new third-party products.



         The improvement in gross profit percentage for the Components Sector was the combined result of (i) a favorable product mix shift to higher margin digital switch products noted above under Net Sales and (ii) relatively higher margins for products sold by XCEL Power Systems, Inc., located in the U.K. ("XPS"), in 1998 which also experienced a shift in product mix as management focused sales efforts on more desirable custom power supply products with associated higher gross profit margins.



         The increase in gross profit percentage for the Circuits Sector was principally the result of the sale of XCEL Arnold and the associated avoidance of continued negative margins at that operation in 1998 as compared with 1997, the effect of which was partially offset by relatively higher costs for the Sector's Etch Tek division's product sales in 1998 compared with 1997 due to the underabsorption of fixed manufacturing costs related to declining sales levels.



OPERATING EXPENSES



         Operating expenses for the years ended December 31, 1998 and 1997 were comprised of the following:




                                                                1998                         1997
                                                                ----                         ----
Commissions                                                $     1,167                  $     1,511
Other selling                                                    4,230                        3,690
                                                           -----------                  -----------
Total selling expense                                            5,397                        5,201
General & administrative expense                                 6,429                        6,160
                                                           -----------                  -----------


                                         68


Total selling, general & administrative                    $    11,826                  $    11,361
                                                           ===========                  ===========
Engineering & product development                          $     2,454                  $     2,046
                                                           ===========                  ===========




         Total selling expense as a percentage of net sales was 14.5% and 12.1% for the years ended December 31, 1998 and 1997, respectively. Commissions as a percentage of net sales decreased slightly from 3.5% in 1997 to 3.1% in 1998 as a result of and in direct relation to the decrease in Circuits Sector sales. In contrast to Components Sector sales which are primarily achieved through direct selling, the majority of Circuits Sector sales are made through manufacturer representatives. The increase in other selling expense, which consists of sales and marketing departmental costs, from 1997 to 1998, occurred principally in the Test Equipment Sector as the other Sectors remained relatively stable. This increase in the Test Equipment Sector was the result of the inclusion of CXR's operations for the entire twelve months in 1998 versus nine months in 1997 subsequent to the Merger on March 26, 1997.



         General and administrative expense increased by $269,000 in 1998 versus 1997. This increase occurred in the Test Equipment Sector and was the result of the inclusion of CXR's operations for the entire twelve months in 1998 versus nine months in 1997. General and administrative expenses represent not only those costs associated with general corporate overhead but also reflects the dispersion of the Company's business operations onto three continents as well as the broad diversity of products which are produced in each of the local markets served by those business operations. Additionally, included in this category are expenses associated with legal matters which, although resolved in late 1998 and early 1999, pre-date the Merger (see Item 3 Legal Proceedings and Note 14 to the Consolidated Financial Statements included elsewhere in this report).



         Engineering and product development costs originated principally from the research and product development activities of the Test Equipment Sector and increased by $408,000 in 1998 versus 1997 as additional engineering staff associated with the introduction of new test instruments was added.



OTHER INCOME AND EXPENSE



         The decrease in interest expense of $220,000 in 1998 from 1997 resulted principally from decreased average borrowings during the respective periods. Fluctuations in other expense (income), net resulted principally from differences in foreign currency exchange gains and losses incurred during the respective periods. Other income in 1998 also included the gain on the sale of XCEL Arnold of $580,000.



INCOME TAXES



         Income taxes, while nominal in both respective periods, consists primarily of foreign taxes as the Company is in a loss carryforward position for Federal income tax purposes. At December 31, 1998, the Company has total net deferred income tax assets of approximately $16,591,000. Such potential income tax benefits, a significant portion of which relates to net operating loss carryforwards, have been subjected to a 100% valuation allowance since realization of such assets is not more likely than not in light of the Company's recurring losses from operations.



THREE MONTHS ENDED MARCH 31, 2000 VERSUS THREE MONTHS ENDED MARCH 31, 1999



NET SALES



         Consolidated net sales for the first quarter of 2000 decreased by approximately $1,024,000 or 13.6% compared with the same period in the prior year. This decrease in sales was primarily comprised of:

         -        The sale of the Company's HyComp, Inc. ("HyComp") subsidiary.
         - A reduction in the sales of the Company's U.K. based component business.



         The table below sets forth the composition of consolidated net sales by business segment, separately identifying the operations of HyComp for the three months ended March 31, 2000 and 1999.




                                     MARCH 31,                  MARCH 31,                   VARIANCE
                                       2000                       1999                INCREASE/(DECREASE)
SEGMENT                                                       (DOLLARS IN THOUSANDS)                                  PERCENT
-------                              ------------------------------------------------------------------------------------------
Instruments                            $ 3,553                      $3,708                    $ (155)                    (4.2)%
Components                               2,264                       2,918                      (654)                   (22.4)%
Circuits                                   669                         428                       241                      56.3%
HyComp
(sold 3/31/99)                              --                         456                      (456)                  (100.0)%
                                       -------                      ------                  ---------
Total Sales                            $ 6,486                      $7,510                  $ (1,024)                   (13.6)%
                                       =======                      ======                  =========




         Instrument sales were down slightly by 4.2% in the first quarter of 2000 compared to the first quarter of 1999. Management believes this decrease was partially due to reduced orders of test equipment by U.S. telecom customers in late 1999 due to Y2K concerns which was a one time non-recurring event. Orders for test equipment have since improved beyond expectation. The reduction in test equipment sales was offset by improved sales of transmission products. The increase in U.S. transmission sales was the result of major product qualification efforts in the latter half of 1999 which had been underway for almost a year with Pacific Bell and GTE. Sales of transmission and modem equipment from the Company's facility in France in the current quarter were slightly below the first quarter of 1999 due to lower than usual sales in January. This was expected as the sales for this facility in December 1999 were unusually high which had the affect of shifting sales that would otherwise have normally been shipped in January into December.



         Component sales declined 22.4% to $2,264,000 in the first quarter of 2000 from $2,918,000 in the first quarter of 1999. The U.S. component operation incurred a 9% sales decrease in the current quarter compared to the first quarter of 1999 due to a decrease in switch sales. The majority of the sales decline in this segment is due to a short term delay in the release of production for certain contracts at the Company's U.K. facility for power supplies. This resulted in a 28.5% sales decrease in the first quarter of 2000 from the first quarter of 1999 for the U.K. facility.



         Excluding the effect of HyComp, Inc., which was sold March 31, 1999, sales for the Circuit sector increased 56.3% to $669,000 in the current quarter from $428,000 in the first quarter of 1999. The increase in sales was the result of a successful effort to replace the Circuit segment's sales to other facilities of the Company with sales to unrelated third parties at higher prices. Unit sales were up to 4% in the first quarter of 2000 from the comparable prior year period.



GROSS PROFIT



         The composition of consolidated gross profit by business segment and the percentages of related net sales are as follows for the three months ended March 31, 2000 and 1999.




                                                      MARCH 31,                                 MARCH 31,
SEGMENT                                                 2000                                      1999
-------                                                 ----                                      ----
                                                                    (DOLLARS IN THOUSANDS)


                                           70


Instruments and Test Equip.                               $1,351                 38.0%              $1,452              39.2%
Components                                                   947                 41.8%               1,083              37.1%
Circuits                                                      75                 11.2%                 (68)           (15.8)%
HyComp (sold 3/31/99)                                         --                    --                 139              30.5%
                                                          ------                                   -------
Total Gross Profit                                        $2,373                 36.6%             $ 2,606              34.7%
                                                          ======                                   =======




         Gross profit for the Instrumentation and Test Equipment segment declined slightly in the current quarter compared to the prior year period. The U.S. facility reduced its manufacturing costs considerably and with a slightly reduced sales level was able to increase its gross margin to 39% of sales in the first quarter of 2000 as compared to 32.8% of sales in the first quarter of 1999 due to reducing headcount, subletting part of its facility and reorganizing. This improvement in margin was more than offset with a reduction in margin at the French facility to 37% of sales in the current period from 42.9% of sales in the prior year period. The French facility's margin was reduced because of the lower exchange rate of the Euro and French Franc to the U.S. dollar, causing their importation of manufacturing components and resale items from the U.S. to be more costly in their local currency and thereby reducing the margins.



         Overall, the components segment was able to increase its gross profit margin to 41.8% of sale sin the current quarter from 37.1% of sales in the first quarter of last year even though sales declined for this segment by 22.4% for the same comparison periods. Although the gross margin increased as a percentage of sales, the gross margin declined to $947,000 in the first quarter of 2000 from $1,083,000 in the first quarter of 1999. The U.S. facility has produced a substantial increase in its margin performance for the current period by increasing its gross margin percentage of sales to 57.3% in the current quarter from 43% in the comparable prior year quarter. This improvement was accomplished by support personnel reductions and moving from the Ontario, California facility to the smaller and more efficient Rancho Cucamonga, California facility. The improvement of the gross margin in the U.S. facility was offset by the reduction in volume causing less absorption of overhead due to the temporary delay in the placement of production releases for previously awarded contracts.



         Excluding the effect of HyComp, Inc., which was sold March 31, 1999, the gross margin for the circuits segment improved to $75,000, or 11.2% of sales in the first quarter of 2000 from a negative $68,000, or a negative 15.8% of sales in the first quarter of 1999. This improvement was accomplished by reducing personnel and making higher unit priced sales as well as a slight increase in unit volume.



OPERATING EXPENSES



         Operating expenses for the three months ended March 31, 2000 and 1999 were comprised of the following:




                                                                                         MARCH 31,             MARCH 31,
                                                                                           2000                  1999
                                                                                           ----                  ----
          Commissions                                                                              $ 205               $  250
          Other selling                                                                              745                  937
                                                                                                  ------               ------
          Total selling expense                                                                      950                1,187
          General & administrative expense                                                         1,262                2,539
                                                                                                  ------              -------
          Total selling, general & administrative                                                 $2,212              $ 3,716
                                                                                                  ======              =======
          Engineering & product development                                                        $ 243                $ 558
                                                                                                   =====                =====




         Total selling expense as a percentage of net sales decrease to 14.6% from 15.8% for the three months ended March 31, 2000 and 1999, respectively, primarily due to cost reductions at CXR Telcom in Fremont, California. Commissions as a percentage of net sales remained relatively stable at 3.2% in the first quarter of 2000 and 3.3% in the first quarter of 1999.

         General and Administrative Expenses ("G&A") declined to $1,262,000 or 19.5% of net sales in the current quarter from $2,529,000 or 33.7% of net sales in the first quarter of 1999. After adjusting for $715,000 of non-recurring charges in the first quarter of 1999, G&A expenses have been reduced by $552,000 or 30.4% in the current quarter from the prior year quarter. The Company reduced G&A expenses dramatically by transferring the administrative functions of CXT Telcom to the corporate office in May 1999 and did so with a reduced corporate staff. Additional savings in G&A were achieved through closely monitoring and reducing such expenses at the divisional level and the corporate level.



         Engineering and product development costs were incurred by the Instrumentation and Test Equipment segment in the first quarters of 2000 and 1999. In the first quarter of 1999, $32,000 of such expenses were recorded in the Circuits segment by HyComp, Inc. which was sold March 31, 1999. Engineering and product development costs were $243,000 or 3.7% of net sales in the current quarter which is a $315,000 reduction from the $558,000 or 7.4% of net sales recorded for the first quarter of 1999. The reduction is primarily due to the elimination of the CXR Telcom engineering effort in Fremont, California and the consolidation of such engineering efforts in the St. Charles, Illinois facility. This reorganization has reduced costs and improved the efficiency of the product development process. The engineering and product development costs will focus on the Instrumentation and Test Equipment segment and will focus on bringing new products to the market in order to improve the Company's competitive position in this segment.



OTHER INCOME AND EXPENSE



         In January 2000, the Company sold all of its interest in Digital Transmission Systems, Inc. ("DTA") to Wi-LAN, Inc. of Alberta, Canada in exchange for $520,000 and 28,340 shares of Wi-LAN, Inc. common stock, which is traded on the Toronto, Ontario stock exchange. The market value of the acquired common stock of Wi-LAN, Inc. was approximately $720,000 on the date of the transaction. The Company's decision to sell the DTS stock was due to (1) the investment in DTS not providing expected benefits and (2) the Company's need to increase liquidity and working capital.



         In the first quarter of 1999, the Company recorded $536,000 of equity in earnings for DTS and $331,000 gain on the sale of HyComp. No expenses or income related to either DTS or HyComp were incurred in the first quarter of 2000 and none are expected to be incurred in the future. Interest expense was reduced to $96,000 in the current period from $119,000 in the prior year due to lower average loan balances. Income taxes are not material due to U.S. loss carryforwards.



SUBSEQUENT EVENT



         On April 17, 2000, the Company finalized its acquisition of Belix Company, Ltd., ("Belix") including its two subsidiaries. The Company purchased the capital stock of Belix for $790,000 cash, assumption of debt of Belix of $575,000 and an earn-out for the former stockholders based on future sales. Belix is located in England, U.K. and is in the business of manufacturing power supplies for various applications. It will be integrated into the Company's existing power supply producer, XCEL Power Systems, Ltd. Belix' tangible assets consist primarily of accounts receivable, inventories and fixed assets. A charge for severance and other consolidation costs will likely be recorded in the second quarter of 2000.



LIQUIDITY AND CAPITAL RESOURCES



         The Company generated $1,166,000 in cash flow from operations in 1999. The major contributions to the cash flow were substantial decreases in accounts receivable, inventories and prepaid expenses and other assets. Also contributing to the cash flow was an increase in accounts payable. In addition to the cash generated by operations, the Company received $868,000 in cash for the sale of its HyComp, Inc. subsidiary. The cash generated from operations and investing activities was used to pay down $1,685,000 of short and long-term debt. The Company's cash flow in 1999 compares favorably to 1998 in which the Company used $3,133,000 to fund its operations and 1997 in which the Company's operations used cash of $1,668,000.



         Cash of $36,000 was generated from operations during the first quarter of 2000 as compared to a cash usage from operations of $151,000 in the first quarter of 1999. The primary source of cash from operations was the collection of receivables which reduced the balance of receivables to $5,544,000 as of March 31, 2000 as compared to $6,519,000 as of December 31, 19099. The primary usage of cash from operations was the reduction in accounts payable by $647,000 in the first quarter of 2000. The Company generated net cash of $154,000 for the first quarter of 2000 compared to a net cash usage of $210,000 in the first quarter of prior year. The Company received $520,000 cash from the sale of its DTS stock which was primarily used to pay down debt. Cash used to reduce debt was $282,000 in the first quarter of 2000.



         The improvements in operating cash flow are the result of management's efforts to cut costs, reorganize and improve the efficiency of the organization.



         Capital expenditures were $124,000, $182,000 and $424,000 in the years ended December 31, 1999, 1998, and 1997, respectively. There are currently no formal commitments for future capital expenditures.



         On January 7, 2000, the Company sold all of its interest in the common stock of Digital Transmission Systems, Inc. ("DTS") to Wi-LAN, Inc., a public company based in Alberta, Canada. As consideration, the Company received $520,000 in cash and 28,340 shares of Wi-LAN common stock valued at approximately $720,000 at the time of the transaction. The Company used the cash to pay down debt. In conjunction with the transaction, the Company's lender, Congress Financial Corporation ("Congress"), agreed to waive certain defaults of the loan agreement relating to a $350,000 overdraft the Company was required to pay down by September 22, 1999 and eliminated the requirement of a $350,000 target reserve. The target reserve was a funding requirement to pay down the principal of the term loan by $350,000 in addition to the regular monthly principal payments.



         Due to rules of the Toronto Stock exchange, where Wi-LAN, Inc. stock trades, the Company is prohibited from selling its interest in the Wi-LAN, Inc. stock for six months after acquisition because the stock was acquired in a transaction related to the sale or purchase of a company. However, the Company's lender did increase the Company's borrowing availability by $400,000 on February 29, 2000 based on the market value of the Company's 28,340 shares of Wi-LAN stock on that date of $1,571,000.



         The financing provided by Congress expires on June 23, 2000. Congress has informed management that it will not renew the loans and such loans will be due and payable on that day. The Company is actively pursuing replacement financing and has already received one proposal from a prospective lender and expects other additional proposals. If the Company is unable to secure alternative financing by the date of the expiration of the Congress financing facility, the Company may not be able to continue its domestic operations.



         The Company continues to suffer from a shortage of cash. However, with the recent efforts in cost cutting, reorganizing in the Instrument and Test Equipment segment, the improvement in recent orders and improved operating performance and cash flows, management believes the Company's cash situation, though serious, has improved substantially since the fourth quarter of 1999.



         Management believes the Company's cash position is inadequate for the capital needs of the Company. The Company is unable to pay some of its vendors on a timely basis and some suppliers have placed the Company on COD terms. Management has taken actions to improve the cash position of the Company such as selling the DTS stock, relocating the corporate headquarters and XIT, subleasing part of the Fremont, California facility, restructuring CXR and streamlining the Test Equipment Sector's management structure. In order to further enhance the Company's performance, management is considering plans to divest itself from the Circuit Sector, convert CXR to use contract manufacturers and pursue strategic acquisitions that will add profit to the Company. The Company has recently considered an offer to buy its XIT components business. In February 2000, the Company decided not to sell XIT based on the offer presented.



         The Company is implementing a corporate finance program designed to improve its working capital structure by replacing its existing domestic credit facilities. The Company is actively searching for alternative financing to replace the current domestic credit facility. Although no replacement lender has been selected as of the date of this report, the Company has identified several prospective lenders, one of whom has submitted a proposal to the Company. The finance program also involves the potential private placement of certain debt or equity securities. Additionally, management is exploring the potential to further leverage its Wi-LAN stock which had market value of approximately $1,600,000, as of May 15, 2000. Congress is at present lending $400,000 against this asset. In addition, as part of an acquisition financing, the Company plans to leverage its existing U. K. operations to provide additional working capital for operations and acquisitions. Finally, management has developed and continues to implement plans to reduce existing cost structures, improve operating efficiencies and strengthen the Company's operating infrastructure.



         The accompanying consolidated financial statements contained elsewhere in this report have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and is in default of a provision of its domestic credit facility, the effects of which raise substantial doubt about its ability to continue as a going concern (see
Note 16 to the Consolidated Financial Statements included elsewhere in this report). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



YEAR 2000



         To date, the Company experienced no material effects related to computer operations and the arrival of the year 2000 as of the date of this report. Management does not expect any disruptions due to the year 2000 as management believes all its current systems are year 2000 compliant.



         At certain of its domestic facilities, the Company has installed accounting and operations management computer applications which are Year 2000 compliant and which operate on computer operating systems that are also Year 2000 compliant. The Company did not initiate such changes in application and operating software systems in order to accommodate the Year 2000 issue but rather to upgrade and enhance its management information systems capability. As a part of its selection criteria, the Company considered the impact of the Year 2000 issue. The Company has not experienced Year 2000 disruptions with its suppliers or customers and management believes that such entities are Year 2000 compliant with respect to their systems that could affect the Company.



EFFECTS OF INFLATION



         The impact of inflation and changing prices has not been significant on the financial condition or results of operations of either the Company or its various operating subsidiaries.



EURO CONVERSION



         The Company has operating subsidiaries located in France and the U.K. with combined net sales from these operations approximating 48% of total Company net sales for the first quarter of 2000. Net sales from the French subsidiary participating in the Euro conversion were 34% of the Company's net sales for the first quarter of 2000. The Company continues to review the impact of the Euro conversion on its operations.



         In 1998, the Company's European operations took steps to ensure their capability of entering into Euro transactions as of January 1, 1999. No material changes to information technology and other systems were necessary to accommodate these transactions as such systems previously had the capability to utilize multiple currencies.



         While it is difficult to assess the competitive impact of the Euro conversion on the Company's European operations, at this time, the Company does not foresee any material impediments in its ability to compete for orders from customers requesting pricing using the new exchange rate. Since the Company has no significant direct sales between its U.S. operations and Europe, exchange rate risk is regarded as nominal.



OUTLOOK FOR THE COMPANY



         The Company's overall strategy is to expand its Instrumentation and Test Equipment segment through the acquisition and/or development of new products, product lines and/or separate operating companies. Concurrently, the Company continues to evaluate existing lower-margin or loss operations elsewhere throughout the Company, with a view toward divestment so as to redirect capital to the higher margin Instrumentation and Test Equipment segment. In addition, the Company will continue to seek to maximize short to intermediate term profitability on existing maturing product lines in all segments through price increases and lower operating costs. The Company has completed its transfer of production of its U.S. transmission and modem product lines from its CXR Telcom Fremont facility to its French subsidiary, CXR, S.A. This transfer will improve the manufacturing efficiency and sales effort of these product lines as they will now be centralized in one location.



         CXR Telcom has released a new universal ADSL/xDSL facility test set incorporating IEEE 23 tone test technique that should result in a significant increase in the sale of its 704A universal test set. Also, CXR, S. A. has introduced in Europe its new high speed mSDSL multirate modem. This new Fastline 2000 modem varies its transmission rate to provide maximum performance over single pair copper wires. In the Component Sector, XIT's Digitran Division has achieved recertification by the U. S. government's Defense Supply center to manufacture the Digitran patented family of Binary Coded Digital switches for the government's Qualified Parts List. In April 2000, CXR Telcom received a contract from the Federal Aviation Agency for the Halcyon 704A-400 combination test unit that is expected to provide $8,000,000 in revenue over a three year period.



         The Company's XCEL Power Systems, Ltd. ("XPS") subsidiary in the U. K. acquired Belix, Ltd. ("Belix") on April 17, 2000. Belix manufactures power supplies as does XPS. The combined entity is expected to double its sales compared to its sales before the acquisition. Belix is expected to be profitable in its first year as part of the Company's U. K. operations.



         In the U.S. Instrumentation and Test Equipment segment, the recent completion of mergers of various Regional Bell Operating Companies is beginning to produce new opportunities. The consolidation of Southwest Bell and Pacific Bell is now complete and release of equipment purchases has once again returned to traditional levels. Although the NYNEX and Bell Atlantic merger had initially created some uncertainty and delayed capital equipment purchases, this merger, now complete, has afforded the Company the opportunity to provide the combined entity with the Company's newer test equipment products. Domestic sales of transmission products have expanded with the introduction of Remote Access Server products for Internet applications as well as for other transmission products for billing and voice mail applications which are currently being sold to SBC Communications, GTE and others. Additionally, in-house efforts are being directed toward developing software that will allow the recently acquired test equipment products to be marketed in both Europe and Latin America.

         The Company expects its profit and cash flow to continue to improve in subsequent quarters of 2000.



DISAGREEMENTS WITH ACCOUNTANTS.



         None.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.



         Not applicable.

                        DIRECTORS AND EXECUTIVE OFFICERS



The current directors and executive officers of MicroTel are as follows:



NAME                               AGE            TITLES
Carmine T. Oliva                    57         Chairman of the Board of
                                               Directors, President and Chief
                                               Executive Officer
Laurence P. Finnegan, Jr.           61         Director
Robert B. Runyon                    74         Secretary and Director
Randolph D. Foote                   51         Senior Vice President and Chief
                                               Financial Officer
Graham Jefferies                    42         Executive Vice President



CARMINE T. OLIVA (Class III Director) has been the Chairman, President and Chief Executive Officer of the Company since March 26, 1997 and of XIT Corporation, a subsidiary of the Company, since its founding in 1983. From 1980 to 1983, Mr. Oliva was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva is the founder of XIT. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War.



LAURENCE P. FINNEGAN, JR. (Class II Director) was appointed as a Director of MicroTel on March 26, 1997. In addition to being a director of XIT since 1985, Mr. Finnegan joined XIT as its Chief Financial Officer on a part-time basis in 1994. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer and Executive Vice President, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since 1994, he has been a principal of Gwyn Allen Partners, Bethlehem, Pennsylvania, an executive management consulting firm, and President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania.



ROBERT B. RUNYON (Class III Director) was appointed as a Director and Secretary of MicroTel on March 26, 1997. He is the owner and principal of Runyon and Associates, a human resources and business advisory firm since 1990. Prior to the Merger, Mr. Runyon served XIT both as a director and as consultant in the areas of strategy development and business planning, organization, human resources, and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including Vice President, Corporate Planning and Administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was Executive Vice President, Human Resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980.



RANDOLPH D. FOOTE was appointed Senior Vice President and Chief Financial Officer on October 4, 1999. Mr. Foote was the Corporate Controller of Unit Instruments, Inc., a public semiconductor equipment manufacturer, from 1995 to 1999. From 1985 to 1995, Mr. Foote was the Director of Tax and Financial Reporting at Optical Radiation Corporation, a public company, which was a designer and manufacturer of products using advanced optical technology. Prior to 1985, Mr. Foote held positions with Western Gear Corporation and Bucyrus Erie Company which were both public companies.

GRAHAM JEFFERIES was appointed Executive Vice President and Chief Operating Officer of the Company's worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies is also Managing Director of the Company's United Kingdom operations. Prior to joining the Company in 1992, he was Sales and Marketing Director of Jasmin Electronics PLC, a major UK software and systems provider, from 1987 to 1992. Mr. Jefferies held a variety of project management positions at GEC Marconi from 1978 to 1987. Mr. Jefferies has an Honours degree in Electronics and has experience in mergers and acquisitions.



                             EXECUTIVE COMPENSATION



         The cash compensation paid by the Company during the years ended December 31, 1999, 1998 and 1997 to its Chief Executive Officer and other executive officers earning salary and bonus exceeding $100,000 annually is presented in the Summary Compensation Table below.



                                                                            Long Term Compensation
                                                                   ---------------------------- -------------
                                     Annual Compensation                     Awards               Payouts
                            ------------------------------------   ---------------------------- -------------
      (a)           (b)         (c)         (d)          (e)           (f)           (g)            (h)             (i)
                                                        Other      Restricted     Securities
Name and                                               Annual         Stock       Underlying        LTIP         All Other
Principal                                              Compen-      Awards(s)      Options/       Payouts         Compen-
Position(1)         Year     Salary($)    Bonus($)   sation ($)        ($)         SARs (#)         ($)         Sation (4)
                                (2)                      (3)
------------------ -------- ------------- --------- ------------   ------------ --------------    --------    --------------
Carmine T.          1999         198,872     0            0             0             0              0               0
Oliva,              1998         198,872     0            0             0             0              0               0
President, CEO      1997         239,364     0            0             0             0              0               0

Randolph            1999          23,367     0          1,800           0           50,000           0               0
D. Foote,           1998         0           0            0             0             0              0               0
Senior vice         1997         0           0            0             0             0              0               0
Pres., CFO

Graham Jefferies,   1999         114,192     0              6,199       0           60,000           0             5,116
EVP                 1998          98,918     0              6,097       0           30,000           0             5,567
                    1997          95,755     0              6,527       0             0              0             6,527

James P.            1999         122,769     0              5,400       0             0              0               0
Butler,  Former     1998         125,000     0              7,200       0           40,000           0               0
CFO                 1997          44,377     0              2,700       0           75,000           0               0
(Resigned
10/4/99)



(1) Carmine T. Oliva became Chairman and Chief Executive Officer on 3/26/97, upon Jack Talan's resignation concurrent with the merger of the Registrant with XIT Corporation.



(1) Randolph D. Foote was appointed Senior Vice President and Chief Financial Officer on October 4, 1999, following receipt of notification of the resignation of the Registrant's former Chief Financial Officer, James

         P. Butler.



(1) Mr. Jefferies was appointed Executive Vice President and Chief Operating Officer of the worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies is based in the United Kingdom and receives his remuneration in British pounds. The compensation amounts listed for Mr. Jefferies are shown in U. S. dollars, converted from British pounds using the average conversion rates in effect during the time periods of compensation.



(2) Mr. Oliva's salary includes payments of $45,333 in 1997 of voluntarily deferred salary from years prior to 1997.



(3)      Consists solely of an automobile allowance.



(4)      Consists of contributions to Mr. Jefferies retirement plan.



LONG TERM INCENTIVE PLAN



         In 1997, the Company's Board of Directors approved a Long Term Incentive Plan - the 1997 Stock Incentive Plan (the "1997 Plan") - which provides incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock and other forms consistent with the objectives of the 1997 Plan. Adoption of the 1997 Plan was approved by the stockholders at the 1998 Annual Meeting of Stockholders. The following two tables depict stock option grants to and exercises by the named executives for the year ended December 31, 1999 and the status of outstanding stock options issued to them at December 31, 1999.



       OPTIONS/SAR GRANTS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1999



                                                                                     POTENTIAL REALIZED VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE          ALTERNATIVE TO
                                                                                      APPRECIATION FOR OPTION      (f) AND (g):
                                                                                                TERM (1)         GRANT DATE VALUE
                                 INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------------------------------------
            (a)                (b)              (c)           (d)            (e)            (f)           (g)           (f)
                                            % OF TOTAL
                            NUMBER OF        OPTIONS/
                            SECURITIES         SARS                                                                    GRANT
                            UNDERLYING      GRANTED TO      EXERCISE                                                    DATE
                             OPTIONS/        EMPLOYEES       OR BASE                                                  PRESENT
                              SARS           IN FISCAL       PRICE        EXPIRATION        5%            10%          VALUE
           NAME             GRANTED(#)         YEAR         ($/SHARE)        DATE           ($)           ($)           ($)
----------------------------------------------------------------------------------------------------------------------------------
Carmine T. Oliva, CEO
                                     0              0             n/a             n/a         n/a            n/a            n/a

Randolph D. Foote,
CFO                             50,000          11.6%            0.20        11/15/09       6,289         15,937          7,357

Graham Jefferies,
EVP                             60,000          14.0%            0.20        11/15/06       7,547         19,125          8,828
James P. Butler,
Former CFO
(Resigned 10/4/99)                   0              0             n/a             n/a         n/a            n/a          n/a

(1) The dollar amounts under the 5% and 10% columns in the table shown above are the result of calculations required by the SEC's rules and are not intended to forecast any future appreciation in the Company's stock price. No gain to the Named Executive Officer is possible without appreciation in the price of the Company's common stock, which would benefit all stockholders.





AGGREGATED OPTIONS/SAR EXERCISES IN 1999
AND OPTIONS/SAR VALUES AT DECEMBER 31, 1999




                  (a)                             (b)                     (c)                    (d)                     (e)

                                                                                         NUMBER OF SECURITIES
                                                                                              UNDERLYING        VALUE OF UNEXERCISED
                                                                                             UNEXERCISED             IN-THE-MONEY
                                                                                           OPTIONS/SARS AT         OPTIONS/SARS AT
                                           SHARES ACQUIRED ON                                12/31/99 (#)            12/31/99 ($)
                                                EXERCISE                                     EXERCISABLE/            EXERCISABLE/
         NAME                                     (#)             VALUE REALIZED ($)        UNEXERCISABLE           UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
Carmine T. Oliva, CEO                              0                  0                         130,633/0                     0/0

Randolph D. Foote, CFO                             0                  0                     25,000/25,000             5,938/5,938

Graham Jefferies, EVP                              0                  0                     96,287/30,000             7,125/7,125

James P. Butler, Former CFO (Resigned              0                  0                         115,000/0                     0/0
10/4/99)



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.


         Pursuant to the employment agreement dated January 1, 1996 between the Company and XIT Corporation, Carmine T. Oliva was employed as Chairman, President and Chief Executive Officer of XIT Corporation for a term of five years at an annual salary of $250,000. In July 1996, Mr. Oliva voluntarily agreed to abate a portion of his annual salary in connection with XIT's salary abatement program then in effect. On May 6, 1997, the Board of Directors of the Company voted to assume the obligations of XIT under this Agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board, President and Chief Executive Officer of the Company. On October 15, 1997, the Company and Mr. Oliva entered into a replacement agreement on substantially the same terms and conditions as the prior agreement. The current agreement is subject to automatic renewal for three successive two year terms commencing on October 15, 2001, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew and provides that Mr. Oliva's salary continues at the abated amount of $198,865 per annum until such time as the Company has reported two (2) consecutive profitable quarters during the term of the agreement or any renewals thereof. In the event of Mr. Oliva's termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause, Mr. Oliva shall be paid his annual salary for two and one-half years following the effective date of such termination or until October 15, 2002, whichever is longer. If such termination without cause occurs during a renewal period, Mr. Oliva shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement. The Company may terminate the agreement upon thirty days written notice in the event of a merger, sale or reorganization of the Company in which the shareholders of the Company immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation.


         On May 1, 1998, the Company and Mr. Jefferies entered into an employment agreement for a term of two years at an initial annual salary of 67,000 British pounds (approximately $106,500 at current exchange rates) that is subject to automatic renewal for two successive one year terms commencing on May 1, 2000, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew. In the event Mr. Jefferies's duties are substantially changed (the "Redesignation"), resulting in a substantial net change in the scope of his responsibilities, Mr. Jefferies may elect not to accept such Redesignation and resign. In such event, if the Redesignation occurs during the initial term of the agreement, the Company shall pay Mr. Jefferies his annual salary for one year or through May 1, 2000 whichever is longer. If the Redesignation occurs during a renewal period, the Company shall pay Mr. Jefferies his annual salary for one year following the effective date of his resignation. In the event of Mr. Jefferies' termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause during the initial term of the agreement, Mr. Jefferies shall be paid his annual salary for one year following the effective date of such termination or until May 1, 2000, whichever is longer. If such termination without cause occurs during a renewal period, Mr. Jefferies shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement. The Company may terminate the agreement upon thirty days written notice in the event of a merger, sale or reorganization of the Company in which the shareholders of the Company immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.




         The Executive Compensation and Management Development Committee of the Board of Directors, composed of one outside director, is responsible for establishing and administering the Company's policies involving the compensation of all executive officers of the Company and establishing and recommending to the Board of Directors the terms and conditions of all employee compensation and benefit plans. No employee of the Company serves on this committee. During the fiscal year ended December 31, 1999, the Executive Compensation and Management Development Committee of the Board of Directors consisted of Robert Runyon and, prior to June 26, 1999, David Barrett.




REPORT OF THE COMPENSATION COMMITTEE




       This report is provided by the Executive Compensation and Management Development Committee of the Board of Directors to assist shareholders in understanding the Company's objectives, policies and procedures in establishing its executive compensation structure and system. The Committee is responsible for (a) reviewing and approving base salaries, bonuses and incentive awards for all executive officers, (b) reviewing and establishing the base salary, bonuses and incentive awards for the Chief Executive Officer, and (c) reviewing, approving and recommending to the Board of Directors the content, terms and conditions of all employee compensation and benefit plans, or changes thereto.




The compensation philosophy and policy of the Company is based upon four central objectives:




              - To provide an executive compensation structure and system which is both competitive in the outside industrial marketplace and also internally equitable based upon the weight and level of responsibilities in the respective executive positions.




              - To attract, retain and motivate qualified executives within this structure, and reward them for outstanding performance-to-objectives and business results through financial and other appropriate management incentives.




              - To align the Company's financial results and the compensation paid to the Company's executive officers with the enhancement of shareholder value.




              - To structure the Company's compensation policy so that executive officers' compensation is dependent, in one part, on the achievement of its current year business plan objectives, and in another part, on the long term increase in company net worth and the resultant improvement in shareholder value, and to maintain an appropriate balance between short and long range performance objectives, over time.




         The Company's compensation programs consist of base salary, an annual incentive bonus, and the award of stock options and other equity-based incentives. The base salary is targeted to recognize each executive's unique value and historical contributions to the success of the Company in light of the industry salary norms for the equivalent position in the relevant market. The Compensation and Management Development Committee reviews the compensation of the Chief Executive Officer, and with the Chief Executive Officer, the base compensation of all executive officers and other key employees on an annual basis to assure that a competitive position is maintained.




       The annual incentive bonus is based upon actual performance compared to pre-established quantitative and qualitative performance objectives, derived from the Company's business plan and operating budgets, which can include Company, operating subsidiary/division and individual components.




       To further align the financial interests of the executive with those of the Company and its shareholders, the long range executive incentive program is primarily equity based, and provides the opportunity for the executive to earn stock options and thereby benefit, along with all shareholders, from performance-driven advancement of share value in the marketplace.




       Within the controlling corporate policy direction of the Compensation Committee and the Board of Directors, the equity incentive program (1997 Stock Incentive Plan) includes (a) the criteria for option awards, (b) the number of shares and timing of option grants, (c) internal equity in terms of grantee levels of responsibility and potential to impact Company performance, (d) measured consistency within the competitive marketplaces, (e) relation to financial results, (f) the mutuality of interest between grantee and shareholders, and (g) the essential objectives, processes and controls.




       The Company also maintains certain other executive benefits that are considered necessary in order to offer fully competitive opportunities to its executives. These include, but are not limited to, 401(k) retirement savings plans, profit sharing opportunities, car allowances, employment agreements, and indemnification agreements.




CHIEF EXECUTIVE OFFICER COMPENSATION




         The base salary of Carmine T. Oliva, Chairman and Chief Executive Officer, is targeted to fairly recognize his unique leadership skills and management responsibilities compared to similarly positioned executives in the industry and general marketplaces. The criteria for measurement includes data available from objective, professionally conducted market studies, integrated with additional competitive intelligence secured from a range of industry and general market sources.




         The Committee has determined that no increase in base salary for Mr. Oliva would be considered until the Company's cash flow can be significantly strengthened. Also, no bonus was paid to Mr. Oliva or to other executive officers for 1999, as corporate financial performance fell short of objectives.




         However, to assure strength and continuity in the office of the Chief Executive, Mr. Oliva's employment contract was renegotiated, and the new agreement became effective in October, 1997. The agreement is based on a five-year commitment, with three successive two-year automatic renewals, predicated upon a mutual agreement between the Company and Mr. Oliva at those times.





                                       Respectfully submitted,

                                       Executive Compensation and Management
                                       Development Committee
                                       MicroTel International, Inc.

                                       Robert B. Runyon, Chairman




         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT




         The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of April 22, 2000 by the following: (i) each person who is beneficial owner of more than five percent (5%) of the Company's outstanding common stock; (ii) each Director; (iii) each of the named executive officers of the Company; and (iv) all Directors and executive officers as a group.





NAME AND ADDRESS                                     NUMBER OF SHARES
OF BENEFICIAL OWNER                                  BENEFICIALLY OWNED                 PERCENT OF CLASS
-------------------                                  ------------------                 ----------------
Orbit II Partners, LP                                   2,821,485     (1)                      13.72%
2 Rector Street 16th Floor
New York, NY 10006

Carmine T. Oliva                                        1,915,053     (2)                       9.92%
c/o MicroTel International, Inc.
9485 Haven Avenue, Suite 100
Rancho Cucamonga, CA 91730

Samuel J. Oliva                                           828,443     (3)                       4.43%
80 Brandywyne Drive
Florham Park, NJ 07932

Laurence P. Finnegan, Jr.                                 132,349     (4)                       *
3 Woods Lane
Ambler, PA 19002

Robert B. Runyon                                          327,303     (5)                       1.76%
10 Eagle Claw Drive
Hilton Head, SC 29926

Randolph D. Foote                                          55,000     (6)                       *
c/o MicroTel International, Inc
9485 Haven Avenue, Suite 100
Rancho Cucamonga, CA 91730


                                       83



Graham Jefferies                                          129,563     (7)                       *
c/o XCEL Powers Systems, Ltd.
Brunswick Road, Cobbs Wood
Ashford, Kent TN23 1 EB, U. K.

All executive                                           3,387,711                              16.99%
officers and directors as a group
(6 persons)
*(less than 1%)






(1) Orbit II Partners L. P. and its Managing Partners, Alan Mackenzie, Jr., David Marino and Joel S. Kraut have a beneficial interest in 172,500 common shares issuable upon the exercise of warrants and 1,743,285 common shares upon the conversion of Series A Preferred Stock in addition to ownership of 755,700 shares of common stock. The Managing Partners are also Administrative Members of OTAF, LLC, a New York limited liability company that owns 150,000 shares issuable upon the exercise of warrants.




(2) Includes 478,670 shares held jointly by Mr. Oliva and his wife, as well as 81,889 shares held individually by Mr. Oliva's wife. Also includes 765,749 shares, issuable to Mr. Oliva upon the exercise of MicroTel options and warrants and 50,530 common shares issuable from the conversion of one share of Series A Convertible Preferred Stock.




(3) Includes 116,155 shares issuable to Mr. Oliva upon the exercise of MicroTel warrants and 101,060 shares issuable from the conversion of Series A Convertible Preferred Stock.




(4) Includes 4,789 shares held jointly by Mr. Finnegan and his wife, and 88,178 shares issuable to Mr. Finnegan upon the exercise of MicroTel options and warrants.




(5) Includes 147,217 shares issuable to Mr. Runyon upon the exercise of MicroTel options and warrants.




(6) Includes 50,000 shares issuable to Mr. Foote upon exercise of MicroTel options.




(7) Includes 126,287 shares issuable to Mr. Jefferies upon exercise of MicroTel options.




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS




         On April 9, 1998, the Company's wholly-owned subsidiary XCEL Arnold Circuits, Inc. sold substantially all of the assets used in its Arnold Circuits business to Arnold Circuits, Inc., a company wholly owned by Robert Bertrand. Mr. Bertrand, the Trustee of The Bertrand Family Trust, a beneficial owner of more than five percent (5%) of the Company's outstanding common stock as of December 31, 1998. Mr. Bertrand had owned and operated the Arnold Circuits business until September of 1995, when the assets of that business were acquired by XCEL Arnold Circuits, Inc.




         The purchase price for the assets was $2 million plus the assumption of liabilities of the Arnold Circuits business. The purchase price was paid by a cash payment of $1,350,000 and delivery of a promissory note (the "Note") in the amount of $650,000. The cash proceeds were used to retire bank debt and certain other debt, including debt owed to Mr. Bertrand and a related entity. As security for the Note, XCEL Arnold Circuits, Inc. was granted a second lien on substantially all the assets of Arnold Circuits, Inc. Payment of the Note was guaranteed by Mr. Bertrand and a related entity. Certain provisions of the transactions would permit XCEL Arnold Circuits, Inc. to share in any gain of the sale of the Arnold Circuits business while the Note is outstanding.




         The purchase price for the Arnold Circuits business was arrived at via negotiation between Messrs. Oliva and Bertrand and was approved by the Board of Directors. Prior to reaching agreement with Mr. Bertrand, the Company unsuccessfully attempted for several months to locate a buyer for the Arnold Circuits business. Given the extent of the operating losses of the Arnold Circuits business in 1997, the Company believes the terms of the transaction with Mr. Bertrand were no less favorable to the Company than would have been obtained in an arm's-length transaction with a third party, assuming an interested third party had been found.





         In connection with the transaction, in reconciliation of inter-company accounts, the Company issued to Mr. Bertrand and an affiliated entity two non-interest bearing promissory notes totaling $350,000 which are payable on the consummation by the Company of a financing transaction and, if no financing transaction occurs by May 31, 1998, on demand. In July 1998, the Company made a payment of $100,000 against the notes and no demand has been made for the balance.





         During 1999, Arnold Circuits, Inc. defaulted under the terms of the note receivable. The Company offset the balance of the note payable against the note receivable and then wrote-off the unpaid balance of $452,000.





         In November 1996, the Company entered into an agreement (the "Agreement") with the Daniel Dror, former Chairman of the Company, which involved certain mutual obligations. In December 1997, Mr. Dror defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, Mr. Dror filed suit in the District Court for Galveston County, Texas alleging the Company had breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and litigation commenced in Texas.





         In April 1998, the Company brought an action in California against Mr. Dror for breach of the Agreement and sought recovery of all stock, warrants and debt due the Company. The Company obtained a judgement in the amount of $211,000 against the former Chairman in this litigation. In December 1997, Elk International Corporation, Limited ("Elk"), a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company. In February 1999, Elk filed suit against the Company, the current Chairman and counsel to the Company in connection with a stop transfer placed by the Company on certain common shares then held by Elk. Elk is described in the litigation as a Bahamian corporation with an investment office in Galveston County, Texas. Mr. Dror stipulated in the litigation that he manages the affairs of Elk in the United States.





         On March 1, 1999, the parties entered into a settlement agreement which terminated all of the foregoing actions. Pursuant to the terms of the settlement agreement, the Company cancelled 750,000 options to purchase the Company's common stock formerly held by Elk and issued to Elk warrants to purchase 1,000,000 shares of the Company's restricted common stock. Additionally, the Company issued 100,000 shares of its restricted common stock to Elk and 25,000 shares each to two other parties to the settlement agreement. The Company also agreed to pay certain legal expenses, totaling $60,000, over a period of six months. The aggregated fair value of the settlement was approximately $130,000 and is reflected in the Company's consolidated financial statements for the period ended December 31, 1998.




         On December 23, 1999, Resonance Ltd. and Rana General Holding Ltd. sold all their shares of Series A Convertible Preferred Stock and the prorated portion of warrants applicable to the unconverted preferred shares. The purchasers of such shares and prorated stock warrants were Orbit II Partners, L. P., a limited partnership formed under the laws of Delaware, Samuel J. Oliva, Samuel G. Oliva and Carmine T. Oliva.

Carmine T. Oliva is the Company's President and Chairman of the Board. Samuel
J. Oliva and Samuel G. Oliva are relatives of Carmine T. Oliva. The conversion ratio of the preferred shares sold and outstanding was changed to a fixed factor whereby one share of preferred is convertible into 50,530 shares of common stock. Also, all the warrants issued in conjunction with the preferred stock (except those issued to the broker) were amended to reduce the exercise price to $0.25 per share and to extend the expiration date to December 22, 2002. These conversion and exercise terms were also applied to the remaining preferred stock and warrants applicable to the preferred stock that were not part of this exchange.





     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT





         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



         The estimated expenses payable by the Company in connection with the registration of the Shares is as follows:





SEC Registration                                                          $       2,105.92
NASD Fees                                                                               --
Accounting Fees and Expenses                                                      5,000.00
Legal Fees and Expenses, including
     Blue Sky Fees and Expenses                                                   5,000.00
Printing Costs                                                                    1,000.00
Miscellaneous Expenses                                                            5,000.00
                                                                           ---------------
     TOTAL                                                                $      18,105.92
                                                                           ===============






                    INDEMNIFICATION OF DIRECTORS AND OFFICERS





         There are no indemnification provisions for directors, officers or controlling persons of the Company against liability under the Securities Act. However, as permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), Article XI of the Company's By-laws provides for the indemnification of officers, directors and certain other persons acting on behalf of the Company (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person was or is an authorized representative of the Company, in connection with a threatened, pending or completed third-party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of the Company, if such person acted under the standards set forth in section (a) above and if such person was not found liable for negligence or misconduct in the performance of a duty to the Company (or if so found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). The Company's By-laws further provide for mandatory indemnification of authorized representatives of the Company who have been successful in defense of any third-party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

         In addition, Article Fifth of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties. Section 102(b)(7) of the DGCL allows for the elimination or limiting of the personal liability of a director for monetary damages for breaches of fiduciary duties as a director except for situations involving: (i) breach of the duty of loyalty; (ii) bad faith or misconduct; (iii) unlawful dividends; or (iv) transactions where directors received an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for any alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                     RECENT SALES OF UNREGISTERED SECURITIES



JULY 1998 SERIES A CONVERTIBLE PREFERRED STOCK PLACEMENT



         In June 1998, the Company sold 50 shares of Series A convertible preferred stock (the "Preferred Shares") at $10,000 per share to one institutional investor. On July 8, 1998, the Company sold an additional 150 Preferred Shares at the same per share price to two other institutional investors. Included with the sale of such Preferred Shares were a total of one million warrants to purchase the Company's common stock exercisable at $1.25 per share and expiring May 22, 2001. In addition, Pacific Continental Securities Corporation, as agent in the transaction, received an additional 250,000 warrants to purchase the Company's common stock at $1.25 per share. The Company received net proceeds of approximately $1,847,000 after deduction of commissions and transaction-related expenses and utilized such proceeds for working capital. As set forth herein, 59.5 of the Class A Preferred Shares have not been converted as of the date of this prospectus. Each remaining Preferred Share is convertible into 50,530 shares of common stock. The warrants have not been exercised and have been modified to provide for an exercise price of $0.25 per share (except for the agent's 250,000 warrants which have not been repriced).

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


         (a)      EXHIBITS

      EXHIBIT              DESCRIPTION
      NUMBER               -----------
      -------
         2.                Merger Agreement dated December 31, 1996 between XIT
                           Corporation, XIT Acquisition, Inc. and MicroTel
                           International, Inc.(1)

         3.1               Certificate of Incorporation of MicroTel
                           International, Inc. as amended to date.(2)

         3.2               Bylaws of MicroTel International, Inc.(3)

         3.3               Amended Certificate of Amendment of Certificate of
                           Incorporation of MicroTel International, Inc.(7)

         4.1 Certificate of Designations, Preferences and Rights of Preferred Stock of MicroTel International Inc., a
                           Delaware Corporation. (12)

         4.2               Warrant to Purchase Common Stock of MicroTel
                           International, Inc. Issued to DDC.(4)

         4.3               Form of Warrant to Purchase Common Stock of MicroTel
                           International,  Inc. issued to Yorkton  Securities,
                           Inc.(7)

         4.4               Form of Warrant to  Purchase  Common  Stock of
                           MicroTel  International,  Inc.  issued to Entrenet
                           Group, L.L.C.(7)

         4.5               Form  of  Warrant  to  Purchase  Common  Stock  of
                           MicroTel   International,   Inc.  issued  to  various
                           subscribers.(7)

         4.6               Second Amended and Restated  Certificate of
                           Designations,  Preferences  and Rights of Preferred
                           Stock of MicroTel International, Inc.(11)

         4.7               Second Amended and Restated  Certificate of
                           Designations,  Preferences  and Rights of Preferred
                           Stock of MicroTel International, Inc.(15)

         5.1               Opinion of Gallagher, Briody & Butler.(12)

         10.1              1986 Incentive Stock Option Plan.(3)

         10.2              Form of Officers Deferred Compensation Agreement by
                           and between Raymond E. Jacobson and CXR Corporation.
                           (5)

         10.3              Qualified Employee Stock Purchase Plan.(3)

         10.4              1993 Incentive Stock Option Plan.(6)

         10.5              Stock Purchase Agreement with DDC.(4)


                                       II-3

         10.6              First Amendment to Stock Purchase Agreement with
                           DDC.(4)



     EXHIBIT               DESCRIPTION
     NUMBER                -----------
     -------
         10.7              First Amendment to Stock Purchase Agreement with
                           Daniel Dror and Company. (4)

         10.8              Agreement between MicroTel International, Inc. and
                           Elk International Corporation, Ltd. dated November
                           15, 1996 (without Exhibits).(8)

         10.9              Settlement Agreement between MicroTel International,
                           Inc. and Daniel Dror dated December 3, 1996
                           (without Exhibits).(8)

         10.10             Agency Agreement between MicroTel International, Inc.
                           and Yorkton Securities, Inc.(7)

         10.11             Form of Subscription Agreement between MicroTel
                           International, Inc. and various subscribers.(7)

         10.12             Employment Arrangement between Henry Mourad and
                           Registrant (without Exhibits).(7)

         10.13             Employment Arrangement between Barry Reifler and
                           Registrant (without Exhibits).(7)

         10.14             Employment Agreement dated January 1, 1996 between
                           XIT and Carmine T. Oliva.(8)

         10.15             Lease Agreement between XIT Corporation and P&S
                           Development.(8)

         10.16             Lease Agreement between XIT Corporation and Don
                           Mosco.(8)

         10.17 General Partnership Agreement between XIT Corporation and P&S Development.(8)

         10.18             Lease Agreement between XCEL Arnold Circuits, Inc.
                           and RKR Associates.(8)

         10.19             Option Agreement between MicroTel International, Inc.
                           and Elk International Corporation dated November
                           15, 1996.(8)

         10.20             Amendment to Option Agreement between MicroTel
                           International, Inc. and Daniel Dror dated
                           November 15, 1996.(8)

         10.21             Option Agreement between MicroTel International, Inc.
                           and Elk International Corporation dated December 3,
                           1996.(8)

         10.22             Warrant to Purchase Common Stock of MicroTel
                           International, Inc. issued to Elk International
                           Corporation.(8)

         10.23             Agreement of Settlement and Mutual Release between
                           MicroTel International, Inc. and Francis John Gorry dated June 28, 1996.(8)

         10.24 Amended Agreement of Settlement and Mutual Release between MicroTel International, Inc. and Francis John
                           Gorry dated November 30, 1996.(8)


                                       II-4

         10.25             Promissory Note between MicroTel International, Inc.
                           and Jack Talan dated February, 1997.(8)



        EXHIBIT             DESCRIPTION
        NUMBER              -----------
        ------
         10.26             Lease Agreement between SCI Limited Partnership-I and
                           CXR Telcom Corporation, Dated July 28, 1997. (9)

         10.27             Share Exchange Agreement among CXR Telcom
                           Corporation, MicroTel International, Inc. and Eric P.
                           Bergstrom, Steve T. Robbins and Mike B. Peterson,
                           Dated October 17, 1997. (10)

         10.28             Indemnity Escrow Agreement among CXR Telcom
                           Corporation, MicroTel International, Inc., Eric P.
                           Bergstrom, Steve T. Robbins and Mike B. Peterson and
                           Gallagher, Briody & Butler, Dated October 17, 1997.
                            (10)

         10.29             Form of Contingent Stock Agreement among CXR Telcom
                           Corporation, MicroTel International, Inc., Critical
                           Communications Incorporated, Mike B. Peterson, Eric
                           P. Bergstrom and Steve T. Robbins, Dated October 17,
                           1997. (10)

         10.30             Form of Severance Agreement among CXR Telcom
                           Corporation, Critical Communications Incorporated,
                           Mike B. Peterson, Eric P. Bergstrom and Steve T.
                           Robbins, Dated October 17, 1997. (10)

         10.31             Asset Purchase Agreement, among Arnold Circuits, Inc,
                           BNZ Incorporated, Robert Bertrand, XCEL Arnold
                           Circuits, Inc., XIT Corporation and Mantalica &
                           Treadwell (without exhibits), Dated January 9, 1998.
                           (10)

         10.32             Addendum No. 1 to Asset Purchase Agreement, among
                           Arnold Circuits, Inc, BNZ Incorporated, Robert
                           Bertrand, XCEL Arnold Circuits, Inc., XIT Corporation and Mantalica & Treadwell, Dated March 31, 1998. (10)

         10.33 Bill of Sale and Assignment and Assumption Agreement between XCEL Arnold Circuits, Inc.and Arnold
                           Circuits, Inc., Dated March, 31 1998. (10)

         10.34             Warrant to Purchase Common Stock of MicroTel
                           International, Inc. issued to BNZ Incorporated. (10)

         10.35             Guaranty of Robert Bertrand in favor of XCEL Arnold
                           Circuits, Inc., Dated March 31, 1998. (10)

         10.36             Guaranty of BNZ Incorporated in favor of XCEL Arnold
                           Circuits, Inc., Dated March 31, 1998. (10)

         10.37 Pledge and Escrow Agreement between BNZ Incorporated and XCEL Arnold Circuits, Inc., Dated March 31,
                           1998. (10)


                                       II-5

         10.38             Promissory Note between Arnold Circuits, Inc. and
                           XCEL Arnold Circuits, Inc. Dated March 31, 1998. (10)

         10.39             Promissory Note between XIT Corporation and Arnold
                           Circuits, Inc. Dated March 31, 1998. (10)



        EXHIBIT             DESCRIPTION
        NUMBER              -----------
        -----
         10.40             Security Agreement between Arnold Circuits, Inc and
                           XCEL Arnold Circuits, Inc. Dated March 31, 1998. (10)

         10.41             Joint Marketing and Supply Agreement between Arnold
                           Circuits, Inc and XCEL Etch Tek, Dated March 31,
                           1998. (10)

         10.42             Loan and Security Agreement between Congress
                           Financial Corporation (Western) and MicroTel
                           International, Inc., XIT Corporation, CXR Telcom
                           Corporation and HyComp, Inc. dated June 23, 1998.
                           (11)

         10.43             Security Agreement between Congress Financial
                           Corporation (Western) and XIT Corporation dated
                           June 23, 1998. (11)

         10.44             Subscription Agreement for the sale of Series A
                           Convertible Preferred Stock of MicroTel
                           International, Inc. to Fortune Fund Limited Seeker
                           III. (11)

         10.45             Subscription Agreement for the sale of Series A
                           Convertible Preferred Stock of MicroTel
                           International, Inc. to Rana General Holding, Ltd.
                           (11)

         10.46             Subscription Agreement for the sale of Series A
                           Convertible Preferred Stock of MicroTel
                           International, Inc. to Resonace Ltd. (11)

         10.47 Form of Warrant to purchase the Common Stock of MicroTel International, Inc. issued in connection with the sale of Series A Convertible Preferred
                           Stock. (11)

         10.48             Amended Certificate of Designations, Preferences and
                           Rights of Preferred Stock of MicroTel International,
                           Inc. a Delaware Corporation. (11)

         10.49             Employment Agreement between MicroTel International,
                           Inc. and James P. Butler dated May 1, 1998. (11)

         10.50             Lease agreement between MicroTel International Inc.
                           and Property Reserve Inc. dated September 16, 1999.
                           (14)

         10.51             Lease agreement between XIT, Inc. and Ranch Cucamonga
                           Development Company dated August 30, 1999. (14)

         10.52             Asset Purchase Agreement between HyComp, Inc. and
                           HyComp Acquisition Corp., c/o SatCon Technology
                           Corporation, dated March 31, 1999. (13)


                                       II-6

         23.1              Consent of  Independent Certified Public Accounts.(#)

         24.1 Power of Attorney (included as part of the original signature page).(#)

---------------------------------
         (#)      Filed herewith.

         (*)      Previously filed.

         (1) Incorporated by reference to MicroTel International, Inc. report on Form 8-K filed as Exhibit 1 to Item 2 of the Report on January 21, 1997 (File No. 1-10346).
         (2) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1995 (File No. 1-10346).
         (3) Incorporated by reference to CXR Corporation Registration Statement on Form S-4 No. 33-30818.
         (4) Incorporated by reference to CXR Corporation annual report on Form 10-K for the year ended June 30, 1994 (File No. 1-10346).
         (5) Incorporated by reference to CXR Telecom Corporation annual report on Form 10-K for the year ended June 30, 1993 (File No. 1-10346).
         (6) Incorporated by reference to CXR Corporation Registration Statement on Form S-8 No. 33-77926.
         (7) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1996 (File No. 1-10346).
         (8) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K/A for the year ended December 31, 1996 (File No. 1-10346).
         (9)      Incorporated by reference to MicroTel International, Inc.
                  Registration Statement on Form S-8 No. 333-29925.
         (10)     Incorporated by reference to MicroTel International, Inc.
                  annual report on Form 10-K for the year ended December 31, 1997 (File No. 1-10346).
         (11) Incorporated by reference to MicroTel International, Inc. interim report on Form 10-Q for the six months ended June 30, 1998 (File No. 1-10346).
         (12)     Incorporated by reference to MicroTel International, Inc.
                  Registration Statement on Form S-1 No. 333-64695.
         (13)     Incorporated by reference to MicroTel International, Inc.
                  interim report on Form 10-Q for the three months ended March 31, 1999 (File No. 1-10346).
         (14) Incorporated by reference to MicroTel International Inc. interim report on Form 10-Q for the nine months ended September 30, 1999. ( File No. 1-10346)
         (15) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1999 (File No. 1-10346).

                                  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California, on this 6th day of April, 2000.

                                MicroTel International Inc.

                                By: /s/ Carmine T. Oliva
                                   ----------------------------
                                Carmine T. Oliva
                                Chairman of the Board of Directors,
                                President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

         Each person, in so signing, also makes, constitutes and appoints Carmine T. Oliva, Chairman and Chief Executive Officer, his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.



          SIGNATURE                            CAPACITY                                          DATE
          ---------                            --------                                          ----

/s/ Carmine T. Oliva                           Chairman of the Board of Directors,
--------------------                           President, Chief Executive Officer
Carmine T. Oliva                               (Principal Executive Officer)                 June 12, 2000



/s/ Laurence P. Finnegan, Jr.                  Director                                      June 12, 2000
-----------------------------
Laurence P. Finnegan, Jr.



/s/ Robert B. Runyon                           Director                                      June 12, 2000
--------------------
Robert B. Runyon



/S/ Randolph D. Foote                          Chief Financial Officer                       June 12, 2000
---------------------                          (Principal Accounting and
Randolph D. Foote                              Financial Officer)
